   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 19, 2000


                                                      REGISTRATION NO: 333-43660

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                         PRE-EFFECTIVE AMENDMENT NO. 1

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------
                          CODA MUSIC TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

           MINNESOTA                             511210                            41-1716250
(State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
 incorporation or organization)       Classification Code Number)            Identification Number)

                                6210 BURY DRIVE
                             EDEN PRAIRIE, MN 55346
                                 (952) 937-9611
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                      ------------------------------------
                    JOHN W. PAULSON, CHIEF EXECUTIVE OFFICER
                          CODA MUSIC TECHNOLOGY, INC.
                                6210 BURY DRIVE
                             EDEN PRAIRIE, MN 55346
                                 (952) 937-9611
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------

                                   Copies to:

MELODIE R. ROSE, ESQ.                                 JEAN-FRANCOIS CARRERAS, ESQ.
BARBARA MULLER, ESQ.                                  JOEL A. ADLER, ESQ.
Fredrikson & Byron, P.A                               Sokolow, Dunaud, Mercadier & Carreras
900 Second Avenue South, Suite 1100                   770 Lexington Avenue
Minneapolis, Minnesota 55402                          New York, New York 10021
(612) 347-7000                                        (212) 935-6000


                      ------------------------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
    UPON CONSUMMATION OF THE TRANSACTION, AS DESCRIBED IN THIS REGISTRATION
                                   STATEMENT.
                      ------------------------------------
    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Coda Logo                                                         Net4Music Logo

                           PROXY STATEMENT/PROSPECTUS


              TRANSACTION PROPOSED -- YOUR VOTE IS VERY IMPORTANT


     The boards of directors of Coda Music Technology, Inc. and Net4Music S.A. have unanimously approved a transaction by which Coda would (i) issue shares of its common stock to certain shareholders of Net4Music in exchange for approximately 82% of the outstanding stock of Net4Music (74% of the Net4Music stock on a fully diluted basis), (ii) assume certain outstanding options and warrants of Net4Music and (iii) enter into a put and call agreement with the remaining shareholders and option and warrant holders of Net4Music to acquire their shares in the future on the same terms and conditions. As a result of the proposed transaction, the shareholders and option and warrant holders of Net4Music will become shareholders and option and warrant holders, as the case may be, of Coda, owning approximately 67% of the common stock of Coda on a fully diluted basis and Coda will beneficially own 100% of Net4Music. Both boards of directors have determined that the transaction is fair and in the best interests of their respective shareholders.


     Coda shareholders are invited to attend Coda's special meeting of shareholders to vote on (i) a proposal to amend the Articles of Incorporation to increase the authorized capital stock and to change the name of the company to Net4Music Inc. upon the closing of the transaction, (ii) a proposal to approve a 1,700,000 share increase in the number of shares reserved for Coda's 1992 Stock Option Plan and (iii) a proposal to approve the issuance of up to 16,600,000 shares of Coda common stock, which shares will be issued in the transaction with Net4Music shareholders. The date, time and place of Coda's special meeting are:


October 19, 2000; 8:00 a.m., local time



Fredrikson & Byron, P.A.


1100 International Centre, 13th Floor


900 Second Avenue South


Minneapolis, MN 55402


     We cannot complete the transaction with Net4Music without the approval of these proposals by holders of a majority of the outstanding shares of Coda common stock.

     If the transaction is completed, Net4Music shareholders will receive a number of shares of Coda common stock such that after the transaction the Net4Music shareholders and option and warrant holders will beneficially own 67% of the common stock of Coda on a fully diluted basis. Because the specific conversion ratio will not be determinable until the closing of the transaction, we have assumed that the conversion ratio will be .78 for purposes of this Proxy Statement/ Prospectus (i.e., each share of Net4Music will be exchanged for .78 shares of Coda common stock).


     Coda's common stock is quoted on the Nasdaq SmallCap Market under the symbol "COMT." We have applied for listing on the Nasdaq National Market under the symbol "NMUS" effective with the closing of the transaction. We believe we will meet all of the conditions for listing on the Nasdaq National Market upon completion of the transaction.


     Your vote at the special meeting, in person or by proxy, is very important. Even if you plan to attend the meeting, please mark, sign, and return the enclosed proxy card promptly, so that your shares of common stock are voted at the special meeting. If you do not return your proxy card, the effect will be a vote against the proposals unless you attend the meeting and vote for the proposals. To change your vote, send in a later-dated, signed proxy card to the address on the proxy card. If you do attend the meeting, you can, of course, vote your shares in person.

     This Proxy Statement/Prospectus gives you detailed information about the transaction with Net4Music. You can also obtain information about Coda, some of which has been expressly incorporated by reference herein, from documents filed with the Securities and Exchange Commission. Please read this entire document carefully.

     We enthusiastically support the transaction and urge you to vote "FOR" each of these proposals.

/s/ John W. Paulson
John W. Paulson
Chief Executive Officer
Coda Music Technology, Inc.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE CODA SECURITIES TO BE ISSUED IN THE TRANSACTION OR DETERMINED IF THIS PROXY STATEMENT/ PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     Proxy Statement/Prospectus dated September 19, 2000, and first mailed to shareholders on or about September 21, 2000.

                          CODA MUSIC TECHNOLOGY, INC.
                                6210 BURY DRIVE
                             EDEN PRAIRIE, MN 55346

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD OCTOBER 19, 2000


To the Shareholders of Coda Music Technology, Inc.:


     A Special Meeting of the shareholders of Coda Music Technology, Inc., a Minnesota corporation ("Coda"), will be held on the 13th floor of the offices of Fredrickson & Byron, P.A., located at 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota, on Thursday, October 19, 2000, at 8:00 a.m., local time, for the following purposes:


     1. To consider and vote upon a proposal to amend the Articles of Incorporation to increase the authorized common stock from 15,000,000 to 50,000,000 shares and to change the name of the company to Net4Music Inc. effective upon the closing of the transaction with the Net4Music S.A. shareholders.

     2. To consider and vote upon a proposal to approve a 1,700,000 share increase in the number of shares reserved for Coda's 1992 Stock Option Plan.

     3. To consider and vote upon a proposal to issue up to 16,600,000 shares of common stock, which shares will be issued to shareholders of Net4Music S.A. in exchange for the outstanding stock of Net4Music S.A. based upon the conversion ratio described in the accompanying Proxy
        Statement/Prospectus.

     4. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement, including a proposal to adjourn or postpone the Special Meeting.


     The record date for the Special Meeting is the close of business on September 11, 2000. Only Coda shareholders of record at that time are entitled to notice of and to vote at the Special Meeting or any adjournment or postponement of it. The holders of a majority of the outstanding shares of Coda common stock must vote in favor of each proposal for them to be approved.


     The attached Proxy Statement/Prospectus contains more detailed information regarding the transaction and includes a copy of the Stock Purchase Agreement.

     Your vote is important. Even if you expect to attend the Special Meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If no instructions are indicated on your signed proxy, your shares will be voted "FOR" each of the proposals. If you do not return your proxy or vote in person, the effect is a vote against each of the proposals. You can revoke your proxy at any time before it is exercised by giving written notice to the Secretary of Coda, or filing another proxy, or attending the Special Meeting and voting in person.

     The Coda board of directors unanimously recommends that you vote FOR each of the proposals. Further, the special committee of the Coda board of directors unanimously approved the transaction with Net4Music and recommends that you vote FOR proposal 3 above.
                                   BY ORDER OF THE BOARD OF DIRECTORS

                                   /s/ John W. Paulson

                                   John W. Paulson


                                   Chief Executive Officer


September 19, 2000

                               TABLE OF CONTENTS


Questions and Answers About the Transaction.................       1
Summary.....................................................       3
  The Companies.............................................       3
  Coda's Special Meeting....................................       3
  Summary of the Transaction................................       4
  Prices of Coda Common Stock...............................       6
  Fluctuations in Market Price..............................       6
  Differences in Rights of Coda's and Net4Music's
     Shareholders...........................................       6
  Forward-Looking Statements................................       6
  Coda Summary Financial Data...............................       7
  Net4Music S.A. Summary Financial Data.....................       8
  Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................       9
Coda Special Meeting........................................      13
  Date, Place and Time......................................      13
  Purpose...................................................      13
  Record Date; Voting Rights; Quorum; Required Vote.........      13
  Recommendation of the Board of Directors of Coda..........      14
  Proxies; Revocation.......................................      14
  Solicitation of Proxies...................................      14
Proposal No. 1: Amendment of Articles of Incorporation......      15
  General...................................................      15
  Vote Required.............................................      16
Proposal No. 2: Increase in Shares Under 1992 Stock Option
  Plan......................................................      17
  General...................................................      17
  Description of Plan.......................................      17
  Vote Required.............................................      19
Proposal No. 3: The Transaction.............................      20
  General...................................................      20
  Closing of the Transaction................................      20
  Background of the Transaction.............................      20
  Net4Music's Reasons for the Transaction...................      22
  Coda's Reasons for the Transaction........................      22
  Opinion of Coda's Financial Advisor.......................      23
  Net4Music Financial Advisor...............................      28
  Exchange of Shares........................................      29
  Representations and Warranties............................      29
  Certain Covenants.........................................      30
  Interests of Directors and Officers in the Transaction....      31
  Conditions to Completing the Transaction; Waiver..........      31
  Amendment and Termination of the Stock Purchase Agreement;
     Effects of Termination.................................      31
  Expenses and Fees.........................................      32
  Restrictions on Resale of Coda Common Stock...............      32
  Accounting Treatment of the Transaction...................      32
  Certain Tax Consequences..................................      32
Risk Factors................................................      33
Market for Coda Common Stock................................      39

Business of Coda............................................      40
  General...................................................      40
  Coda Strategy.............................................      40
  Products..................................................      40
  Marketing, Sales and Distribution.........................      43
  Product Development.......................................      43
  Competition...............................................      45
  Patents...................................................      45
  Trademarks................................................      46
  Manufacturing.............................................      46
  Employees.................................................      46
  Properties................................................      46
  Legal Proceedings.........................................      46
Management's Discussion and Analysis of Financial Condition
  and
  Results of Operations for Coda............................      47
  General...................................................      47
  Results of Operations.....................................      47
  Income Taxes..............................................      50
  Liquidity and Capital Resources...........................      50
Shareholdings of Principal Shareholders and Management of
  Coda......................................................      51
Business of Net4Music S.A...................................      53
  General...................................................      53
  Market Overview...........................................      53
  Traditional Distribution of Sheet Music and MIDI Files is
     Inefficient............................................      54
  The Net4Music Solution....................................      55
  Strategy..................................................      56
  Products and Services.....................................      57
  Agreements with Internet Distribution Sites...............      60
  Partnerships with Music Associations......................      60
  Competition...............................................      60
  Employees.................................................      61
  Legal Proceedings.........................................      61
Management's Discussion and Analysis of Financial Condition
  and
  Results of Operations of Net4Music S.A....................      62
  Overview..................................................      62
  Results of Operations.....................................      62
Recent Development of Net4Music S.A.........................      65
  Internet Activities.......................................      65
  Reorganization of French Activities.......................      65
  Enhancement of Production Capacity........................      65
  Contracts with Publishers.................................      65
  Capital Resources.........................................      66
Management of Net4Music Inc. Following the Transaction......      66
Shareholdings of Principal Shareholders and Management of
  Net4Music Inc. Following the Transaction (Pro Forma)......      69
Description of Coda Capital Stock...........................      71
  General...................................................      71
  Common Stock..............................................      71
  Limitation of Director Liability; Indemnification.........      72

Comparison of Rights of Coda and Net4Music..................      73
  Classification, Removal and Nomination of Directors.......      73
  Preferred Stock...........................................      73
  Special Meetings of Shareholders..........................      74
  Voting Rights; Shareholder Approvals......................      74
  Cumulative Voting.........................................      74
  Preemptive Rights.........................................      75
  Amendment of the Articles of Incorporation................      75
  Business Combinations and Control Share Acquisitions......      75
Legal Matters...............................................      75
Experts.....................................................      75
Where You Can Find More Information.........................      76
Index to Financial Statements...............................     F-1
Appendices
  Stock Purchase Agreement..................................       A
  Miller, Johnson & Kuehn, Incorporated Fairness Opinion....       B

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

     Q. PLEASE DESCRIBE THE TRANSACTION.


     A. In the transaction, Coda (i) will issue common stock to certain shareholders of Net4Music in exchange for approximately 82% of the outstanding capital stock of Net4Music (74% of the Net4Music stock on a fully diluted basis), (ii) assume certain options and warrants of Net4Music and (iii) enter into a put and call agreement with the remaining shareholders and option and warrant holders of Net4Music to acquire their shares in the future on the same terms and conditions.


     Q. WHAT WILL NET4MUSIC SHAREHOLDERS RECEIVE IN THE TRANSACTION?

     A. If the transaction is completed, the shareholders and option and warrant holders of Net4Music will receive a number of shares of Coda common stock such that after the transaction they will beneficially own 67% of the common stock of Coda on a fully diluted basis and Coda will beneficially own 100% of Net4Music. Because the specific conversion ratio will not be determinable until the closing of the transaction, we have assumed that the conversion ratio will be .78 for purposes of this Proxy Statement/Prospectus. Net4Music shareholders will receive cash instead of any fractional Coda shares that they would otherwise receive, based on the closing price of Coda's common stock as reported by The Nasdaq Stock Market on the day of closing.

     Q. WHAT WILL HAPPEN TO CODA'S STOCK IN THE TRANSACTION?

     A. Coda common stock will remain outstanding. The total number of shares of Coda common stock outstanding will increase by approximately 11,400,000 shares, assuming a conversion ratio of .78, as a result of the issuance of shares to Net4Music's shareholders who are parties to the stock purchase agreement. Up to an additional approximately 5,200,000 shares of Coda common stock may be issued upon exercise of options and warrants to be assumed by Coda and upon exercise of the put and call rights.

     Q. WHAT DO I NEED TO DO NOW?

     A. Coda shareholders should sign, date and mail their proxy cards in the enclosed return envelope as soon as possible. As a Coda shareholder, you can also attend the Special Meeting in person and vote, even though you may have previously returned your proxy card. If you do not return your proxy or vote in person, it will have the effect of a vote against the proposals, which must be approved for us to complete the transaction of Net4Music stock.

     Q. WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

     A. Just send in a later-dated, signed proxy card before the Special Meeting to the address on the proxy card or attend the meeting in person and vote.

     Q. WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED IF I DISSENT FROM THE TRANSACTION?

     A. No, this transaction does not give rise to dissenters' rights.

     Q. IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

     A. Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the procedure your broker gives you. Without instructions, your broker will not vote your shares. If you do not vote, by proxy or in person, it will have the effect of a vote against the proposals.

     Q. WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTION OF NET4MUSIC STOCK?


     A. Coda and Net4Music and their respective shareholders are working toward completing the transaction as quickly as possible. Approval for the proposals specified in the notice to Coda shareholders is required. We hope to complete the transaction shortly after the Special Meeting, if all required matters are completed by that time.

     Q. WHOM SHOULD I CONTACT WITH QUESTIONS?

     A. If you have any questions about the transaction, please contact Barbara
S. Remley, Coda's Chief Financial Officer, at 952-937-9611 or bremley@codamusic.com.

                                    SUMMARY


     This summary highlights selected information from this Proxy Statement/Prospectus and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should carefully read this entire document and the documents to which you are referred. See "Where You Can Find More Information" on page 74. Page references appear in parentheses to direct you to a more complete description of some of the topics presented in this summary.


THE COMPANIES


CODA MUSIC TECHNOLOGY, INC. (PAGE 40).

6210 Bury Drive
Eden Prairie, MN 55346
(952)937-9611

     Coda develops and markets proprietary music technology products including Finale, the world's best-selling music notation software product and SmartMusic Intelligent Accompaniment(R) products, a comprehensive music practice system that listens to you sing or play and follows your spontaneous tempo changes. SmartMusic makes practicing music fun, productive and entertaining and has over 5,000 accompaniment titles. Finale is the standard development tool for many music publishers, which means most of their titles are already in the Finale file format, ready to be customized for each consumer and distributed on the Internet. SmartMusic Intelligent Accompaniments, assessment and instruction are natural add-ons to digital print music products.


NET4MUSIC S.A. (PAGE 53).

24, rue du President Wilson
92300 Levallois-Perret
France

     Net4Music, using Internet technology, has revolutionized the distribution of print music by licensing digital distribution rights to create the world's largest catalogue of digital print music titles from all music genres and by offering secure downloads of this print music. Net4Music's innovative services empower the music end-user by providing musicians and composers with immediate access to one of the largest collections of musical scores, while also providing copyright protection for music publishing. Through Net4Music's website, musicians can reference and download print music for faster and easier distribution than was previously possible. Further, Net4Music's site is available in five languages. With its cutting-edge services and growing number of strategic partnerships, Net4Music is fast becoming the premier online portal for musicians.


CODA'S SPECIAL MEETING (PAGE 13)



     The Special Meeting of Coda's shareholders will be held on October 19, 2000, at 8:00 a.m., local time, on the 13th floor of the offices of Fredrickson & Byron, P.A., located at 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota. At Coda's Special Meeting, Coda's shareholders will be asked to approve (i) a proposal to amend the Articles of Incorporation to increase the authorized capital stock and to change the name of the company to Net4Music Inc. upon the closing of the transaction, (ii) a proposal to approve a 1,700,000 share increase in the number of shares reserved for Coda's 1992 Stock Option Plan and (iii) a proposal to approve the issuance of up to 16,600,000 shares of Coda common stock, which shares will be issued in the transaction with Net4Music shareholders.



     You can vote at Coda's Special Meeting only if you owned shares of Coda common stock at the close of business on September 11, 2000, which is the record date.


     Each proposal requires the approval of the holders of a majority of the outstanding shares of Coda common stock. If you do not return your proxy or vote in person, it will have the effect of a vote against the proposals. Brokers who hold your shares of Coda common stock as nominees cannot vote those shares unless you instruct them to do so, following the procedure they give you.

     On the record date, 6,427,004 shares of Coda common stock were outstanding. Of these, 1,947,062 shares (approximately 30% of the shares entitled to vote) were beneficially owned by directors and executive officers of Coda (not including options held by such persons). Officers and directors of Coda that hold in the aggregate approximately 1,770,955 shares (approximately 28% of the shares entitled to vote) have agreed to vote their shares in favor of the proposals. Each share of Coda common stock entitles the holder to one vote.



REVOKING PROXIES (PAGE 14)


     Coda shareholders can revoke a proxy previously given by giving written notice to Coda at the address on the proxy card, by filing another proxy, or by attending Coda's Special Meeting and voting in person.

SUMMARY OF THE TRANSACTION

The stock purchase agreement (Appendix A) is attached at the back of this Proxy Statement/ Prospectus. You are encouraged to read the stock purchase agreement, as it is the legal document that governs the transaction.

     In the proposed transaction, Coda will (i) issue shares of its common stock to certain shareholders of Net4Music in exchange for approximately 82% of the outstanding stock of Net4Music (74% of the Net4Music stock on a fully diluted basis), (ii) assume certain options and warrants of Net4Music and (iii) enter into a put and call agreement with the remaining shareholders and option and warrant holders of Net4Music to acquire their shares in the future on the same terms and conditions. As a result of the proposed transaction, Net4Music's shareholders will become shareholders of Coda. Net4Music's shareholders and option and warrant holders will beneficially own approximately 67% of the capital stock of Coda on a fully diluted basis. Effective with the closing of the transaction, Coda will change its name to Net4Music Inc.


CLOSING OF THE TRANSACTION (PAGE 20)


     Coda and Net4Music hope to complete the transaction shortly after the Special Meeting, if all required matters are completed by that time.


WHAT NET4MUSIC SHAREHOLDERS WILL RECEIVE IN THE TRANSACTION (PAGE 28)


     If the transaction is completed, the shareholders of Net4Music S.A. will receive a number of shares of Coda common stock such that after the transaction is fully completed the Net4Music shareholders and option and warrant holders will beneficially own 67% of the common stock of Coda on a fully diluted basis. Because the specific conversion ratio will not be known until the closing of the transaction, we have assumed that the conversion ratio will be .78 for purposes of this Proxy Statement/ Prospectus (i.e., each share of Net4Music will be exchanged for .78 shares of Coda common stock).

     Coda shareholders will not receive any shares as a result of the transaction.

     Coda will not issue any fractional shares. Instead, Net4Music shareholders will receive cash for fractional Coda shares that they would otherwise receive, based on the closing price of Coda's common stock as reported by the Nasdaq Stock Market on the date of closing.


TAX CONSEQUENCES (PAGE 32)


     Coda shareholders will not be subject to any income tax consequences in connection with this transaction. Net4Music shareholders may be subject to tax consequences under the laws of their respective jurisdictions.

     TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF THE TRANSACTION TO THE NET4MUSIC SHAREHOLDERS WILL DEPEND ON THE FACTS OF THEIR INDIVIDUAL SITUATION. THEY SHOULD CONTACT THEIR OWN TAX ADVISORS TO UNDERSTAND FULLY HOW THE TRANSACTION WILL AFFECT THEM.


REASONS FOR THE TRANSACTION (PAGE 22)


     The boards of directors of Coda and Net4Music and the special committee of the Coda board of directors endorsed the transaction between Net4Music and Coda, because the combination of the complementary products and services of each company will provide the consolidated company with greater access to consumer markets, industry participants and capital to fund growth and expansion, as well as a greater opportunity for capital appreciation. The boards also believe that the financial terms of the transaction are fair.


OPINION OF CODA'S FINANCIAL ADVISOR (PAGE 23)



     The special committee of the Coda board of directors has received an opinion of Miller Johnson & Kuehn, Incorporated ("MJK"), as to the fairness, from a financial point of view, of the consideration to be paid by Coda in the transaction. MJK is a subsidiary of Stockwalk.com Group, Inc., which has signed an agreement to acquire John G. Kinnard and Company, Incorporated, a market maker for Coda common stock. The full text of MJK's written opinion dated August 11, 2000 is attached to the back of this document as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. MJK'S OPINION IS DIRECTED TO THE CODA SPECIAL COMMITTEE AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED TRANSACTION.



INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTION (PAGE 31)



     After the transaction, the following individuals will be directors of the consolidated company: Francois Duliege, Claude Poletti, John Paulson, Benson Whitney, Timothy Bajarin, Benoist Grossmann, William Avery, Patrick Revenu & Martin Velasco. In addition, Coda will enter into employment agreements with Francois Duliege, who will be the Chief Executive Officer of the consolidated company, and John Paulson, who will be the President of the Coda division of the consolidated company.



CONDITIONS TO THE TRANSACTION (PAGE 31)


     The transaction with Net4Music will be completed only if certain conditions, including the following, are met or waived:

     - Each of the parties must perform in all material respects its obligations under the stock purchase agreement;

     - Each of the parties' representations and warranties contained in the stock purchase agreement must continue to be true and correct in all material respects;

     - Coda's shareholders must approve the proposals relating to the transaction;

     - No material adverse change in the business of Coda or Net4Music has occurred since March 31, 2000; and

     - Employment agreements with Francois Duliege and John Paulson must be in effect.


TERMINATION OF THE STOCK PURCHASE AGREEMENT (PAGE 31)


     Even if the Coda shareholders approve the proposals, Coda, Net4Music and Net4Music shareholders can agree at any time to terminate the stock purchase agreement without completing the transaction. The stock purchase agreement can also be terminated if:

     - the transaction is not completed by December 31, 2000;

     - if the closing conditions are not met; or


     - if either party commits a breach of its material obligations under the stock purchase agreement.



TERMINATION FEES AND EXPENSES (PAGE 32)


     If either Net4Music or Coda commits a breach of a provision of the stock purchase agreement prior to closing, the party committing the breach must pay the other party a termination fee equal to the reasonable expenses and fees incurred in connection with the transaction plus $750,000 in cash.

NET4MUSIC AND CODA CANNOT SOLICIT OTHER OFFERS (PAGE 30)


     Net4Music and Coda have agreed not to solicit or discuss with third parties an offer or possible offer to acquire all or a portion of either's assets or stock or to merge with either company.


ACCOUNTING TREATMENT (PAGE 32)


     Coda and Net4Music expect to account for the transaction as a purchase for accounting and financial reporting purposes under generally accepted accounting principles.


PRICES OF CODA COMMON STOCK (PAGE 39)



     Coda common stock is quoted on the Nasdaq SmallCap Market. On June 20, 2000, the last trading day before the public announcement of the proposed transaction, the closing price of Coda common stock was $3.375. On September 18, 2000, Coda common stock closed at $3.56. We have applied for listing on the Nasdaq National Market under the symbol "NMUS" effective with the closing of the transaction.



FLUCTUATIONS IN MARKET PRICE (PAGE 39)


     The market value of Coda common stock is likely to change, both before and after the Special Meeting and the transaction with Net4Music. No one can accurately predict what the market value will be at any particular time.


DIFFERENCES IN RIGHTS OF CODA'S AND NET4MUSIC'S SHAREHOLDERS (PAGE 73)


     Net4Music was organized under the laws of the Republic of France and Coda was incorporated under the laws of the State of Minnesota. The rights of Net4Music's shareholders are governed by the statutes (articles of incorporation and bylaws) of Net4Music. After the transaction, when Net4Music's shareholders become shareholders of Coda, their rights will be governed by Coda's Articles of Incorporation and Bylaws.


FORWARD-LOOKING STATEMENTS (PAGE 38)


     This document (and documents referred to in this document) includes various forward-looking statements about Coda, Net4Music and the consolidated company that are subject to risks and uncertainties. You are cautioned that actual results of future operations may differ from those anticipated in forward-looking statements due to a number of factors. Forward-looking statements provide current expectations or forecasts of future events and can be identified by the use of terminology such as "believe," "estimate," "expect," "intend," "may," "could," "will" and similar words or expressions. Forward-looking statements of Coda, Net4Music and the consolidated company generally relate to growth strategy, financial results, product development and sales efforts. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. None of Coda, Net4Music or the consolidated company undertakes any obligation to update any forward-looking statements. Coda has a limited operating history from which you might judge its ability to market at a profit its SmartMusic Studio products. Similarly, Net4Music has a limited operating history from which you might judge its ability to market at a profit its digitized sheet music products. You should also consider: The continuation and further development of licensing arrangements with sheet music publishers; sales and distribution issues and expenses; rapidly changing laws and regulations affecting these businesses; future website development expenses; the potential need for additional capital; additional development work required for new products; dependence on accompaniment sales and development; competition; dependence on suppliers; dependence on proprietary technology and those matters discussed under the caption "Risk Factors." These factors are noted as permitted by the Private Securities Litigation Reform Act of 1995. It is not possible to foresee or identify all factors that could cause actual results to differ from expected or historic results. As such, you should not consider any list of such factors to be an exhaustive statement of all risks, uncertainties or potentially inaccurate assumptions.

                          CODA SUMMARY FINANCIAL DATA


     The following table sets forth selected consolidated financial information of Coda. The information set forth should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Coda" and the consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/ Prospectus. The consolidated statements of operations data set forth below for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from Coda's audited consolidated financial statements included in this Proxy Statement/Prospectus which have been audited by McGladrey & Pullen, LLP, independent auditors, whose report is also included in this Proxy Statement/Prospectus. The consolidated statements of operations data for the six-month period ended June 30, 2000 are derived from Coda's unaudited consolidated financial data and in the opinion of Coda's management include all adjustments (consisting of normal recurring accruals) necessary for a fair presentation as of or for the period shown. Results for the six-month period ended June 30, 2000 are not necessarily indicative of results to be expected for the full fiscal year. Historical financial information may not be indicative of Coda's future performance.


CONSOLIDATED STATEMENTS OF OPERATIONS DATA


                                                         YEARS ENDED        SIX MONTHS
                                                         DECEMBER 31,         ENDED
                                                      ------------------     JUNE 30,
                                                       1998       1999         2000
                                                      -------    -------   ------------
                                                                           (UNAUDITED)
                                                       (IN THOUSANDS, EXCEPT PER SHARE
                                                                    DATA)
Net Sales...........................................  $6,413     $6,356       $2,869
Cost of Sales.......................................   1,160        772          398
                                                      ------     ------       ------
       Gross Profit.................................   5,253      5,584        2,471
                                                      ------     ------       ------
Operating Expenses:
  Product Development...............................   1,657      1,341          974
  Sales and Marketing...............................   1,698      2,041          718
  General and Administrative........................   1,935      2,729        1,097
  Product Repositioning.............................     856         --           --
                                                      ------     ------       ------
       Total Operating Expenses.....................   6,146      6,111        2,789
                                                      ------     ------       ------
Operating Loss......................................    (893)      (527)        (318)
Interest and Other Income...........................      89         71           33
                                                      ------     ------       ------
       Loss Before Income Taxes.....................    (804)      (456)        (285)
Income Tax Provision................................       0          0            0
                                                      ------     ------       ------
Net Loss............................................  $ (804)    $ (456)      $ (285)
                                                      ======     ======       ======
Basic and Diluted Net Loss Per Share................  $(0.13)    $(0.07)      $(0.05)
                                                      ======     ======       ======


CONSOLIDATED BALANCE SHEET DATA


                                                        DECEMBER 31,
                                                      ----------------    JUNE 30,
                                                       1998      1999       2000
                                                      ------    ------   -----------
                                                                         (UNAUDITED)
                                                              (IN THOUSANDS)
Working Capital.....................................  $1,765    $1,290     $1,005
Total Assets........................................   3,965     3,987      3,896
Total Current Liabilities...........................   1,011     1,469      1,174
Other non-current liabilities.......................      --        --        155
Total Stockholders' Equity..........................   2,954     2,518      2,567

                     NET4MUSIC S.A. SUMMARY FINANCIAL DATA


     The following table sets forth selected consolidated financial information of Net4Music S.A. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Net4Music" and the consolidated financial statements and notes thereto included elsewhere in this Proxy Statement/Prospectus. The consolidated statements of operations data set forth below for the years ended December 31, 1998 and 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from Net4Music's audited consolidated financial statements included in this Proxy Statement/Prospectus which have been audited by Ernst & Young Audit, independent auditors, whose report is also included in this Proxy Statement/Prospectus. Historical financial information may not be indicative of Net4Music's future performance.


CONSOLIDATED STATEMENTS OF OPERATIONS DATA

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                                ----------------------
                                                                 1998           1999
                                                                -------       --------
                                                                (IN THOUSANDS, EXCEPT
                                                                   PER SHARE DATA)
Revenues..................................................      $1,151        $   299
Cost of Sales.............................................         475            578
                                                                ------        -------
       Gross Profit (Loss)................................         676           (279)
                                                                ------        -------
Operating Expenses:
  Website Development.....................................          --            386
  Content Development.....................................         281            310
  Selling and Marketing...................................          40          1,173
  General and Administrative..............................         454          2,366
  Restructuring Charges...................................          --          1,201
                                                                ------        -------
       Total Operating Expenses...........................         775          5,436
                                                                ------        -------
Operating Loss............................................         (99)        (5,715)
Interest and Other Income (Expense), Net..................         (83)          (109)
                                                                ------        -------
       Loss Before Income Taxes...........................        (182)        (5,824)
Income Tax Provision......................................           2              7
                                                                ------        -------
Net Loss..................................................      $ (184)       $(5,831)
                                                                ======        =======
Loss Per Share............................................      $(0.08)       $ (1.15)
                                                                ======        =======

CONSOLIDATED BALANCE SHEET DATA

                                                                    DECEMBER 31,
                                                                --------------------
                                                                 1998         1999
                                                                ------       -------
                                                                   (IN THOUSANDS)
Working Capital (Working Capital Deficit).................      $ (466)      $ 2,975
Total Assets..............................................       1,912         5,840
Total Current Liabilities.................................         881         1,847
Other non-current liabilities.............................       1,507           994
Total Stockholders' Equity (Deficit)......................        (476)        2,999

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


     The unaudited pro forma combined financial statements give effect to the transaction between Net4Music and Coda, as described under "Proposal No. 3: The Transaction". For accounting purposes the transaction is accounted for as a reverse acquisition. The unaudited pro forma combined financial statements have been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined financial statements and include assumptions relating to the allocation of the consideration paid by Net4Music for the consolidated assets and liabilities of Coda, based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma combined financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of Coda has been completed. Amounts allocated will be based upon the estimated fair values at the time of the transaction which could vary significantly from the amounts reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect approximately $1,250,000 of transaction-related expenses anticipated by Coda's management. The transaction will be accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the respective financial statements of Coda and Net4Music and the related notes incorporated by reference in the Proxy Statement/ Prospectus. See "Where You Can Find More Information".


     Please note that Coda and Net4Music may be unable to complete the proposed transaction. The transaction is subject to various conditions, any of which may fail to be satisfied.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)


     The unaudited pro forma condensed combined statement of operations for the year ended December 31, 1999 has been prepared by combining the 1999 consolidated statement of operations of Coda with the 1999 consolidated statement of operations of Net4Music adjusted to give effect to the transaction as if it had occurred on January 1, 1999. The unaudited pro forma condensed combined statement of operations for the six-month period ended June 30, 2000, has been prepared by combining the unaudited consolidated statement of operations of Coda for the six-month period ended June 30, 2000 with the unaudited consolidated statement of operations of Net4Music for the six-month period ended June 30, 2000 adjusted to give effect to the transaction as if it had occurred on January 1, 2000. The unaudited pro forma condensed combined statements do not necessarily reflect the actual results of operations of Coda which would have resulted had the transaction occurred as of the date presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                      YEAR ENDED DECEMBER 31, 1999
                                       -----------------------------------------------------------
                                          CODA MUSIC         NET4
                                       TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                          HISTORICAL      HISTORICAL   ADJUSTMENTS       COMBINED
                                       ----------------   ----------   -----------      ----------
                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales............................     $   6,356       $     299            --       $    6,655
Cost of sales........................           772             578            --            1,350
                                          ---------       ---------     ---------       ----------
  Gross profit (loss)................         5,584            (279)           --            5,305
                                          ---------       ---------     ---------       ----------
Sales and marketing..................         2,041           1,173            --            3,214
Product development..................         1,341              --            --            1,341
Website development..................            --             386            --              386
Content development..................            --             310            --              310
General and administrative...........         2,729           2,366         3,074(B)         8,169
Restructuring charges................            --           1,201            --            1,201
                                          ---------       ---------     ---------       ----------
  Operating expenses.................         6,111           5,436         3,074           14,621
Operating loss.......................          (527)         (5,715)       (3,074)          (9,316)
Other income (expense)...............            71            (109)           --              (38)
Minority interest....................            --              --         1,045(D)         1,045
                                          ---------       ---------     ---------       ----------
Loss before income taxes.............          (456)         (5,824)       (2,029)          (8,309)
Income tax expense...................            --               7            --                7
                                          ---------       ---------     ---------       ----------
Net loss.............................     $    (456)      $  (5,831)    $  (2,029)      $   (8,316)
                                          =========       =========     =========       ==========
Weighted average common shares
  outstanding
  Basic..............................     6,202,036       5,084,867     6,295,091(C)    17,581,994
  Diluted............................     6,202,036       5,084,867     6,295,091(C)    17,581,994
Net loss per share
  Basic..............................     $   (0.07)      $   (1.15)           --       $    (0.47)
  Diluted............................     $   (0.07)      $   (1.15)           --       $    (0.47)



                                                     SIX MONTHS ENDED JUNE 30, 2000
                                       -----------------------------------------------------------
                                          CODA MUSIC         NET4
                                       TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                          HISTORICAL      HISTORICAL   ADJUSTMENTS       COMBINED
                                       ----------------   ----------   -----------      ----------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales............................     $   2,869       $      65            --       $    2,934
Cost of sales........................           398              45            --              443
                                          ---------       ----------    ---------       ----------
  Gross profit.......................         2,471              20            --            2,491
                                          ---------       ----------    ---------       ----------
Sales and marketing..................           974           2,505            --            3,479
Product development..................           718              --            --              718
Website development..................            --             684            --              684
Content development..................            --             488            --              488
General and administrative...........         1,097           1,888           768(B)         3,753
                                          ---------       ----------    ---------       ----------
  Operating expenses.................         2,789           5,565           768            9,122
Operating loss.......................          (318)         (5,545)         (768)          (6,631)
Other income.........................            33             109            --              142
Minority interest....................            --              --           448(D)           448
                                          ---------       ----------    ---------       ----------
Loss before income taxes.............          (285)         (5,436)         (320)          (6,041)
Income tax expense...................            --              --            --               --
                                          ---------       ----------    ---------       ----------
Net loss.............................     $    (285)      $  (5,436)    $    (320)      $   (6,041)
                                          =========       ==========    =========       ==========
Weighted average common shares
  outstanding
  Basic..............................     6,337,710       10,658,980      732,584(C)    17,729,274
  Diluted............................     6,337,710       10,658,980      732,584(C)    17,729,274
                                          =========       ==========    =========       ==========
Net income (loss) per share
  Basic..............................     $   (0.05)      $   (0.51)           --       $    (0.34)
  Diluted............................     $   (0.05)      $   (0.51)           --       $    (0.34)
                                          =========       ==========    =========       ==========


See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)


     The unaudited pro forma condensed combined balance sheet as of June 30, 2000, has been prepared by combining the unaudited consolidated balance sheet of Coda as of June 30, 2000 with the unaudited consolidated balance sheet of Net4Music as of June 30, 2000, adjusted to give effect to the transaction as if it had occurred on January 1, 2000. The pro forma statements do not necessarily reflect the actual financial position of Coda that would have resulted had the transaction occurred as of the date presented. The pro forma information is not necessarily indicative of the future financial position for the combined companies.



                                                          JUNE 30, 2000
                                    ----------------------------------------------------------
                                       CODA MUSIC         NET4
                                    TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                       HISTORICAL      HISTORICAL   ADJUSTMENTS      COMBINED
                                    ----------------   ----------   -----------      ---------
                                                          (IN THOUSANDS)
Assets
  Current assets:
     Cash and cash equivalents.....     $    731        $ 14,872      $    --        $ 15,603
     Short term investments........          779              --           --             779
     Accounts receivable...........          324              96           --             420
     Inventories...................          229              --           --             229
     Prepaid expenses..............           --              59           --              59
     Other current assets..........          118             884           --           1,002
                                        --------        --------      -------        --------
  Total current assets.............        2,181          15,911           --          18,092
                                        --------        --------      -------        --------
  Property and equipment, net......          956             552           --           1,508
                                        --------        --------      -------        --------
  Other assets
     Repertoire development
       costs.......................          430              --           --             430
     Prepaid royalties.............          203              --           --             203
     Other assets..................          127              38           --             165
     Intangible assets.............           --           1,909       46,117(A)       48,026
                                        --------        --------      -------        --------
                                             760           1,947       46,117          48,824
                                        --------        --------      -------        --------
                                        $  3,897        $ 18,410      $46,117        $ 68,424
                                        ========        ========      =======        ========
Liabilities and Stockholders'
  Equity
  Current liabilities:
     Current portion of long-term
       debt........................     $     77        $    105      $    --        $    182
     Current portion of capital
       lease obligations...........           --             539           --             539
     Accounts payable..............          343           1,249           --           1,592
     Reserve for product returns...          203              --           --             203
     Accrued expenses..............          480             981           --           1,461
     Deferred revenue..............           72              --           --              72
                                        --------        --------      -------        --------
  Total current liabilities........        1,175           2,874           --           4,049
                                        --------        --------      -------        --------
Long-term debt, less current
  portion..........................          155             625           --             780
Long-term portion of capital lease
  obligations......................           --             471           --             471
                                        --------        --------      -------        --------
                                             155           1,096           --           1,251
                                        --------        --------      -------        --------
Minority interest..................           --              --        2,599(D)        2,599


See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

                                                          JUNE 30, 2000
                                    ----------------------------------------------------------
                                       CODA MUSIC         NET4
                                    TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                       HISTORICAL      HISTORICAL   ADJUSTMENTS      COMBINED
                                    ----------------   ----------   -----------      ---------
                                                          (IN THOUSANDS)
Shareholders' Equity
     Common stock..................       14,061           2,493       58,326(A)       74,880
     Additional paid-in capital....           --          23,703      (23,703)(A)          --
     Deferred compensation.........           --             (40)          --             (40)
     Translation adjustment........           --            (293)          --            (293)
     Accumulated deficit...........      (11,494)        (11,423)      11,494(A)
                                                                       (2,599)        (14,022)
                                        --------        --------      -------        --------
                                           2,567          14,440       43,518          60,525
                                        --------        --------      -------        --------
                                        $  3,897        $ 18,410      $46,117        $ 68,424
                                        ========        ========      =======        ========


See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Notes to Unaudited Pro Forma Condensed Combined Financial Statements
-------------------------
(A) The transaction will be accounted for as a reverse acquisition with Net4Music being the acquirer. Per share data are based upon the weighted average number of shares of Coda, including those to be issued to Net4Music shareholders upon combination. No determination has yet been made regarding the reevaluation of the assets acquired and accordingly, the cost in excess of fair value of the net assets acquired for the pro forma presentation has been recorded as goodwill. The actual purchase price and allocation may vary from the amounts reflected in the unaudited pro forma condensed combined financial statements.

(B) To amortize over fifteen years the cost in excess of fair value of net assets acquired.


(C) To increase common shares outstanding for the estimated 16,600,000 shares to be issued in the transaction based on an assumed Coda common stock price of $3.75 per share.



(D) To record minority interest relating to the approximately 18 percent of Net4Music shareholders who will not be parties to the stock purchase agreement.

                              CODA SPECIAL MEETING


     Coda is sending this Proxy Statement/Prospectus to Coda's shareholders in connection with the solicitation by the board of directors of Coda of proxies to be voted at the Coda Special Meeting. This Proxy Statement/Prospectus is first being mailed to shareholders of Coda on or about September 21, 2000.


DATE, PLACE AND TIME


     Coda's Special Meeting will be held at 8:00 a.m., local time, on October 19, 2000, on the 13th floor of the offices of Fredrikson & Byron, P.A., located at 1100 International Centre, 900 Second Avenue South, Minneapolis, Minnesota.


PURPOSE

     The shareholders of Coda are being asked to vote upon (i) a proposal to amend the Articles of Incorporation to increase the authorized capital stock and to change the name of the company to Net4Music Inc. upon the closing of the transaction; (ii) a proposal to approve a 1,700,000 share increase in the number of shares reserved for Coda's 1992 Stock Option Plan; and (iii) a proposal to approve the issuance of up to 16,600,000 shares of Coda common stock, which shares will be issued in the transaction with Net4Music S.A. shareholders.


     Coda shareholders may also be asked to vote upon a proposal to adjourn or postpone the Special Meeting, in order to (among other things) allow additional time for Coda to solicit additional votes to approve the proposals. If any matters other than approval of these proposals are properly presented for consideration at the Special Meeting, the persons named by shareholders in the enclosed form of proxy will have discretion, as proxies, to vote on those matters.


     Under Minnesota law, shareholders can consider at the Special Meeting only the matters contained in the notice for the Special Meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE


     The close of business on September 11, 2000 is the record date for determining the holders of Coda common stock who are entitled to receive notice of and to vote at the Special Meeting or at any adjournment or postponement of the Special Meeting.



     Coda has only one class of capital stock outstanding, which is common stock, without par value. Each holder of Coda common stock outstanding on the record date is entitled to one vote for each share held. The holders of a majority of the outstanding shares of Coda common stock entitled to vote must be present at the Special Meeting, in person or by proxy, to constitute a quorum to transact business.



     The holders of a majority of the outstanding shares of Coda common stock as of the record date must vote in favor of each proposal in order to approve such proposal. On the record date, 6,427,004 shares of Coda common stock were outstanding, held by approximately 85 holders of record. Certain of the directors of Coda who hold in the aggregate approximately 1,779,955 shares (approximately 28%) have agreed to vote their shares in favor of the proposals.

     Abstentions will be treated as shares present in determining whether Coda has a quorum for the Special Meeting, but abstentions will have the same effect as a vote against approval of the proposals.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF CODA

     THE BOARD OF DIRECTORS OF CODA RECOMMENDS THAT THE CODA SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSALS.

     FURTHER, THE SPECIAL COMMITTEE OF CODA'S BOARD OF DIRECTORS, WHICH COMMITTEE UNANIMOUSLY APPROVED THE TRANSACTION WITH NET4MUSIC, RECOMMENDS THAT THE CODA SHAREHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSAL REGARDING THE NET4MUSIC TRANSACTION.

PROXIES; REVOCATION


     A blue proxy card is enclosed for use by Coda shareholders. The board of directors of Coda requests that shareholders SIGN AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. If you have questions or requests for assistance in completing and submitting proxy cards, please contact Barbara S. Remley at the following address, telephone number and e-mail address:

                          Coda Music Technology, Inc.
                                6210 Bury Drive
                             Eden Prairie, MN 55346
                           Telephone: (952) 937-9611
                             bremley@codamusic.com

     All properly executed proxies that are not revoked will be voted at the Special Meeting as instructed on those proxies. Proxies containing no instructions will be voted in favor of the proposals. A shareholder who executes and returns a proxy may revoke it at any time before it is voted, but only by executing and returning a proxy bearing a later date, by giving written notice of revocation to an officer of Coda, or by attending the Special Meeting and voting in person.

SOLICITATION OF PROXIES


     In addition to soliciting proxies by mail, Coda's directors, officers, and employees may, if they do not receive extra compensation for doing so, solicit proxies personally or by telephone, fax or e-mail. Coda intends to reimburse brokerage houses and other custodians, nominees, and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding copies of solicitation material to beneficial owners of Coda common stock held of record by those persons. Coda is responsible for all expenses relating to the printing and mailing of this Proxy Statement/Prospectus and the filing of it with the Securities and Exchange Commission.

             PROPOSAL NO. 1: AMENDMENT OF ARTICLES OF INCORPORATION

GENERAL


     On August 11, 2000, the board of directors unanimously approved an amendment to Coda's Articles of Incorporation to increase the authorized common stock from 15,000,000 shares to 50,000,000. If this proposal is approved, Coda's authorized capital will consist of 50,000,000 common and 15,000,000 undesignated shares. As of September 11, 2000, there were 6,427,004 shares of common stock issued and outstanding. Of the unissued shares, 2,017,618 shares have been reserved for future issuances pursuant to Coda's 1992 Stock Option Plan, including the increased shares under such Plan in Proposal #2 below, and 994,047 shares for outstanding stock warrants outside of any plan.



     Coda's board desires to increase the number of authorized shares to give the board flexibility to declare stock dividends or stock splits at such times as the board may deem appropriate; to give the board flexibility to make acquisitions using stock, including the transaction with Net4Music described in Proposal #3 below; to adopt additional employee benefit plans or increase the shares available under existing plans; to raise equity capital or to use the additional shares for other general corporate purposes. Aside from shares currently reserved for issuance as described above, and shares to be issued in connection with the Net4Music transaction, the board has not authorized the issuance of any additional shares, and there are no current agreements or commitments for the issuance of any additional shares.


     Coda's Articles of Incorporation permit the board to establish from the undesignated shares, by resolution adopted and filed with the Secretary of State of the State of Minnesota in the manner provided by law, one or more classes or series and to fix the relative rights and preferences of each such class or series, including the establishment of additional shares of common stock. These shares are available for issuance by the board at such times and for such purposes as the board may deem advisable without further action by the shareholders, except as may be required by law or regulatory authorities.

     In the event of a proposed merger, tender offer or other attempt to gain control of Coda of which the board does not approve, Coda's Articles of Incorporation permit the board to authorize the issuance of a series of stock with rights and preferences which could impede the completion of such a transaction. The board will have the authority, for example, to adopt a shareholder rights plan or "poison pill" without additional shareholder approval. The board has the authority to issue shares to purchasers who would support the board in opposing a hostile takeover bid. The board does not intend to issue any shares except on terms which the board deems to be in the best interests of Coda and its then existing shareholders.


     Shareholders of Coda have no preemptive rights with respect to the common stock of Coda. If this proposed amendment is adopted, the additional authorized shares of common stock will be available for issuance from time to time at the discretion of the board without further action by the shareholders, except where shareholder approval is required by law, regulatory authorities or to obtain favorable tax treatment for certain employee benefit plans. Although an increase in the authorized shares could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by diluting the stock ownership of a person seeking to effect a change in the composition of the board of directors or contemplating a tender offer or other transaction for the combination of Coda with another company), Coda is not proposing the increase in authorized shares in response to any effort to accumulate Coda's stock or to obtain control of Coda by means of a merger, tender offer or solicitation in opposition to management.

VOTE REQUIRED

     Coda's board of directors recommends that the shareholders approve the increase of authorized shares of Coda. Under applicable Minnesota law and Coda's current Articles of Incorporation, approval of the amendment to increase the authorized shares requires the affirmative vote of the holders of the greater of
(i) a majority of the voting power of the shares represented in person or by proxy at the meeting with authority to vote on such matter, or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

        PROPOSAL NO. 2: INCREASE IN SHARES UNDER 1992 STOCK OPTION PLAN

GENERAL

     Coda's board of directors has adopted, subject to shareholder approval, an increase in the number of shares of Coda's common stock reserved for issuance under Coda's 1992 Stock Option Plan (the "Plan") from 975,000 to 2,675,000 shares.

     A general description of the Plan is set forth below, but such description is qualified in its entirety by reference to the full text of the Plan, a copy of which may be obtained without charge upon written request to Coda's Chief Financial Officer.

DESCRIPTION OF PLAN

     Purpose. The purpose of the Plan is to promote the success of Coda by facilitating the employment and retention of competent personnel and by furnishing incentives to directors, officers and employees upon whose efforts the success of Coda will depend to a large degree.

     Term. Incentive stock options may be granted under the Plan for a period of ten years from the date of adoption of the Plan by the board of directors. Nonqualified stock options may be granted pursuant to the Plan until the Plan is discontinued or terminated by the board.

     Administration. The Plan is administered by the Compensation Committee of the board of directors (the "Committee"). The Plan gives broad powers to the Committee to administer and interpret the Plan, including the authority to select the individuals to be granted options and to prescribe the particular form and conditions of each option granted.


     Eligibility. All employees of Coda or any subsidiary are eligible to receive incentive stock options pursuant to the Plan. All employees, directors and officers of, and consultants and advisors to, Coda or any subsidiary are eligible to receive nonqualified stock options. As of September 1, 2000, Coda had approximately 50 employees (of which 4 are officers), five directors who are not employees and several consultants and advisors. After the transaction with Net4Music, Coda will have more than 180 employees (of which 3 will be officers), seven directors who are not employees and several consultants and advisors.



     Options. When an option is granted under the Plan, the Committee at its discretion specifies the option price, the type of option (either "incentive" or "nonqualified") to be granted, and the number of shares of common stock which may be purchased upon exercise of the option. The exercise price of an incentive stock option may not be less than 100% of the fair market value of Coda's common stock and, unless otherwise determined by the Committee, the option price of a nonqualified option will not be less than 100% of the fair market value of Coda's common stock on the date of grant. The closing sale price of Coda's common stock as reported by the Nasdaq SmallCap Market on September 18, 2000 was $3.56 per share. The term during which the option may be exercised and whether the option will be exercisable immediately, in stages or otherwise are set by the Committee, but the term of an incentive stock option may not exceed ten years from the date of grant. Optionees may pay for shares upon exercise of options with cash, certified check or common stock of Coda valued at the stock's then fair market value. Each incentive stock option granted under the Plan is nontransferable during the lifetime of the optionee. Each outstanding option under the Plan may terminate earlier than its stated expiration date in the event of the optionee's termination of employment or directorship.

     In addition to other options which may be granted under the Plan, each nonemployee director of Coda (excluding persons who were nonemployee directors on the date such provision was adopted by the Board) will automatically be granted a nonqualified option for 5,000 shares of common stock upon his or her initial election as a director and for 1,500 shares upon each re-election thereafter. Each such option will be exercisable at any time for a period of five years, unless earlier terminated in accordance with the Plan, at an exercise price per share equal to 100% of the fair market value of the common stock on the date of grant. Options to purchase 54,000 shares are currently outstanding as a result of the nonemployee director automatic option provisions of the Plan.

     Amendment. The board of directors may from time to time suspend or discontinue the Plan or revise or amend it in any respect; provided, (i) no such revision or amendment may impair the terms and conditions of any outstanding option to the material detriment of the optionee without the consent of the optionee except as authorized in the event of merger, consolidation or liquidation of Coda, (ii) the provisions relating to the formula grant to nonemployee directors may not be amended more than once every six months except to conform to certain changes in the laws, and (iii) the Plan may not, without the approval of the shareholders, be amended in any manner that will (a) materially increase the number of shares subject to the Plan except as provided in the case of stock splits, consolidations, stock dividends or similar events;
(b) change the designation of the class of employees eligible to receive options; (c) decrease the price at which options will be granted; or (d) materially increase the benefits accruing to optionees under the Plan.

     Federal Income Tax Consequences of the Plan. Under present law, an optionee will not realize any taxable income on the date a nonqualified option is granted pursuant to the Plan. Upon exercise of the option, however, the optionee must recognize, in the year of exercise, ordinary income equal to the difference between the option price and the fair market value of Coda's common stock on the date of exercise. Upon the sale of the shares, any resulting gain or loss will be treated as capital gain or loss. Coda will receive an income tax deduction in its fiscal year in which nonqualified options are exercised, equal to the amount of ordinary income recognized by those optionees exercising options, and must withhold income and other employment-related taxes on such ordinary income.

     Incentive stock options granted under the Plan are intended to qualify for favorable tax treatment under Section 422 of the Internal Revenue Code. Under
Section 422, an optionee recognizes no taxable income when the option is granted. Further, the optionee generally will not recognize any taxable income when the option is exercised if he or she has at all times from the date of the option's grant until three months before the date of exercise been an employee of Coda. Coda ordinarily is not entitled to any income tax deduction upon the grant or exercise of an incentive stock option. Certain other favorable tax consequences may be available to the optionee if he or she does not dispose of the shares acquired upon the exercise of an incentive stock option for a period of two years from the granting of the option and one year from the receipt of the shares.

     Plan Benefits. The table below shows the total number of stock options that have been received by the following individuals and groups under the Plan as of September 1, 2000:


                                                                     NUMBER OF
                  NAME AND POSITION/GROUP                       OPTIONS RECEIVED(1)
                  -----------------------                       -------------------
John W. Paulson, Chief Executive Officer                              237,500
Mark E. Dunn, Senior Vice President                                   145,000
Barbara S. Remley, Chief Financial Officer                             70,000
Glenna A. Dibrell, Vice President of Marketing                         50,000
Current Executive Officer Group                                       502,500
Current Non-Executive Officer Director Group                           57,000
Current Non-Executive Officer Employee Group                          174,500

-------------------------

(1) This table reflects only the total stock options granted as of September 1, 2000, without taking into account exercises or cancellations. Because future grants of stock options under the Plan are subject to the discretion of the board of directors, the future benefits that may be received by such individuals or groups under the Plan cannot be determined at this time.


VOTE REQUIRED

     Because of the employees' positive response to the Plan, the planned transaction with Net4Music and the belief that making a greater number of shares available to employees, directors and advisors is an effective means to insure the future growth and development of Coda, the board of directors recommends that the shareholders approve the increase in the number of shares reserved under the Plan to 2,675,000 shares. Approval of such increase requires the affirmative vote of the greater of (i) a majority of the shares represented at the meeting with authority to vote on such matter or (ii) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

                        PROPOSAL NO. 3: THE TRANSACTION

     The following summary of the transaction with Net4Music by Coda and certain terms of the stock purchase agreement and related matters is not complete and is qualified in its entirety by reference to the stock purchase agreement, which is attached as Appendix A and is incorporated into this document by reference.

GENERAL

     Coda, Net4Music and certain shareholders of Net4Music have entered into the stock purchase agreement, which provides that Coda will (i) acquire approximately 82% of the stock of Net4Music (74% of Net4Music's stock on a fully diluted basis) in exchange for shares of Coda common stock, (ii) assume certain options and warrants of Net4Music and (iii) enter into a put and call agreement with the remaining shareholders and option and warrant holders of Net4Music to acquire their shares in the future on the same terms and conditions. If the transaction is completed, the shareholders and option and warrant holders of Net4Music will receive a number of shares of Coda common stock such that after the transaction is fully completed the Net4Music shareholders and option and warrant holders will own 67% of the common stock of Coda on a fully diluted basis and Coda will own 100% of Net4Music. Because the specific conversion ratio will not be known until the closing of the transaction, we have assumed that the conversion ratio will be .78 for purposes of this Proxy Statement/Prospectus (i.e., each share of Net4Music stock is exchangeable into .78 shares of Coda common stock). For a more detailed description of the exchange, see "The Transaction -- Exchange of Shares."

CLOSING OF THE TRANSACTION


     As soon as practicable after the conditions to consummation of the transaction described below have been satisfied or waived, and unless the stock purchase agreement has been terminated as provided below, the transaction will close. It is presently contemplated that the closing will be as soon as practicable after approval of the proposals at Coda's Special Meetings. See "The Transaction -- Conditions to Completing the Transaction; Waiver."


BACKGROUND OF THE TRANSACTION

     The terms of the stock purchase agreement are the result of arm's-length negotiations between representatives of Coda and Net4Music. The following is a brief discussion of the background of these negotiations and the proposed transaction.


     From time to time, Coda and Net4Music engaged in discussions regarding various licensing agreements that would have permitted Net4Music to incorporate Finale and SmartMusic Studio into Net4Music's website. On April 25, 2000, John Paulson, the Chief Executive Officer of Coda, notified Francois Duliege, the President of Net4Music, that further discussions regarding licensing agreements would be conducted with the understanding that Coda was generally considering various avenues to grow and diversify its business, and that such avenues included strategic alliances with various companies in the music industry. On April 27, Mr. Paulson, Mr. Ben Whitney, a Coda board of directors member, and Mr. Duliege met in New York, New York to further discuss potential licensing arrangements for Finale and SmartMusic Studio. At this meeting, Messrs.

Paulson and Duliege for the first time also discussed the potential of a strategic alliance between Coda and Net4Music.

     On May 15, 2000, Mr. Duliege visited the facilities of Coda in Minneapolis, Minnesota. At this time, Mr. Duliege also held exploratory discussions regarding the nature of Coda's business with certain members of Coda's management as well as two members of Coda's board of directors. Subsequent to his visit to Minneapolis, Mr. Duliege invited members of Coda management to make a formal presentation regarding Coda and a potential strategic alliance between Coda and Net4Music. On May 24, 2000, Messrs. Paulson and Whitney made a formal presentation in Paris, France to various Net4Music representatives regarding Coda's business and the potential for a strategic alliance involving Coda and Net4Music, and delivered to the Net4Music representatives a proposed letter of intent. The letter of intent set forth for the first time the preliminary terms for Coda's acquisition of the outstanding Net4Music capital shares in exchange for shares of Coda common stock. On May 25, 2000, Messrs. Paulson and Duliege, each acting upon tentative approval in principle from the board of directors of each respective company, formally executed the letter of intent.


     At a board meeting held on June 19, 2000, the Coda board of directors ratified the executed letter of intent. Also on June 19, 2000, the Coda board of directors created a special committee to further consider, evaluate and negotiate the terms of the proposed transaction. The special committee was created in compliance with Section 302A.673 of the Minnesota Business Corporations Act (the business combinations provision) for the purpose of preserving the opportunity for the consolidated company to engage in financing and other transactions with certain shareholders of Net4Music. The special committee consists of Gordon Stofer, Larry Pape, Timothy Bajarin and Timothy Heaney, the disinterested directors of Coda's board. On June 21, 2000, the special committee held a meeting to further discuss the proposed terms of Coda's acquisition of Net4Music's shares. At this meeting, the special committee authorized Mr. Paulson to contact various investment banking firms to undertake, from a financial point of view, an evaluation of the proposed terms of the proposed transaction. On June 20, Coda and Net4Music began initial preparation of a stock purchase agreement regarding Coda's proposed purchase of Net4Music's outstanding capital shares.



     During the week of June 26, 2000, Mr. Duliege traveled to Minneapolis for further negotiations and planning discussions regarding the transaction and the respective companies' operations. From July 5 - 7, 2000, Ms. Barbara Remley, Coda's Chief Financial Officer, conducted a due diligence review in Paris, France of various aspects of Net4Music's business. During the week of July 10, 2000, Mr. Paulson engaged MJK to perform a fairness evaluation, from a financial point of view, of the proposed terms of the proposed stock purchase transaction. On July 20, the special committee held another meeting to discuss the status of the proposed transaction, as well as various other related issues. During the week of July 26, 2000, Mr. Whitney traveled to Paris to meet with Francois Duliege in order to discuss certain planning and operational issues involving the companies.



     On August 11, 2000 the special committee again met to discuss the terms of the proposed transaction. Representatives of MJK were in attendance at this meeting and presented the special committee with its fairness evaluation, from a financial point of view, of the proposed consideration to be paid by Coda in the transaction. Based upon the foregoing series of events and activities, on August 11, 2000, the special committee unanimously approved the terms of the transaction, which are reflected in the stock purchase agreement dated August 11, 2000.

NET4MUSIC'S REASONS FOR THE TRANSACTION

     Net4Music believes the proposed transaction with Coda will further its strategic goal to grow and diversify its business. The Net4Music board of directors endorsed the transaction with Coda after considering the following factors:

     - The effect on shareholder value of Net4Music remaining an independent entity. The board of directors considered benefits and costs of Coda's current and prospective efforts at diversifying and growing its business and the increasing competition in the Internet music industry.

     - A review of (a) the business, operations, earnings and financial condition, including technological capabilities, capital levels and asset quality, of Coda on both an historical and prospective basis; (b) the business fit of Net4Music and Coda; and (c) the operating philosophy, competence, experience and integrity of Coda and its management.

     - The adequacy of the consideration. A comparison of the financial terms of recent comparable transactions indicated that the financial terms of the stock purchase agreement compared favorably with other recent transactions.

     - The terms of the stock purchase agreement, including the per share exchange rate and the ability of Net4Music to terminate the agreement under certain circumstances.

     - The opportunity to leverage Coda's infrastructure and technological capabilities to grow earnings.

     - The ability of Coda to contribute to Net4Music's business strategy.

     - The economic effect of the transaction on Net4Music, as well as the employees of and customers served by Net4Music.

     While each member of the Net4Music board of directors individually considered the foregoing and other factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination as to any individual factor.

CODA'S REASONS FOR THE TRANSACTION

     Coda believes the proposed transaction with Net4Music will further its strategic goal to grow and diversify its operations, particularly with respect to its Internet business. The Coda board of directors endorsed the transaction with Net4Music after considering the following factors:

     - The benefits and costs of Net4Music's current and prospective efforts at growing its business and the increasing competition in the music industry.

     - A review of (a) the business, operations, earnings and financial condition, including Net4Music's licensing relationships with music publishers, technological capabilities, capital levels and asset quality, on both an historical and prospective basis; (b) the business fit of Net4Music and Coda; (c) the operating philosophy, competence, experience and integrity of Net4Music and its management and (d) market share and growth prospects;

     - The financial terms of the transaction, including the relationship of the value of the consideration Coda will provide Net4Music shareholders in relation to Net4Music's historical book value and earnings and a comparison of the financial terms of recent comparable transactions;

     - Net4Music's access to capital resources;

     - The opportunity to leverage Net4Music's Internet operations;

     - The ability of the operations of Net4Music after the closing to contribute to Coda's consolidated earnings; and

     - The ability of Net4Music to contribute to Coda's business strategy.

     While each member of Coda's board of directors individually considered the foregoing factors, the board of directors did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. Coda's board of directors collectively made its determination with respect to the transaction based on the unanimous conclusion reached by its members, in light of the factors that each of them considered appropriate, that the transaction is in Coda's best interests and the best interests of its shareholders.

OPINION OF CODA'S FINANCIAL ADVISOR


     Coda engaged MJK to provide an opinion to the board of directors as to the fairness, from a financial point of view, of the consideration to be paid by Coda in connection with the transaction. The amount and form of consideration to be paid by Coda was determined through negotiations between management of Coda and Net4Music, and not by MJK. In addition, the decision to enter into the transaction was solely that of Coda's special committee.


     At the August 11, 2000 meeting of the Coda special committee of the board, MJK delivered to the special committee of the board its oral opinion that the consideration to be paid by Coda in the transaction is fair to Coda from a financial point of view. This opinion was subsequently delivered in writing to Coda on August 11, 2000. A copy of the opinion of MJK is attached as Appendix B to this Proxy Statement and is incorporated into this document by reference. This summary of MJK's opinion is qualified in its entirety by reference to the full text of the opinion. Coda' stockholders are encouraged to read MJK's opinion carefully and in its entirety for the procedures followed, assumptions made, other matters considered, and limits of review by MJK in its opinion.


     No limitations were imposed on MJK with respect to the scope of its investigation. MJK was not authorized to, and did not, solicit interest from any other party with respect to the transaction, or any other transaction involving all or a part of Coda. In conducting its review and in rendering its opinion, MJK assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to it, or publicly available, and did not assume any responsibility for independent verification of the accuracy or completeness of such information. MJK further relied upon the assurances of the management of Coda that it was not aware of any facts that would make the information supplied to MJK, or publicly available, inaccurate or misleading. With respect to the financial projections for Coda and pro forma combined information for Coda and Net4Music, the management of Coda has represented that such projections and pro forma combined information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of Coda and the projected combined financial performance of Coda and Net4Music. With respect to the projected financial information relating to Net4Music used in MJK's analyses, MJK assumed that such information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Net4Music as to the future financial performance of Net4Music.


     MJK did not make or obtain an independent appraisal of the assets or liabilities of Coda or Net4Music, and did not conduct a physical inspection of any of the properties or assets. Also, MJK does not express an opinion regarding the liquidation value or solvency of either company separately, or the consolidated company following the transaction. Furthermore, MJK did not express any opinion as to the prices at which shares of Coda's common stock may trade following the date of its opinion, at the closing date for the transaction, or at any later time in the future. MJK's opinion is limited to the fairness to Coda, from a financial point of view, of the consideration to be paid by Coda in connection with the transaction, and does not address Coda's underlying business decision to proceed with the transaction. The opinion is based solely on information made available to MJK on or before the date of its opinion and reflects general market, economic, financial, monetary, and other conditions as of that date. MJK'S OPINION IS DIRECTED TO THE SPECIAL COMMITTEE OF THE CODA BOARD AND ADDRESSES ONLY THE FAIRNESS OF THE CONSIDERATION TO BE PAID BY CODA FROM A FINANCIAL POINT OF VIEW. THE OPINION DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION BY CODA TO ENGAGE IN THE TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW TO VOTE WITH RESPECT TO MATTERS RELATING TO THE PROPOSED TRANSACTION.



     In connection with its opinion, MJK reviewed, among other things, (i) drafts of the stock purchase agreement and certain other agreements related to the transaction; (ii) certain historical financial information for Coda and Net4Music; (iii) certain projected financial information for Net4Music prepared for financial planning purposes and furnished by the management of Net4Music; and (iv) certain projected data relative to Coda prepared and furnished by Coda's management. MJK made inquiries of the management of Net4Music and Coda regarding the past and current business operations, financial condition, and future prospects for Coda and Net4Music and the future prospects for the consolidated company after the transaction. In addition, MJK visited Coda's facility and held discussions with the senior management of both companies to understand their reasons for completing the transaction.



     For purposes of rendering its opinion, MJK assumed that, in all respects material to its analyses, the representations and warranties of the parties to the stock purchase agreement contained in that agreement were true and correct, the parties to the stock purchase agreement will each perform all of the covenants and agreements to be performed by it under that agreement and all conditions to the obligations of each to consummate the transaction will be satisfied without any waiver. MJK also assumed that no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Coda or Net4Music or materially reduce the contemplated benefits of the transaction to each or the consolidated company.


     In conducting the review and in performing the analyses described below, MJK did not attribute any particular weight to any information or analysis considered by it, but rather made qualitative judgments as to the significance and relevance of each factor and analysis. Accordingly, MJK believes that the information reviewed and the analysis conducted must be considered as a whole and that considering any portion of such information, without considering all of such information and analyses, could create a misleading or incomplete view of the process underlying the opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND MJK'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF MJK'S FINANCIAL ANALYSES.

     Analysis of Selected Publicly Traded Companies. MJK compared Coda's and Net4Music's financial information to similar information for publicly traded companies that offer digital music products and services over the Internet. Based upon the type and scope of products sold or services offered, size and stage of development, as measured by sales, relative profitability, as measured by operating and net income margins, and capitalization, as measured by aggregate market value, MJK focused its analysis on eight companies: Excalibur Technologies Corporation, EMusic.com, InterTrust Technologies Corporation, Liquid Audio, Inc., musicmaker.com, Inc., Preview Systems, Inc., RealNetworks, Inc. and Sunhawk.com Corporation (the "Comparable Companies").

     MJK calculated valuation ratios based on published stock prices for each of the Comparable Companies. The valuation ratios expressed the market value of each of the Comparable Companies as a multiple of several variables, including revenue for the latest twelve months and revenue, operating income, and net income per share for calendar 2000 and 2001. The projections for the Comparable Companies were based upon consensus estimates for these companies as reported by nationally recognized organizations that track research reports published by analysts from various investment firms. Valuation ratios based on operating income and net income per share could not be meaningfully calculated for the most part because all of the Comparable Companies are currently incurring operating losses and substantially all of them are projected to continue generating operating losses in the near term.

     After examining the historical performance and expectations for Coda, Net4Music and the Comparable Companies, and the market capitalizations of the Comparable Companies, MJK determined that the median revenue multiple for projected revenue in 2000 for the Comparable Companies was the most appropriate ratio for valuing Net4Music and the consolidated company under the Discounted Cash Flow Analysis. Also, MJK determined that a discounted multiple from the median revenue multiple was the most appropriate ratio for valuing Coda. This discounted multiple reflected differences in the projected growth rates and market potential for Coda's products and services compared to those of the Comparable Companies and Net4Music. Based on the near term projections for Coda and Net4Music, MJK did not calculate values for the two companies based on revenue multiples for the latest twelve months or calendar 2000 and 2001.

     Discounted Cash Flow Analysis. MJK assessed the present values of future cash flows that Coda's and Net4Music's business activities could be expected to generate over a defined time period and the residual value of each of the two companies at the end of the projected period (the "DCF Analysis"). In addition, MJK prepared a DCF Analysis for the consolidated company based on a pro forma combined set of projections for the two companies. The projected cash flows and residual value for each DCF Analysis were discounted to the present and adjusted for the debt and cash of Coda, Net4Music, and the consolidated company, as the case may be, estimated as of September 30, 2000 to determine values for Coda, Net4Music and the consolidated company.

     Based on Coda's capital structure and financial condition, the expected rates of return of investors in companies such as Coda, current capital market conditions, valuation ratios for the Comparable Companies, and other relevant factors, MJK determined that the most appropriate discount rates for Coda were between 32% and 42% and that the most appropriate multiples of revenue to determine residual value at the end of the projected period were between 3.5 and
5.1 times revenue. Based on Net4Music's capital structure and financial condition, the expected rates of return of investors in companies such as Net4Music, current capital market conditions, valuation ratios for the Comparable Companies, and other relevant factors, MJK determined that the most appropriate discount rates for Net4Music were between 42% and 52% and that the most appropriate multiples of revenue to determine residual value at the end of the projected period were between 6.2 and 7.8 times revenue. Based on the assessment done separately for Coda and Net4Music, MJK determined that the most appropriate discount rates for the consolidated company were between 37% and 47% and that the most appropriate multiples of revenue to determine residual value at the end of the projected period were between 6.2 and 7.8 times revenue. After applying these discount rates and residual multiples to the projections, MJK computed ranges of values based upon the DCF Analysis for Coda, Net4Music and the consolidated company. The ranges in estimated values for Coda, Net4Music and the consolidated company resulting from this analysis were as follows:


Coda on a stand alone basis........    $16.5 million - $30.3 million
Net4Music on a stand alone basis...    $50.7 million - $79.2 million
Consolidated company...............    $77.7 million - $126.3 million


     Pro Forma Valuation Analysis. Using forecasts and assumptions provided by Coda and Net4Music, MJK presented to Coda's special committee an analysis which compared estimated pro forma value (price) per share for the consolidated company as of the end of the calendar years 2001, 2002, 2003, and 2004 to the estimated value per share of Coda on a stand alone basis. The analysis did not assume any explicit synergies or cost savings from the transaction and assumed that the consolidated company raised an additional $20 million of equity capital in 2001. This analysis indicated that the transaction and assumed financing would result in dilution to Coda's earnings per share in calendar years 2000 through 2003, and accretion in earnings per share in fiscal 2004, assuming there would not be any synergies or cost savings from the transaction, and regardless of whether the shares subject to the put/call agreements were converted into shares of Coda. The analysis also indicated that the value per share of the consolidated company could be substantially greater in 2004 than the estimated value per share of Coda on a stand alone basis and could be lower in the earlier years, based on assumed earnings multiples computed on the basis of the estimated growth rates in revenue and operating income. Discounting the estimated future values per share back to the present at discount rates of

37% to 47% for the consolidated company and at discount rates of 32% to 42% for Coda on a stand alone basis resulted in the following range of values for Coda's common shares:

                                      PRESENT VALUE OF ESTIMATED FUTURE PRICES PER SHARE
                         ----------------------------------------------------------------------------
                                         2003                                    2004
     AT END OF:          ------------------------------------    ------------------------------------
                         CODA STAND ALONE    CONSOLIDATED CO.    CODA STAND ALONE    CONSOLIDATED CO.
                         ----------------    ----------------    ----------------    ----------------
Before conversion of
  Put/Call shares
With NOLs............     $3.09 - $6.44       $2.47 - $4.02       $4.40 - $9.85       $7.38 - $13.47
Fully Taxed..........      1.95 -  4.06        0.43 -  0.70        2.77 -  6.20        3.86 -   7.04
Fully Diluted
  (after conversion)
With NOLs............     $3.09 - $6.44       $2.69 - $4.39       $4.40 - $9.85       $7.67 - $14.00
Fully Taxed..........       1.95 - 4.06         0.81 - 1.31        2.77 -  6.20        4.42 -   8.06

     Analysis of Selected Merger and Acquisition Transactions. MJK reviewed numerous transactions that were selected on the basis of the comparability of the acquired companies to Net4Music with respect to several factors (the "Comparable Transactions"). Criteria used in the selection of the Comparable Transactions included, but were not limited to, the following: the importance of the Internet for the business and distribution channels of the acquired company; the type and scope of products or services sold over the Internet; the size and stage of development of the acquired company, as measured by sales; and relative profitability, as measured by operating and net income margins. In addition, MJK concentrated on transactions that were announced since April 1, 1999, and those for which relevant financial data was available. The following table lists the transactions that MJK summarized (the "Comparable Transactions "):

EFFECTIVE DATE OF TRANSACTION        ACQUIRING COMPANY            ACQUIRED COMPANY
-----------------------------        -----------------            ----------------
August 10, 1999                  RealNetworks, Inc.           Xing Technology
November 15, 1999                Homestore.com                Homefair.com
November 16, 1999                EMusic.com                   Cductive.com
November 30, 1999                EMusic.com                   Tunes.com
December 16, 1999                Mediaconsultant              Physicians' Online
January 25, 2000                 RealNetworks, Inc.           Netzip, Inc.


     Valuation ratios were calculated for each of the Comparable Transactions based upon the revenue for the acquired companies during the latest twelve months before completion of the Comparable Transactions. Other valuation ratios based upon other operating parameters were not calculated because all of the Comparable Transactions were generating losses. The average revenue valuation ratio for the Comparable Transactions was then applied to Net4Music's projected revenue for calendar 2000 through 2004 to compute an estimated range of future values for Net4Music's business. These values were then discounted to the present using a cost of capital of 47% and adjusted for the net cash of Net4Music estimated at September 30, 2000 to arrive at a range of present equity values of approximately $20 million to $195 million. These aggregate estimated equity values were then compared to the implied value of approximately $63 million for Net4Music in the transaction, based upon the number of fully diluted shares of Coda to be issued to shareholders of Net4Music and Coda's share price as of August 9, 2000.

     Acquisition Premium Analysis. MJK also looked at the relative values of Coda and Net4Music from the perspective of an acquisition of Coda by Net4Music, given that the shareholders of Coda will own less than 50% of the consolidated company after the transaction. MJK applied an acquisition premium of 58 percent to the market capitalization of Coda on June 20, 2000, the day before the announcement of the transaction with Net4Music. This premium was based upon the median percent premium paid for transactions involving companies in the computer software and services industry as reported by MergerStat Review 2000. In addition, MJK applied an acquisition premium of 35 percent to the market capitalization of Coda on June 20, 2000. This premium was based upon the median percent premium paid for transactions involving companies with a transaction value between $25 million and $50 million, as reported by MergerStat Review 2000. Using these premiums, MJK computed an estimated range of values for Coda of approximately $33 million to $39 million in a transaction involving the purchase of Coda. These values for Coda were then compared to the estimated value for Net4Music computed in the DCF analysis. Based on this comparison, Coda's value, after adding an acquisition premium, ranged from 34% to 38% of the combined value of Coda and Net4Music.



     Contribution Analysis. MJK compared the relative contribution to revenue and operating income for the projected consolidated results from both Coda and Net4Music. Based on the projections for the two companies, Coda is projected to contribute 75.3% of the revenue for the combined company for calendar year 2001, which contribution percentage is projected to decline to 29.9% in calendar year 2004. Based on the projections for the two companies, Coda is projected to contribute 28.0% of the operating income for the combined company for calendar year 2003 and 18.3% of the operating income for the combined company for calendar year 2004. For the period 2001 through 2004, Coda is projected to contribute 41% of the cumulative revenue and 33% of the cumulative operating income.



     Coda selected MJK on the basis of its experience in valuing securities in connection with mergers and acquisitions, and its knowledge of Coda and its marketplace. MJK and its affiliates are regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate, and other purposes. One or more affiliates of MJK maintain a market in Coda common stock. In the ordinary course of business, MJK and its affiliates may actively trade or hold the securities and other instruments and obligations of Coda for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities, instruments or obligations. Coda has agreed to pay MJK a fixed fee of $175,000 for providing the opinion and has agreed to reimburse MJK for its reasonable out-of-pocket expenses and to indemnify MJK against certain liabilities, including those arising under securities laws. MJK is a subsidiary of Stockwalk.com Group, Inc., which has entered into an agreement to acquire John G. Kinnard and Company, Incorporated, which is another market maker of Coda common stock.



NET4MUSIC FINANCIAL ADVISOR



     In connection with the transaction, Net4Music engaged FleetBoston Robertson Stephens International Ltd. ("Robertson Stephens") to provide financial advisory and investment banking services to Net4Music. In the event the transaction is consummated, Robertson Stephens will be paid a fee which is based upon the value of the transaction.

Robertson Stephens did not render any advice to Coda's board of directors or the special committee.


EXCHANGE OF SHARES


     At the closing, (i) certain shareholders of Net4Music will receive a number of shares of Coda common stock, (ii) certain Net4Music option and warrant holders will receive Coda options and warrants and (iii) the remaining shareholders and option and warrant holders of Net4Music will enter into a put and call agreement with Coda such that after the transaction the Net4Music shareholders and option and warrant holders will beneficially own 67% of the common stock of Coda on a fully diluted basis. The put and call agreement provides that the shareholders or option and warrant holders of Net4Music who are parties to the agreement can, at any time during the five-year period following closing of the transaction under the stock purchase agreement, require Coda to acquire their shares of Net4Music in exchange for Coda common stock based on the same conversion ratio applicable to the Net4Music shareholders who shall receive Coda stock at the closing. Because the specific conversion ratio will not be known until the closing of the transaction, Coda has assumed that the conversion ratio will be .78 for purposes of this Proxy Statement/Prospectus. Under the stock purchase agreement, the conversion ratio is to be calculated by dividing (i) the product obtained by multiplying 2.0303 by the number of shares of Coda common stock outstanding on a fully diluted basis by (ii) the number of shares of Net4Music stock outstanding on a fully diluted basis. Based on an assumed conversion ratio of .78, Coda will issue approximately 16,565,075 shares of Coda common stock in exchange for Net4Music stock upon consummation of the transaction under the stock purchase agreement and the put and call agreement. Certificates representing these shares shall be delivered to the Net4Music shareholders at closing or upon exercise of the put and call rights.


     Because the value of Coda shares fluctuates, the market value of the Coda common stock that Net4Music shareholders will receive in the transaction may increase or decrease following the transaction.

     Coda will not issue any certificates or scrip representing fractional shares of Coda common stock in the transaction. If a fractional share results from the application of the conversion ratio to the number of shares of Net4Music common stock owned, then, in lieu of any such fractional share, each holder of Net4Music common stock who otherwise would be entitled to receive a fractional share of Coda common stock in the exchange will receive an amount of cash (without interest) determined by multiplying (1) the closing price of Coda's common stock as reported by the Nasdaq Stock Market on the date of closing, by (2) the fractional share interest of Coda common stock to which such holder would otherwise be entitled. Coda is not obligated to make any such payment if it is less than $1.00.

REPRESENTATIONS AND WARRANTIES

     In the stock purchase agreement, Net4Music makes certain representations and warranties to Coda regarding Net4Music and its subsidiaries, including, among others, as to:

     - their corporate existence;

     - the authorization, execution, and enforceability of the stock purchase agreement and related agreements;

     - Net4Music's capital structure;

     - the accuracy of Net4Music's recent financial statements;

     - the absence of material litigation and undisclosed liabilities;

     - the absence of material adverse changes since March 31, 2000;

     - certain tax matters;

     - the absence of violations of material agreements;

     - intellectual property rights;

     - compliance with regulatory requirements;

     - the adequacy of insurance;

     - the need for third party consents to the transaction; and

     - certain employment matters.

     Coda makes substantially similar representations and warranties to Net4Music and its shareholders regarding Coda and its subsidiary.

     The Net4Music shareholders also make certain representations and warranties to Coda regarding their ownership of Net4Music stock and their ability to transfer the stock to Coda free and clear of any liens and without the need for any specific consents of third parties.

CERTAIN COVENANTS

     Net4Music, its shareholders and Coda have each agreed to the following covenants, among others:

     - to obtain all required approvals and consents to the transaction;

     - to preserve the accuracy of their respective representations and warranties;

     - to maintain the business operations of Net4Music and Coda, as the case may be, in accordance with past practices and sound business judgment; and

     - to refrain from soliciting any proposal regarding the sale, merger or other transaction with Net4Music or Coda, as the case may be.

     In addition, Net4Music and Coda have agreed to the following covenants, among others:

     - to provide each other and their representatives with access to examine such information as reasonably requested, subject to confidentiality obligations; and


     - to use their best efforts to obtain the necessary authorizations for the quotation of Coda common stock on the Nasdaq National Market following the transaction with Net4Music.



     Further, Coda has agreed to take all action necessary to register with the Securities and Exchange Commission ("SEC") the shares to be issued to the Net4Music shareholders. Finally, the shareholders of Net4Music have agreed to deliver at closing agreements under which they agree to vote their shares in favor of certain board of director designees of Coda such that these designees would constitute at least one-third of the board of directors of the consolidated company.

INTERESTS OF DIRECTORS AND OFFICERS IN THE TRANSACTION

     Coda and Net4Music each believe that, except as described below, its officers and directors do not have any material interest in the transaction that is different from those of the Coda and Net4Music shareholders, respectively. Immediately after the transaction, the following members of Coda's board of directors and Net4Music's board of directors will become members of the board of directors of the consolidated company: Francois Duliege, Claude Poletti, Benoist Grossmann, Patrick Revenu, Bill Avery, Martin Velasco, John Paulson, Benson Whitney and Timothy Bajarin. The other members of the Net4Music and Coda boards of directors will resign effective with the closing of the transaction. In addition, the consolidated company will enter into employment agreements with Francois Duliege, who will be the consolidated company's Chief Executive Officer, and John Paulson, who will be the President of the Coda division of the consolidated company.

CONDITIONS TO COMPLETING THE TRANSACTION; WAIVER

     The respective obligations of Coda, Net4Music and Net4Music's shareholders to effect the transaction are subject to the satisfaction at or prior to the closing of certain conditions, including, among others:


     - the representations and warranties of each are true as of closing and that each has complied with its respective obligations under the stock purchase agreement;


     - the approval of the proposals by the Coda shareholders;

     - the receipt of any other required consents or approvals;

     - the absence of any litigation or order by any court or governmental authority restraining, enjoining or otherwise prohibiting the transaction;

     - the satisfactory completion of an investigation of the business of Coda by Net4Music and of the business of Net4Music by Coda; and

     - the execution and delivery of employment agreements from Francois Duliege and John Paulson.

     In addition, the obligations of Coda to effect the transaction are subject to the satisfaction at or prior to the closing of certain conditions, including the receipt of voting agreements from the Net4Music shareholders regarding the composition of the board of directors of the consolidated company.

     Either Coda, Net4Music or Net4Music's shareholders may waive (to the extent permitted by applicable law) any failure to comply with any obligation, covenant, agreement, or condition in the stock purchase agreement that is for the benefit of that party.

AMENDMENT AND TERMINATION OF THE STOCK PURCHASE AGREEMENT; EFFECTS OF
TERMINATION

     Subject to applicable law, any of the provisions of the stock purchase agreement may be amended by written agreement of the respective parties at any time prior to the closing of the transaction. Even if the Coda shareholders approve the proposals, Coda, Net4Music and Net4Music shareholders can agree at any time to terminate the stock purchase agreement without completing the transaction. The stock purchase agreement can also be terminated if:

     - the transaction is not completed by December 31, 2000;

     - if the closing conditions are not met; or

     - there is a breach by a party of its obligations under the stock purchase agreement.

EXPENSES AND FEES

     If either Net4Music or Coda commits a material breach of a provision of the stock purchase agreement prior to closing, the party committing the breach must pay the other party a termination fee equal to the reasonable expenses and fees incurred in connection with the transaction plus $750,000 in cash.

RESTRICTIONS ON RESALE OF CODA COMMON STOCK

     The Coda common stock issuable in connection with the transaction has been registered under the Securities Act and will be freely transferable by the recipients, except that this registration does not cover resales by shareholders of Net4Music who may be deemed to control the consolidated company after the transaction. These persons may not sell their shares of Coda common stock acquired in connection with the transaction except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 144 under the Securities Act or another applicable exemption from the registration requirements of the Securities Act. It is expected that these persons will be able to sell their shares in accordance with the volume, manner of sale, and other applicable limitations of the Securities Act and the rules and regulations of the SEC thereunder.

ACCOUNTING TREATMENT OF THE TRANSACTION

     The parties intend to account for the transaction as a purchase for accounting and financial reporting purposes under generally accepted accounting principles. Because of the treatment of the transaction as a reverse acquisition, the financial statements of Net4Music will be the financial statements of the surviving corporation. Under the purchase method, Coda's results of operations will be included in Net4Music's results of operations from and after the closing of the transaction. For purposes of preparing Net4Music's results of operations, Net4Music will establish a new accounting basis for Coda's identifiable tangible and intangible assets and liabilities based upon the fair values thereof, and record goodwill for the difference between the purchase price, including the direct costs of the transaction, and the fair value of such net assets. A final determination of required purchase accounting adjustments and of the fair value of the assets and liabilities of Coda has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the comparative pro forma per share financial information appearing elsewhere in this Proxy Statement/Prospectus are preliminary and subject to change.

CERTAIN TAX CONSEQUENCES

     There will be no tax consequences to the shareholders of Coda. The shareholders of Net4Music may be subject to certain tax consequences.

     NET4MUSIC SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE CONSEQUENCES OF THE TRANSACTION, INCLUDING THE APPLICABLE TAX CONSEQUENCES TO THEM.

                                  RISK FACTORS

An investment in Coda common stock involves a high degree of risk. You should invest only after carefully considering the risks described below and elsewhere in this Proxy Statement/Prospectus and only if you can afford to lose your entire investment. References to "we," "our" and "us" refer to the consolidated company after the transaction with Net4Music.

WE WILL NEED ADDITIONAL CAPITAL.

     We believe that existing cash and proceeds from line of credit borrowings, together with funds generated from the sale of products, will be sufficient to fund our possible capital expenditure, product development and working capital requirements for at least 12 months. Any significant change in our product development plans or marketing and distribution methods would require additional capital prior to that time. If additional capital is sought through a new line of credit, asset-based lending or the sale of equity, there can be no assurance that such capital will be available or available on terms favorable to us. The sale of equity interests would likely dilute the ownership of our shareholders. We anticipate raising additional funds through equity sales in the near future.

WE NEED TO CONTINUE OUR NEW PRODUCT DEVELOPMENT EFFORTS.

     Additional development work is required to increase the breadth of our Internet business and our repertoire for SmartMusic Studio products. We plan to launch new innovation products and services to meet the electronic commerce, publishing, communications, education and information needs of our customers. We also plan to develop new training and assessment products using technologies developed while producing Finale and SmartMusic Studio. We continue to explore the possibilities of licensing the rights necessary to use Finale to sell sheet music which can be downloaded by the consumer via the Internet and change clef and key as desired. We are also exploring the possibilities of using SmartMusic Studio to provide music education options via the Internet. There can be no assurance that our timetable for any of these development plans will be achieved, that sufficient development resources will be available or that development efforts will be successful.

WE ARE DEPENDENT ON OUR INTERNET BUSINESS AND ACCOMPANIMENT SALES AND
DEVELOPMENT.

     The penetration of the Net4Music solution is closely linked to intensive use of the Internet. As a result, our success depends on continued growth in Internet use. A number of uncertainties related to the Internet, particularly for end users, have not yet been resolved (security of transactions, adaptability, costs, ease of access, quality of service and increase in available bandwidth). Consumer perceptions of these problems could have negative consequences for us. Our growth also will depend on variables inherent in Internet markets, such as technologies that facilitate interactive communication between organizations and targeted audiences, and regulatory constraints. If the Internet develops more slowly than projected, our sales, operating results and financial condition could be adversely affected. Our future success is also dependent on our ability to obtain significant ongoing accompaniment sales. Our Internet business and accompaniment sales are both dependent upon relationships with publishers.

WE ARE ALSO DEPENDENT ON A LIMITED NUMBER OF PUBLISHERS.


     The world market for sheet music publishers is notable for the high concentration of the world catalogue among a limited number of publishers. We have entered into two major publishing contracts with two important players in the market of sheet music publishers. The titles assigned under these two contracts will, once digitalized, represent approximately 25% of our global catalogue. We have not been granted exclusivity under either of these agreements, which means that similar agreements may be made with our competitors or that the publishers themselves may sell the same titles. Further, the agreement concluded with EMI contains a clause by which we have committed to enter and digitize 100,000 titles within a reasonable period of time. EMI is entitled to terminate the agreement without notice or compensation should we fail to complete performance within the given 12 month period. We, however, believe that the minimum number should be processed without difficulty.



     We have entered into license agreements with leading music publishers, which provide us with access to certain musical titles for accompaniment development. While we believe that our relationships with these publishers are good, there can be no assurance that we will be able to maintain these relationships or make satisfactory arrangements to receive access to additional styles of music in a timely manner. The lack of a sufficient number and variety of musical arrangements would greatly limit our ability to market our Internet products and services and our SmartMusic products.


WE HAVE HAD LIMITED AND FLUCTUATING SALES OF OUR PRODUCTS.

     We have only recently begun sales of sheet music on the Internet. Coda's initial Vivace product was introduced in 1994, and new Vivace products (renamed SmartMusic Studio) were introduced in 1997 and 1998 but we have achieved only limited sales of these products. We have expanded and utilized new methods of distribution but there can be no assurance that sales of SmartMusic Studio products will achieve significantly higher levels.

     Sales of Finale products historically fluctuated with higher sales levels achieved following the release of product upgrades. Internet sales of sheet music have also fluctuated. We believe that our results of operations may fluctuate as a result of, among other things, the purchasing cycle of the education market and the timing of releases of new products and product upgrades.

THE RATE OF CONVERSION OF VISITS TO OUR WEBSITE INTO ORDERS FOR SHEET MUSIC OR MIDI FILES REMAINS LOW AND THE DIFFERENCE BETWEEN THE TWO GROWTH CURVES CONTINUES TO INCREASE.


     The average number of daily visits to the Net4Music website is at present approximately 8,000, resulting in approximately 80 orders for goods. The number of visits to our website has increased by 800% over the 5 months, whereas the number of orders for goods has increased by only 600% over the same period. Should this trend be confirmed in the medium term, our sales forecasts will need to be reduced and an adjustment made to the estimated gross sales.

WE HAVE INCURRED OPERATING LOSSES IN THE PAST AND EXPECT SUCH LOSSES TO
CONTINUE.


     On a pro forma basis, we incurred a net loss of $8,316,000 for the year ended December 31, 1999 and $3,538,000 for the six-month period ended June 30, 2000. Since inception, on a pro forma basis, we have an accumulated deficit of $14,022,000 as of June 30, 2000. We expect operating losses to continue for the foreseeable future, which losses will include noncash losses due to the amortization of goodwill to be recorded as a result of the transaction between Coda and Net4Music.


WE FACE INTENSE COMPETITION AND LIMITED BARRIERS TO ENTRY.


     Competition in digital sheet music distribution is strong and may increase if the few major traditional music distributors and publishers decide to become Internet providers of digital sheet music. While competition for the SmartMusic Studio products is limited, there can be no assurance that others, such as large electronic and musical instrument manufacturers, will not enter this market. Competition in the sale of music notation products such as Finale, Finale Allegro and PrintMusic! centers principally on the basis of price, features and ease of use. Some of the companies with which we may compete, including music publishers who may enter the Internet market, have significantly greater financial and other resources than our resources.


THE PDF FORMAT MAY BECOME OBSOLETE.


     The sheet music that we market has been entered and stored in PDF (portable document files) format. In the medium term, this format may disappear and be replaced by a format offering more functions and interactivity. Depending on the type of new format developed internationally, the PDF files of our database may or may not utilized without modification. Should an international format be adopted which is incompatible with the PDF format, part of the digitalization of the musical works will have to be redone.


CONTINUED DELAYS IN THE PRODUCTION OF OUR CATALOGUE AND QUALITY CONTROL MAY CAUSE HARM TO OUR BUSINESS.


     We are currently entering and digitizing approximately 4,000 new titles per month. We anticipate an increase of the capacity of production to 20,000 titles per month within the next 6 to 9 months, which would entail an increase in entering and digitalization costs. In addition, the quality control team will have to be strengthened. Our catalogue production capacity is an important element in negotiations with publishers. Should our business continue to develop, we may reach the limits of our capacity for entering and digitizing new titles.


OUR ACTIVITY MAY BE AFFECTED BY TECHNOLOGY FOR TRANSCRIPTION OF MIDI FILES INTO SHEET MUSIC.


     Several transcription programs of MIDI (musical instruments digital interference) files into sheet music are available on Internet and can be downloaded free of charge. In the present state of technology, this transcription entails a considerable loss of information between the MIDI file and the sheet music. However, the result obtained by such transcription may interest amateur musicians or beginners who thus have access to free sheet music. If this type of alternative technology develops or becomes widely used, we could face market share losses or fail to obtain future market shares.

OUR SECURITY SYSTEM FOR TRANSACTIONS MAY BECOME OBSOLETE SHOULD AN INTERNATIONAL STANDARD BE ADOPTED.


     Based on software for which we have been granted a license, we have internally developed a proprietary technology for securing transactions (secure music distribution engine) with end users. This proprietary technology today is one of our main arguments to convince sheet music publishers to entrust us with the online distribution of their catalogue, since it protects us against digital copying of our catalogue or multiple printing of the sheet music downloaded. However, this security system will be effective for only a limited period by reason of technological change. We must, therefore, devote new resources to the improvement or modification of the system. Furthermore, there is no system available at present on the market affording us protection against the risk of photo-pirating of printed works. We will bear the entire loss of earnings caused by such process.


PAYMENT OF ROYALTIES TO COPYRIGHT COLLECTION AGENCIES FOR ONLINE SALES OF MIDI FILES MAY BE GREATER THAN ANTICIPATED.


     With the exception of royalties paid to American copyright collection agencies, we pay at present no royalty on the sales of MIDI files due to the current debate surrounding the legal categorization of MIDI files. We believe that copyright collection agencies in our target countries will adopt a general position on this question in the short or medium term, and that we will have to pay royalties to these agencies for the marketing of the MIDI files.


THE LAWS AND REGULATIONS THAT GOVERN OUR BUSINESS CHANGE RAPIDLY.

     Governments have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

     - Privacy Law. Current and proposed United States federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to use the information in our data bases to generate revenues.


     - Encryption Laws. Record industry associations have lobbied the United States federal government for laws requiring music transmitted over the Internet to be digitally encrypted in order to track music rights and prevent unauthorized use of copyright music. If such laws are adopted, we may need to incur substantial costs to comply with these requirements or change the way we conduct business.


     - Content Regulation. Both foreign and domestic governments have adopted and proposed laws governing the content of material transmitted over the Internet. These include laws relating to obscenity, indecency, libel and defamation. We could be liable if content delivered by us or placed on our website violates these regulations.

     - Sales and Use Tax. We do not currently collect sales, use or other taxes on the sale of goods and services on our website into the United States other that on sales in Minnesota. However, states or foreign jurisdictions may seek to impose tax collection obligations on companies that engage in online commerce. If they do, these obligations would limit the growth of electronic commerce in general and limit our ability to profit from the sale of goods and services over the Internet. On May 10, 2000, the United States House of Representatives voted overwhelmingly to extend until 2006 the tax moratorium on Internet commerce.

Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations would harm us by subjecting us to liabilities or forcing us to change the way we do business.

WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL.

     We are highly dependent on a limited number of key management, including Francois Duliege and John Paulson, and technical personnel, including software programmers who are in limited supply in the current labor market. Our future success will depend, in part, on our ability to attract and retain highly qualified personnel. There can be no assurance that we will be successful in hiring or retaining qualified personnel. The loss of key personnel, or inability to hire and retain qualified personnel, could have an adverse effect on our business, financial condition and results of operations. We do not have key-person life insurance on any of our key personnel.

WE ARE DEPENDENT UPON PROPRIETARY TECHNOLOGY AND WE CANNOT ASSURE PROTECTION OF SUCH TECHNOLOGY.

     We are dependent on proprietary technology. A number of patents have been issued to or licensed to us. There can be no assurance that our proprietary technology will provide us with significant competitive advantages, that other companies will not develop substantially equivalent technology or that we will be able to protect our patented and nonpatented technologies. We could incur substantial costs in seeking enforcement of our patents or in defending ourself against patent infringement claims by others. We are not aware of any patents held by others that would prohibit the use of technology currently used by us. Further, there can be no assurance that we will be able to obtain or maintain patent protection in the markets in which we intend to offer products.

WE ARE DEPENDENT UPON CERTAIN SUPPLIERS.


     We are dependent on certain suppliers for delivery of components and assembly of our SmartMusic products. While we believe that alternative suppliers are available, any interruption of supply from current vendors could cause delays in the shipment of such products. We will likely have to subcontract part of our music sheet engraving. Should a subcontractor terminate its agreement with us, the selection and training of new subcontractors may affect our production capacity.


OUR INTERNATIONAL DEVELOPMENT PLANS ARE SUBJECT TO NUMEROUS RISKS.

     One of the components of our long-term strategy is international expansion. There can be no guarantee that we will be able to promote, sell and market our solution successfully on the international market, or that we will be able to offset the cost of the resources allocated to such efforts. Moreover, we could be faced with the risks inherent in any international development, such as unpredictable changes by governmental bodies in export restrictions, quotas and customs rates, currency risks, the difficulty of managing foreign operations, the differences in technological standards among countries, labor laws and practices in certain countries, the differences in payment terms, collection problems, political instabilities, seasonal reductions in business, and unforeseen taxes and events. Such risk factors could harm our international operations and, therefore, our sales, operating results and financial condition.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.


     The Private Securities Litigation Reform Act of 1995 (the "Reform Act") provides a safe harbor for forward-looking statements made by us or on our behalf. We have made, and may continue to make, various written or verbal forward-looking statements with respect to business and financial matters, including statements contained in this documents, other filings with the SEC, and reports to stockholders. All statements which address our beliefs regarding our market, strategy, events or developments that we expect or anticipate will occur in the future, including those expected as a result of the proposed transaction between Coda and Net4Music are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and operating performance. Certain factors that could affect financial performance or cause actual results to vary significantly from estimates contained in or underlying forward-looking statements include:


     - The failure to achieve any of the economic benefits from the proposed transaction with Net4Music.

     - Competitive pressures.

     - Changes in laws and regulations.

     - Those risks identified under the Section entitled "Risk Factors."

     - General market conditions.


     - Other risks and uncertainties as detailed from time to time in our filings with the SEC.

                          MARKET FOR CODA COMMON STOCK


     Coda's common stock trades on the Nasdaq SmallCap Market tier of The Nasdaq Stock Market under the symbol: COMT. Coda has applied for listing on the Nasdaq National Market under the symbol "NMUS" effective with the closing of the transaction with Net4Music.


     The following table sets forth the quarterly high and low trade prices for the years ended December 31, 1999 and 1998 and for the first and second quarters of the year 2000:

                                               2000              1999              1998
                                          --------------    --------------    --------------
             COMMON STOCK                 HIGH      LOW     HIGH      LOW     HIGH      LOW
             ------------                 ----     -----    -----    -----    -----    -----
First quarter.........................    $5.40    $2.50    $2.13    $1.31    $1.58    $ .50
Second quarter........................     4.25     3.38     2.50     1.19     2.00     1.00
Third quarter.........................                       6.00     2.41     1.37      .56
Fourth quarter........................                       3.88     2.19     1.50      .62


     As of September 18, 2000, the closing sale price of Coda's common stock as reported by the Nasdaq SmallCap Market was $3.56. As of September 11, 2000 there were approximately 85 shareholders of record of Coda common stock. In addition, Coda estimates that an additional 1,500 shareholders own stock held for their accounts at brokerage firms and financial institutions. Coda has never paid cash dividends on any of its securities. Coda currently intends to retain any earnings for use in its operations and does not anticipate paying cash dividends in the foreseeable future. Coda's bank line of credit prohibits the payment of dividends without prior approval of the lender.

                                BUSINESS OF CODA

GENERAL

     Coda Music Technology, Inc. develops and markets proprietary music technology products designed to enhance music learning and composition, increase productivity and make practicing and performing music fun. Since 1988, Coda and its predecessor have marketed the award-winning Finale(R) music notation family of software products which eliminate the restrictiveness and tedium of music notation and have established Coda as a leader in this market. In June 1994, Coda introduced the Vivace(R)system, currently called SmartMusic Studio(TM), an innovative musical accompaniment system that responds to the musician in real-time. For students, educators, adult music hobbyists, professional musicians and composers in the approximately $6 billion music products industry, Coda's innovative products provide easy to use, efficient alternatives to traditional practice, education and composition techniques.

CODA STRATEGY

     Coda's goal is to become the leading provider of music education services and content for significant Internet sites that wish to attract and retain active music makers. Throughout the 1990s Coda developed music technologies and content designed to enhance the music-making experiences of students, teachers, hobbyists and professionals. These Coda assets, which are currently being made ready for Internet deployment, include the following:

     - Music notation technology, used by the largest music publishers in the world, expertly formats music notation on screen and paper and can also deliver sheet music electronically over the Internet.

     - Over 5,000 music accompaniment titles in a wide range of musical genres and skill levels ranging from beginner to professional.

     - Intelligent Accompaniment(R) technology that listens to solo vocalists or instrumentalists and follows their spontaneous tempo changes in a manner similar to a human accompanist.

     - Pitch recognition technology that translates audio data from a microphone into musical data in real time.

     - Software synthesis technology that uses only the computer's processing power to play music, no additional hardware or soundcards are required.

     Coda is combining these technologies to create compelling online music making and music education experiences that will be as useful and instructive as they are fun and entertaining.

PRODUCTS

  SMARTMUSIC STUDIO

     The SmartMusic Studio (formerly Vivace) technology is currently offered in a CD-ROM format, with optional hardware accessories available to enable the technology to work on slower computers. The prototype technology upon which the SmartMusic Studio system is based was patented by Carnegie Mellon University and is licensed to Coda. Coda then significantly enhanced the prototype technology with its own proprietary technology and additional patented features, producing a marketable product.

     SmartMusic Studio's Intelligent Accompaniment software allows the user to start playing at any point in a musical piece, repeat difficult-to-play segments, change instrumentation and adjust the degree to which the accompaniment follows the musician. In addition, the musician can control tempo and reverb, transpose the music into any key, play with or without repeats and designate sections of the music to cut. With a feature called "Remember Tempos," the system can adjust the accompaniment to handle even the most extreme interpretation of a passage where there is little input, or few notes, from the musician. The products also feature warm-up exercises for vocalists, the ability to tap in-tempo changes with variations in speed, and the ability to insert breath marks and cues to wait for a particular tone. These "variables" can be saved with the music, creating a personally customized version of the accompaniment.

     SmartMusic Studio's Intelligent Accompaniment software is available for 17 standard band instruments, such as flutes, clarinets, saxophones, trumpets, trombones and tubas; in 1996, it also became available for vocal applications.

  SMARTMUSIC ACCOMPANIMENTS

     The sale of a single SmartMusic Studio system has the ability to generate multiple and ongoing sales of repertoire as musicians build their own library of accompaniments. The accompaniment delivery system consists of a computer floppy disk. The accompaniment computer floppy disk will only work with Coda's SmartMusic Studio system and has been specially designed by Coda to protect against illegal duplication. A typical accompaniment computer floppy disk retails for $24.95, and usually contains more than one musical accompaniment.

     Coda has entered into license agreements with top music publishers including Hal Leonard Publishing Corporation and Warner Bros. Publications Inc. These license agreements allow Coda to produce synthesized versions of musical arrangements for use with the SmartMusic Studio system. Coda's royalty arrangements range from payments of $.75 per accompaniment SKU to five percent of the suggested retail price of the accompaniment SKU. Coda has also received the exclusive rights from certain major publishers to all solo classical works for voice, wind, brass, percussion, string and keyboard for the purpose of musical accompaniment products that respond in real time to the musician.

     Coda has created over 5,000 individual classical and jazz accompaniments, which are contained on approximately 500 computer floppy disks, for its SmartMusic Accompaniment product as well as accompaniments for the Belwin 21st Century Elementary Band Methods I, II and III. Coda made its accompaniment selection based on a review of the most frequently performed titles in state academic solo contests as well as popular titles of sheet music sold at retail outlets. These accompaniments vary in complexity from easy to challenging and cover a broad range of musical genres for almost all band instruments and voices. Coda intends to use its relationships with key publishers and other sources to select the most popular titles for development as accompaniments for SmartMusic Studio products. Further, Coda plans to expand its library of accompaniments to cover a broad spectrum of music genres, instruments and skill levels.

  FINALE

     Coda's Finale family of products, for use with Macintosh(R) and Windows(R) PC operating systems, is a market leader in the music notation software product market. Coda is a market leader in music notation software with its Finale family of products for use with and Windows(R) PC operating systems. Music notation software enables a musician to enter musical data into a computer using either the computer keyboard, a MIDI equipped electronic music keyboard or other MIDI equipped instruments and contemporaneously display the data on a computer screen as a musical score. The dramatic improvements in speed and flexibility provided by programs like Finale software have made such software the dominant method for composers, arrangers, publishers and music teachers to create printed music.

     The Finale product is among those products generally recognized as one of the most powerful and comprehensive notation software products in the world. Finale music notation software products retail for $545. Finale software is differentiated from other music notation software by its breadth and depth of features, including patented capabilities such as its "hyperscribe" feature. Hyperscribe(TM) allows users to freely play music with varying tempos via a MIDI keyboard while the software interpolates the rhythms and accurately notates the music in real time.

     Coda offers periodic updates to its Finale products, which has resulted in the development of a regular customer base. Coda also produces an Academic/Theological Edition of the Finale product that is sold exclusively to schools, schoolteachers, college students and churches at a suggested retail price of $275. This edition has also been a key source of revenue and registered user base growth for Coda, and it represents a market that is continually being replenished with new student users.

     In addition to English, product manuals are currently available in German, French, Italian, Dutch and Japanese. Coda believes the international market is a key growth opportunity as computer penetration increases worldwide. International revenues, primarily from the sale of Finale products, represented 18.2% and 15.2% of 1999 and 1998 revenues, respectively.

  FINALE ALLEGRO

     Coda introduced the Finale Allegro(R) product, a value version of the powerful Finale music notation software product, in 1993. The Finale Allegro music notation software product retails for $199 and contains a subset of the notation tools contained in the Finale product. Coda released Allegro 98 in 1998, the first update since the product was first developed. With extensive MIDI capabilities, Allegro is targeted to an audience that may not read music but needs to create "lead sheets" for other musicians, and is therefore known as, "The MIDI User's choice for music notation." The Allegro 2000 upgrade was introduced in February 2000, and is capable of exchanging files with both Finale 2000 and PrintMusic! 2000.

  FINALE PRINTMUSIC!

     Coda introduced Finale PrintMusic!(TM) for Windows, a powerful entry-level music notation software product, in April 1999. The PrintMusic! music notation software product retails for $69.95 and contains a subset of the notation tools contained in the Finale and Finale Allegro products. The PrintMusic! product allows Coda to offer an entry-level product to the retail customer, thereby expanding the base of registered users and increasing the potential for sales of notation software upgrades. Upgraded to Finale PrintMusic! 2000 in November 1999, as a platform hybrid for Macintosh and Windows, this product is targeted to a broader audience in the education and general consumer marketplace.

  INTONATION TRAINER

     Coda introduced Intonation Trainer in February 2000 at a retail price of $149.95. Intonation Trainer is an easy, yet powerful program that actually teaches woodwind and brass students how to play in tune by listening for and eliminating intonation beats within intervals and chords.

MARKETING, SALES AND DISTRIBUTION

     In late 1998, Coda hired a VP of Marketing and Sales and realigned its sales and marketing staff to present a more cohesive approach to the marketing of all of its products.

     SmartMusic Studio products are currently being sold through domestic and international distributors. Distributors service the music instrument retailers, college bookstore and educational software markets. Coda is also selling SmartMusic Studio products directly on the Web and through its customer service department. Finale products are sold through distributors, music instrument retailers, mail order software retailers, and computer dealers. Finale upgrades were sold on the Web for the first time in 1999.

     Coda believes it can significantly build on its Finale, Finale Allegro and Finale Print Music! software business by continuously expanding the installed base of users and regularly providing them with upgrades, broadening retail distribution, producing additional international versions of the products and establishing the products as a means for electronic transmission of music. Coda introduced Finale upgrades on both the Windows platform and Macintosh platform in each of the last five years. Coda also introduced the first upgrade for Finale Allegro in 1998, and introduced Finale Print Music! in 1999.

     A key marketing strategy of Coda is to introduce both the SmartMusic Studio and Finale products to students as they learn, making them more likely to continue to make music and use the product during their lives. To improve its position in the education market, Coda introduced a low-priced Finale Academic Edition for students and teachers, added an on-campus direct seller network, developed product lab packs consisting of five copies of the Finale product sold at a reduced price per copy and in 1999 introduced site licenses, which allow schools and universities to cost-effectively bring Finale music notation software products into their curriculum.

     Coda currently sells its products in over 30 countries around the world. The products are distributed by leading music software distributors in each of the international markets who are responsible for sales, marketing and technical support.

PRODUCT DEVELOPMENT

     During 1999 and 1998, Coda incurred $1,341,166 and $1,657,213 in product development expenses. Coda intends to continue to expand its current product offerings by developing products for new applications and markets.

  SMARTMUSIC STUDIO

     In 1999, SmartMusic Studio was given a new look and feel to its user interface. This new look was developed not only to increase the usefulness and attractiveness of the product, but also to make SmartMusic Studio ready to be deployed on the Internet.

  SMARTMUSIC ACCOMPANIMENTS

     Accompaniment development in 1999 focused on 1) the development of band-method music for young students published by Warner Bros., and 2) the addition of more difficult music often used by college-level students. These advanced titles included popular opera arias for soprano, mezzo-soprano, tenor and baritone voices.

     In the first part of 2000, development focused on accompaniments for basic skill development exercises. These include scales, arpeggios and other technical exercises, all of which are much more fun to practice when played with accompaniment.

     In general, Coda plans to continue adding to the existing accompaniment catalogue, creating additional accompaniments and generally broadening the accompaniment library to include other musical genres. SmartMusic Accompaniment development has limited risk and short development cycles that typically range from one month to four months. Coda has established an expertise in accompaniment development by creating procedures to synthesize classical music and mark-music sequences. Additionally, Coda has automated some of the process, and developed a technical specification that is used to standardize both quality and process. Unlike a game manufacturer, which must continually invent new games, Coda need only look to the most popular titles in the large and growing supply of musical compositions to develop additional SmartMusic accompaniments.

  FINALE

     To maintain its leadership position in the music notation marketplace, over the past five years Coda has focused significant efforts on developing upgrades of the Finale product for both the Macintosh and Windows platforms. Coda expects to make annual releases of such upgrades. After an announcement of an upgrade release, but prior to the actual release, new purchasers of a Finale product are offered this upgrade at no charge for a limited period of time. Existing Finale users are required to purchase the upgrade product at prices ranging from $79.95 to $149.95.


     In addition, Coda will continue to explore adapting its Finale products to allow online viewing, customizing and transmission of musical scores. Electronic music transmission would be used by music publishers or distributors to electronically transmit scores in Finale file format to customers who would be able to view the music, customize it, then purchase and print the score. Coda believes that the use of the Finale file format as the standard for electronic music distribution may increase demand for the Finale products. Although a product that may be used for such a purpose is not yet in commercial production, Coda currently has a beta version of such product that is being demonstrated to key publishers in order to obtain market feedback. Coda believes the cost of developing a commercially viable product is within its product development budget.

  FINALE ALLEGRO AND PRINTMUSIC!

     In 1998, Coda released the first upgrade of the Finale Allegro product. In 1999, Coda released PrintMusic!, an entry-level notation product. Both Allegro and PrintMusic! are based on Finale.

  INTONATION TRAINER

     In early 2000, Coda released Intonation Trainer, a product designed to help school band directors teach their students to play better in tune. Coda intends to continue developing music education products with its proprietary music technologies.

COMPETITION

     Coda knows of no other musical accompaniment product similar to its SmartMusic products other than In Concert(TM) by Cakewalk, which is an interactive product for MIDI keyboards. Coda believes that SmartMusic products also compete with conventional music accompaniment products by Music Minus One by MMO Music Group, Inc. and MTS 120 by Roland Corporation. These products offer students the ability to play along with prerecorded songs. They differ from the SmartMusic Studio product in that they do not automatically adjust in real-time to the musician's changes in tempo. Coda believes its SmartMusic system is unique because this product listens to wind instruments and voice. In addition, Coda sells accompaniments, while competitors sell only the applications. However, there can be no assurance that competitors will not enter the market.

     The notation market in which our Finale family of products competes is highly competitive due to the presence of established competitors such as Cakewalk and G-Vox. In addition, new products are continually being announced and introduced by companies such as NoteHeads Musical Expert Systems and Sibelius Software LTD.

     Principal competitive factors in marketing Coda's SmartMusic and Finale products include product features, quality, brand recognition, ease of use, merchandising, access to distribution channels, retail shelf space and price. However, Coda believes it competes effectively in these areas. To the extent that competitors achieve significant advantages in performance, price or other selling advantages, Coda could be adversely affected. There can be no assurance that Coda will have the resources to respond to market or technological changes, or to compete successfully in the future. Some of the companies with which Coda may compete have significantly greater financial and other resources than Coda. In addition, increasing competition in the music software market could cause prices to fall, which could adversely affect Coda's business, operating results and financial condition.

PATENTS


     Coda has licensed, on a worldwide basis for the life of the patent, from Carnegie Mellon University ("CMU") the use of the U.S. patent which covers the automated accompaniment that listens to and follows tempo changes from a live performance. Coda has further developed this technology and patented additional features. Coda has obtained five patents, in addition to the CMU patent, that protect improvements to the user control of the software, certain aspects of the repertoire file which enhance the following capabilities of the software: enhancements to the following algorithm, accompaniment controls and repertoire data files and miscellaneous interface features of the product. As a result of the additional patented features developed by Coda, and the ability of Coda to develop an extensive library of repertoire over the next several years, Coda does not believe that it will be materially adversely affected by the expiration of the CMU patent in 2005.

     Coda's Finale product is covered by three separate patents which protect the data structure, the ability to enter music into the product by tapping tempo with a pedal device or computer keyboard, and the method of automatically assigning guitar fingerboards to a notated chord. These patents are licensed from Wenger Corporation on a royalty-free, exclusive, worldwide basis for the life of the patents.

TRADEMARKS

     Coda owns the registered trademarks in the United States for Allegro(R), Coda(R), Finale(R), Finale Allegro(R), The Art of Music Notation(R), Vivace(R), V(R), Intelligent Accompaniment(R), SmartMusic(R), Hyperscribe(R), Intelligent Accompanist(R) and Personal Accompanist(R). In addition, the names Coda and Finale have been protected in some foreign countries. Coda has applied for trademark registration in the U.S. for Practice Studio(TM), SmartMusic Studio(TM), SmartMusic Accompaniments(TM), Quickscribe(TM), MakeMusic(TM), Makemusic.com(TM), IntonationTrainer(TM) and Finale PrintMusic!(TM).

MANUFACTURING

     Printing of user manuals and packaging and manufacture of related materials are performed to Coda's specifications by outside subcontractors. Currently BBI Computer Systems, Inc. ("BBI") provides key-disk protection for accompaniment products. While BBI is not the only seller of copy disk protection, Coda has a significant investment in incorporating their protection mechanism into the accompaniment product inventory. No other products are vendor specific. Coda currently uses Advanced Duplication Services, Inc. to perform standard copying and assembling services, including copying the accompaniment floppy disks and other product software CD-ROM disks, and assembling the product manuals, disks and other product literature into packages.

EMPLOYEES


     As of June 30, 2000, Coda employed 54 full-time employees. Of these, 18 served in the product and repertoire development area, 9 in product testing and end user support, and 27 in administrative and sales-related activities. Coda believes that its relations with its employees are good. None of Coda's employees are covered by a collective bargaining agreement. In addition, Coda relies on independent contractors to develop its repertoire. Coda has had no difficulty contracting with these individuals and believes that its relationships are good. Should Coda have difficulty securing the services of such persons in the future, it could adversely affect operations.


PROPERTIES

     Coda leases approximately 12,150 square feet of office and warehouse space at 6210 Bury Drive, Eden Prairie, Minnesota 55346, for current annual net rent of approximately $110,000. This lease expires on March 31, 2002.

LEGAL PROCEEDINGS

     Coda is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its financial condition or results of operations.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                         RESULTS OF OPERATIONS FOR CODA

GENERAL

     Coda develops and markets proprietary music technology products that enhance music learning and composition, increase productivity and make practicing and performing music fun. These products include Finale, a music notation product used by professional and amateur composers alike; Finale Allegro, a less fully featured, value-priced version of Finale; Print Music!, an entry-level notation product; SmartMusic Studio (previously called Vivace), an Intelligent Accompaniment product used by musicians and vocalists to make practice more fun and productive; and an extensive catalogue of SmartMusic Accompaniments.


     Coda acquired the Finale product on December 31, 1992 and enhanced and marketed this product while developing Vivace accompaniment products. In June 1994, the first test markets of the Vivace product were launched with a modular system product at a suggested retail price of $2,295. Technological advancements enabled Coda over several stages to reduce, then eliminate expensive hardware components. Early in 1998, the software-based product was renamed SmartMusic Studio. Late in 1999, SmartMusic Studio was further upgraded to SmartMusic Studio 6.0, with an updated look, and suggested retail prices of $79.95 and $119.95, depending on features included.


     Coda has historically released annual upgrades of the Finale notation product. Finale 2000, Finale Allegro 98 and Print Music! were released in 1999.

RESULTS OF OPERATIONS


For the periods ended June 30, 2000 compared to the periods ended June 30, 1999.



     Net Sales. Net sales of $1,056,946 for the quarter ended June 30, 2000 increased $101,161, or 11%, over the quarter ended June 30, 1999. The increase in net sales between the two periods reflects a 21% increase in sales of Finale music notation software product partially offset by a decrease in net sales from the SmartMusic Studio (formerly Vivace Intelligent Accompaniment(R)) products.



     Net sales for the six months ended June 30, 2000 were $2,869,257, a $697,115 or 32% increase over net sales for the six months ended June 30, 1999. Finale, PrintMusic and Allegro product sales represented 80%, 9% and 11% of the increase respectively, offset by decreases in SmartMusic product sales. The Finale sales increase in both the quarter and six months ended June 30, 2000 is due to new consumer acceptance of the latest release and what it offers to the user. Sales of PrintMusic!, introduced in March 1999, are up 161% and 374% for the quarter and six months, respectively.



     Net sales dollars and units for SmartMusic products decreased on a quarterly comparison with the same periods in 1999. Comparative unit sales information for the periods is represented in the table below:



                                                   QUARTER ENDED        SIX MONTHS ENDED
                                                 ------------------    ------------------
                                                 6/30/00    6/30/99    6/30/00    6/30/99
Applications.................................       311        331      1,282        997
Accompaniments (Repertoires).................     2,646      4,963     12,328     12,992

     Both application and accompaniment sales are down for the quarter ended June 30, 2000 compared to the same quarter in 1999 due to the transition from a dealer to a direct sales program during the second quarter of fiscal year 1999. Management continues to have confidence in the product line, but is also evaluating current distribution strategies, including online deployment of accompaniments and additional music exercises.



     Gross Profit. The gross profit of $897,804 for the quarter ended June 30, 2000 increased by 62,933, or 7% from the same quarter in 1999 due to higher sales levels. The gross profit of $2,470,999 for the six months ended June 30, 2000 increased by $580,599 or 31% also due to higher sales levels described above.



     Sales and Marketing Expenses. For the quarter ended June 30, 2000 sales and marketing expenses of $375,378 were $57,648, or 13% lower than for the quarter ended June 30, 1999. Sales and marketing expenses of $973,653 for the first six months of 2000, were $107,080 or 12% higher than for the six months ended June 30, 1999. The change in the second quarter is related to the timing of advertising and direct mail costs relating to various projects. Another reason for the decrease over a year ago is the leveraging of package and collateral design investments made in all products as well as introduction of PrintMusic, and repositioning of Finale in 1999. The increase in the six month period is related to trade show and travel costs resulting from Coda's attendance at more trade shows; material design costs related to the release of Intonation trainer; higher direct mail costs related to additional product mailings; and increased personnel costs in customer service and post-sale technical support related to higher sales levels.



     Product Development Expenses. Product development expenses of $359,990 for the quarter ended June 30, 2000 were $10,154 or 3% lower than for the quarter ended June 30, 1999. For the six months ended June 30, 2000, product development expenses of $718,491 were $5,131 or 1% lower than for the six months ended June 30, 1999. The major reason for the decrease in expense in both periods is related to decreased staffing and outside contractor costs, partially offset by higher amortization rates of previously capitalized development costs.



     General and Administrative Expenses. General and administrative expenses for the second quarter of 2000 were $520,601, or 10% lower than for the second quarter ended June 30, 1999. General and administrative expenses of $1,097,260 for the six months ended June 30, 2000 decreased $44,757 or 4% over the six months ended June 30, 1999. The decrease in both periods relates to the decrease in exploration of e-commerce and Internet opportunities including consulting expenses paid to US Web/CKS.



     Interest Income, Net. Coda had interest income of $12,896, net of $6,240 interest expense for the quarter ended June 30, 2000. Net interest income decreased $2,500 or 19% when compared to the quarter ended June 30, 1999. For the first six months of 2000, Coda had interest income of $33,173, down $1,976 or 6% when compared to the first six months of 1999. The lower interest income is attributable to Coda's lower average cash and investment balances in 2000 compared to 1999. Coda's financing is discussed further under the caption "Liquidity and Capital Resources".



     Net Loss. The changes in net losses for the three and six month periods ended June 30, 2000 are attributable to the changes in revenues and costs described above. The net loss of $345,268 for the quarter ended June 30, 2000 is $186,106 or 35% improved over the $531,373 loss in the quarter ended June 30, 1999. For the six months ended June 30, 2000, Coda's loss of $285,232 is less than the loss of $806,663 for the six months ended June 30, 1999.

For the year ended December 31, 1999 compared to the year ended December 31, 1998.


     Net Sales. Net sales for 1999 were $6,356,136 or 1% lower than revenues for 1998. This total decrease reflects a 10% increase in Finale, Finale Allegro and Print Music! sales, offset by a 45% decrease in SmartMusic Accompaniments and SmartMusic Studio product and miscellaneous accessories sales. Finale 2000 sales since product release are 20% higher than Finale 98 for the same time period. The decrease in SmartMusic Applications and accompaniments is attributable to smaller promotion efforts while waiting for the release of SmartMusic Studio 6.0, and difficulties in transitioning to new channels to market that include both distributors and a direct-to-general-consumer market. Comparative SmartMusic Studio unit sales information for the year is represented in the table below:

                                                                12/31/99    12/31/98
                                                                --------    --------
Applications................................................      2,352       4,613
Accompaniments (Repertoires)................................     19,123      24,752

     Gross Profit. The 6% increase in gross profit dollars between years reflects improved gross margins and product mix changes due to Finale sale increases and SmartMusic sale decreases. The 1999 gross profit percentage of 88% compares favorably to the 1998 gross profit percentage of 82%.

     Sales and Marketing Expenses. Sales and marketing expenses of $2,040,615 increased $342,900 or 20% compared to 1998. The principal components of this increase include approximately $113,076 related to increased material design and duplication costs for the development of new box designs and promotional materials for existing and new products; $39,322 related to increased travel and attendance at trade shows; and $179,613 related to higher personnel costs partially due to the addition of a Vice President of Marketing and Sales late in 1998.

     Product Development Expenses. Coda expensed product development costs of $1,341,166 in 1999, a decrease of $316,047 or 19% over 1998 expenses. The decrease is related to reductions in personnel costs as a result of lower repertoire development efforts for SmartMusic Accompaniments.

     General and Administrative Expenses. General and administrative expenses of $2,729,191 in 1999 were $794,015 or 41% greater than the amount incurred in 1998. The increase relates to $989,491 from the investment in Internet activities, primarily consulting, offset by reductions in other general and administrative areas including personnel, legal, director fees and travel.

     Product Repositioning. In 1998, Coda developed SmartMusic Studio, a new and renamed version of the Vivace Practice Studio(TM) product. In connection with this introduction, Coda no longer needed to utilize some component parts. Expenses totaling $856,000 for product returns and inventory write-offs were incurred in 1998 relating to this product repositioning.

     Interest Income, Net. Coda had net interest income of $71,645 in 1999 compared to $88,670 in 1998. The $17,025, or 19%, decrease related primarily to lower cash balances and funds available for investment.

     Net Loss. The net loss of $455,612 for 1999 is favorable compared to the loss of $804,455 incurred in 1998, This decrease in the loss is attributable to the changes in revenues and costs described above. Coda would have produced net income of $533,879 without the $989,491 Internet investment costs.

INCOME TAXES

     Because of net operating losses Coda has not incurred income tax expense. For income tax reporting purposes, net operating loss carryforwards as of December 31, 1999 were approximately $10 million, which are currently available to offset Coda's future taxable income as of December 31, 1999. These carryforwards begin to expire in 2005. A valuation allowance equal to the full amount of the related deferred tax assets has been established due to the uncertainty of its realization. The valuation allowance will be removed when Coda believes profits are such that the deferred tax assets will be realized. If the transaction is consummated, Coda will experience an "ownership change" for purposes of Section 382 of the Internal Revenue Code of 1986, thereby limiting the annual use of its net operating loss carryforwards to approximately $1,380,000 per year.

LIQUIDITY AND CAPITAL RESOURCES


     Coda has a $500,000 line of credit with a bank available to finance its working capital requirements. Effective March 1, 2000, $250,000 of the line was converted into a $250,000 installment note payable over three years which limits the line of credit availability to $250,000. A $100,000 certificate of deposit is pledged against the loan. The borrowings under the line of credit are limited to 75% of eligible accounts receivable plus 25% of eligible inventories, as defined, bear interest at 1% over the bank's reference rate and are collateralized by all of the accounts receivable, inventory and general intangibles of Coda. As of June 30, 2000 there were no borrowings under the line of credit other than the installment note.



     Net cash used in operating activities totaled $288,960 for the six months ended June 30, 2000. In addition, Coda made capital expenditures for furniture, equipment and fixtures of $611,149 and repertoire development costs of $65,796 in the six months ended June 30, 2000. During the six months ended June 30, 1999, Coda used cash for operating activities of $232,090, and made capital expenditures for furniture, equipment and fixtures of $68,196 and repertoire development of $85,667.



     Coda anticipates that additional capital expenditures for 2000 will approximate $50,000. Management believes existing cash and proceeds from line of credit borrowings, together with funds generated from the sale of products, will be sufficient to fund its capital expenditure, product development and working capital requirements through the next 12 months. Management expects that cash in excess of current requirements will continue to be invested in investment grade interest-bearing securities.

         SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF CODA


     The following table provides information as of September 1, 2000, concerning the beneficial ownership of each person known to Coda to be the beneficial owner of more than 5% of Coda's outstanding common stock, by each of the President and Chief Financial Officer of Coda, by each director of Coda, and by all directors and executive officers of Coda as a group. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



                NAME AND ADDRESS OF                      NUMBER OF SHARES     PERCENT OF
                  BENEFICIAL OWNER                      BENEFICIALLY OWNED     CLASS(1)
                -------------------                     ------------------    ----------
Benson K. Whitney...................................        1,250,681(2)        18.3%
  821 Marquette Avenue
  Minneapolis, MN 55402
J.M. Hixon Partners, LLC............................        1,158,847(3)        17.0%
  821 Marquette Avenue
  Minneapolis, MN 55402
Gordon F. Stofer....................................          681,352(4)        10.5%
  7601 France Avenue S.
  Minneapolis, MN 55435
Cherry Tree Ventures IV.............................          667,221(5)        10.3%
  7601 France Avenue S.
  Minneapolis, MN 55435
John W. Paulson.....................................          483,000(6)         7.3%
  6210 Bury Drive
  Eden Prairie, MN 55346
Mark E. Dunn........................................           78,958(7)            *
  6210 Bury Drive
  Eden Prairie, MN 55346
Barbara S. Remley...................................           43,000(8)            *
  6210 Bury Drive
  Eden Prairie, MN 55346
Timothy M. Heaney...................................           28,270(9)            *
  614 McKinley Place N.E.
  Minneapolis, MN 55413
Glenna A. Dibrell...................................           20,492(7)            *
  6210 Bury Drive
  Eden Prairie, MN 55346
Larry A. Pape.......................................           9,600(10)            *
  2306 Glenhaven Drive
  Highlands Ranch, CO 80126
Timothy Bajarin.....................................            9,861(7)            *
  901 Campisi Way
  Campbell, CA 95008
All current directors and officers as a group (9                                36.0%
  persons)..........................................       2,605,214(11)


-------------------------

 (1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of September 1, 2000, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.


 (2) Includes (i) 1,000 shares issuable pursuant to a currently exercisable warrant, (ii) 769,231 shares held by J.M. Hixon Partners, LLC ("Hixon Partners"), (iii) 384,616 shares issuable pursuant to currently exercisable warrants held by Hixon Partners, (iv) 5,000 shares issuable pursuant to a currently exercisable option held by Hixon Partners, (v) 65,834 shares held by Gideon Hixon Ventures ("Hixon Ventures") and (vi) 7,500 shares issuable pursuant to a currently exercisable warrant held by Hixon Ventures. Mr. Whitney, as the managing member of Hixon Partners, has sole voting and dispositive power over the shares held by Hixon Partners, and has shared voting and dispositive powers over the shares held by Hixon Ventures.

 (3) Includes (i) 384,616 shares issuable pursuant to currently exercisable warrants and (ii) 5,000 shares issuable pursuant to a currently exercisable option.

 (4) Includes (i) 603,759 shares held by Cherry Tree Ventures IV, of which Mr. Stofer is a general partner, and (ii) 63,462 shares issuable pursuant to currently exercisable warrants held by Cherry Tree Ventures IV. Mr. Stofer disclaims beneficial ownership in the securities held by Cherry Tree Ventures IV.

 (5) Includes 63,462 shares issuable pursuant to currently exercisable warrants.


 (6) Includes 182,500 shares which may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.



 (7) Such shares are not outstanding but may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.



 (8) Includes 33,000 shares which may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.



 (9) Includes 1,500 shares held by a trust for the benefit of Mr. Heaney's children and 14,045 shares which may be purchased upon exercise of options and warrants which are exercisable as of September 1, 2000 or within 60 days of such date. Mr. Heaney disclaims beneficial ownership of the shares held by his children's trust.



(10) Includes 300 shares held by Mr. Pape's wife and 9,000 shares which may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.



(11) Includes 809,434 shares which may be purchased upon exercise of options and warrants which are exercisable as of September 1, 2000 or within 60 days of such date.

                           BUSINESS OF NET4MUSIC S.A.

GENERAL


     Founded in 1995 under the name "Interactive Musique Compagnie" by French conductor Claude Poletti, Net4Music's core business is currently focused on the marketing of quality digital sheet music. In this regard, Net4Music's strategy has allowed Net4Music to rapidly become one of the largest Internet-oriented companies in the sheet music industry. Building upon this core competency, Net4Music's ultimate corporate mission is to become the leading provider of a wide array of Internet solutions enabling music publishers to adapt to the changes in the music industry.



     Today, the structure of the music industry consists of multiple segments, including production studios, publishers, distributors and labels. Each of these industry segments generally provides different services within the music industry. As a result, each of these segments has already been or will likely be affected in different manners by the Internet and e-commerce.


     The role of production studios is to record and produce songs. Their role is not expected to be significantly altered by the Internet, other than using the Internet to identify music they select for production more rapidly.

     The role of labels is to manufacture and market CDs. They represent the largest share of revenue in the music industry. However, these revenues are decreasing because of the proliferation of CD burners and the dissemination of unprotected audio files on the Internet. In addition, music distribution over the Internet is likely to be audio-streaming, which does not require the marketing efforts traditionally deployed by the labels.

     The role of distributors is to ensure that sheet music and recording products (e.g., CDs) are made available in a variety of retail outlets and venues throughout the world. Also, they ensure that product is positioned correctly within these retail environments and priced appropriately.

     The role of publishers is to promote the artists they represent and collect revenues related to i) the sale of sheet music, ii) the collection of performance rights royalties, which they can obtain from collecting organizations such as BMI in the USA and SACEM in France, iii) the collection of mechanical rights royalties, which they receive from labels when the labels distribute a CD and iv) the collection of synchronization rights royalties which are paid mostly by advertising and multi-media agencies as well as film companies.

     Net4Music has identified the sheet music industry as an inefficient market where significant benefits will result from the use of the Internet to reshape the traditional industry chain. The ultimate objective of Net4Music is to use the sheet music market as a platform to develop online publishing services.

MARKET OVERVIEW


     Sheet Music. The global market for sheet music is expected to be approximately $1 billion in 2000, according to the National Association of Music Merchants. The combination of the United States, Germany, France, the United Kingdom and Japan accounts for more than 70% of the global sheet music market. The market has not seen growth for many years due to several reasons such as sourcing difficulties outside the larger cities, the lack of availability of single piece sheet music as opposed to songbooks and the increase in illegal copying.


     Net4Music's current business focus is aimed at the online distribution of sheet music. The sheet music product is particularly suited to such distribution channel because of the global nature of the product (no translation is required for scores), and significant cost-savings will result from the elimination of printing, inventory and physical distribution and the decrease in the dissemination of illegal copies due to online secured distribution systems. In addition, online distribution will dramatically increase the availability of sheet music, making it easy for consumers to locate and instantly purchase the music they desire.


     Net4Music estimates online sales of sheet music in 2000 at $20 million. By 2003 these sales are expected to reach $165 million, thereafter growing by 102% per annum. Due to the Internet, single sheet music, as opposed to songbooks, is expected to become the driving force of the sheet music market.


     MIDI files. MIDI files are encoded files that store scores played by each instrument on separate tracks. MIDI files are used with synthesizers to play, modify or arrange existing music. They are today the most universal standard used by professionals as well as by educational and entertainment entities. They can be edited and do not compete with audio files such as MP3, which are "read only" files. Most of the sales of MIDI files are achieved through retailers using floppy disks. Due to the nature of this digital format, a rapid growth in sales due to online distribution is expected.


     The market for MIDI files is expected to represent $280 million in 2000, according to Music Trades magazine, and to grow by 12% per year through 2003 reaching $400 million for that year. Net4Music estimates online sales of MIDI files in 2000 at $28 million. By 2003, these sales are expected to reach $80 million, thereafter growing by 58% per annum.

TRADITIONAL DISTRIBUTION OF SHEET MUSIC AND MIDI FILES IS INEFFICIENT


     In the context of the physical distribution of any proprietary products, each participant must independently manage the costs of manufacturing, warehousing and shipping physical inventory. The physical distribution process imposes significant time delays, geographic constraints on the delivery of products, and retail shelf space limitations. With respect to sheet music, the physical distribution chain starts with copying sheet music on to physical media and inserting it to physical packaging which is then physically distributed through a multi-party chain that eventually delivers the goods to a retail store or a corporate reseller. In addition, these traditional methods, when applied to the sheet music industry, pose the following specific inefficiencies:


     Inventory management and limitation. Publishers have contractual obligations with composers to ensure the availability of each piece of sheet music for which they own the rights. The industry of sheet music retailers is fragmented, however, and the majority of retailers are local with limited storage capacity. Inventory management is a substantial burden for them given the size and the fragmentation of catalogues for both sheet music and MIDI files. As a result, the current method of distribution is inadequate, and inventory selection is not complete.

     Number of sheet music and MIDI files not available to customers given the fragmentation of the sheet music distribution. The majority of sheet music or MIDI files is not available in-store from retailers. As a result, when ordering sheet music or MIDI files from traditional retailers, customers are generally not offered the opportunity to look at or listen to a sample before buying the product, and often experience delays in receiving their products.

     No access to single sheet music. The marketing and sale of sheet music has been mainly focused on selling compilations and songbooks while, on the other hand, most customers have expressed the desire to buy on a more selective, custom-made basis.

     Delayed availability of MIDI files. The demand for MIDI files is essentially driven by the success of recent songs and is therefore highly time sensitive. However, the traditional distribution process takes several weeks between the creation of a MIDI file and the availability of its package form in-store once packaged.


     Number of errors to be found in traditional sheet music. Given the high cost of correcting errors identified once batches of sheet music have been printed and distributed, publishers currently do not benefit from cost-effective equipment or services that would enable them to monitor corrections efficiently.


     Margins do not permit significant discounts. The costs associated with the traditional printing and distribution of sheet music consumes 85% of the total revenues of the sheet music industry. Publishers receive only 15% of such revenues, which they then have to share with the composers. As a result, groups of consumers, such as choirs, music schools or orchestras, requiring many copies of a piece of sheet music obtain limited volume discount from retail stores.

THE NET4MUSIC SOLUTION

     Net4Music offers digital files to be printed by customers. The Net4Music solution therefore replaces the entire traditional printing and distribution chain without changing the paper end products for the users. This new approach provides advantages to consumers, publishers and independent composers.


     Value to Consumers. At present, musicians buy from traditional retailers. However, as previously detailed, this traditional method of distribution has many inefficiencies and drawbacks. Through the Net4Music website, musicians will enjoy time, convenient access to a large digitized catalogue covering all music genres from musicians worldwide, along with the possibility of audio and preview sampling prior to ordering. This provides musicians and other consumers with instant access to digital sheet music that traditionally had been available only in limited, print-version formats. Purchases by individual musicians are currently estimated to comprise approximately 30% of the total revenues to be generated from online sales of sheet music over the next three years.



     Net4Music expects music schools and associations to represent some 40% of the market for sheet music within the next three years. This category of customers has been traditionally confined by the limited availability of specialized educational material and of current pop sheet music. Orchestras must buy sets of sheet music which often do not match the instrumentation of the ensemble, leading either to excess, or shortage, of sheet music. Finally, few discounts are offered to consumers buying large quantities of the same sheet music. Net4Music addresses the needs of groups of musicians and provides them with customized combinations of instrumentations, ability to download in real-time a large number of titles. The Net4Music website also promotes a large variety of educational materials. Finally, groups of musicians will have access to special discounts for educational entities and to scaleable volume discounts.

Value to Retailers


     Retailers will continue to represent a significant channel to end-users. Net4Music provides them with the solution to make the transition from an inefficient paper-based inventory management system to providing a high quality service to their customers by immediately downloading sheet music on their behalf. Digital deliveries will represent an opportunity for the retailers to eliminate space-consuming inventories of printed sheet music and to attract more consumers for other music products displayed by them. Net4Music believes that sales of sheet music through retailers will represent about 30% of the total market by 2003.


Value to Large Music Publishers


     The Net4Music solutions should enable publishers of sheet music to increase their revenues in absolute values and as a percentage of total revenue generated from the sheet music industry. As purchasers of sheet music increasingly leverage the benefits of Net4Music's website, publishers of music who digitize their music selection catalogues on Net4Music's website will gain access to an ever increasing market via a common distribution channel. Not only should the increased traffic increase the pure number of sales for publishers, they will experience reduced costs of marketing their catalogues of titles.


Value to Independent Composers and Publishers


     Net4Music offers independent composers and publishers (which generally own small catalogues) a distribution model and online self-publication tools that allow them to secure, distribute and promote their music or catalogue at low set-up costs compared to traditional channels. They achieve superior economics through revenue sharing on sales of their sheet music. Under Net4Music's sharing arrangement, approximately 40% of net revenues generated by the sales of sheet music will be effectively received by the composers or publishers. In addition, the Net4Music self-publishing solution enables composers to secure and distribute worldwide their pieces of work in as little as 24 hours after registration. Net4Music recently launched the Self Publication functionality, which enables independent artists or publishers to distribute their own sheet music on the Net4Music website.


STRATEGY


     Net4Music is pioneering a revolutionary approach to the publication, promotion, and distribution of sheet music by licensing the digital distribution of the world's largest catalogue of titles and offering associated services. Net4Music currently receives revenues by selling via its website sheet music from the Net4Music.com database both to consumers and to businesses, by providing online services to musicians and from various operating alliances with other Internet websites.


     In order to strengthen its position in the music market and to become an indispensable resource providing unique services, Net4Music has entered into agreements with major publishers and distribution sites. Net4Music distributes digitized sheet music from more than 340 publishers through long-term license agreements. Net4Music has recently entered into two significant agreements with international publishers:


     - EMI Music Publishing, which owns the world's largest music catalogue. Through various agreements entered into between the two companies, Net4Music has gained full access to EMI's entire catalogue in order to distribute and sell online to consumers digitized sheet music engraved by Net4Music for EMI. These long-term agreements are non-exclusive. This is a major accomplishment for Net4Music as this is the first time that an international publisher has granted access to its catalogue to a unique distribution website which can deliver to the world market song lyrics electronically in five languages. The arrangements are structured so that out of every 1,000 titles added to the site, 600 are to be culled from best-selling songs, with 400 other titles to be selected, 200 each, by EMI and Net4Music. Net4Music will make at least 100,000 EMI titles available on its website, the titles of which account for about 90% of EMI's annual revenue. Net4Music believes this precedent will encourage additional publishers to enter into similar agreements with Net4Music, helping it to rapidly solidify a leadership position. This agreement gives Net4Music access to a catalogue of more than one million titles for online sales.


     - Schott, which is based in Germany, is one of the world's largest publishers of classical music. Under this exclusive agreement, Net4Music will engrave and distribute digitized sheet music from Schott's best catalogue, strengthening Net4Music's leadership in the arena of online distribution of classical sheet music.

     Net4Music is now in a position to offer titles from all music genres, and its objective is to support the distribution of sheet music through license agreements with local and specialized publishers such as Symphony Land and Uncle Jazz in Europe and Lorenz Corporation and Cafe soul Brazil in the Americas.

     Net4Music has also entered into agreements with independent composers and publishers, such as Alain Souchon, a famous French popular composer, thus offering the artist the opportunity to promote the totality of his musical creations. As a result of this agreement, his fans now have direct access from his website, created in November 1999, to his sheet music stored and distributed by Net4Music.

PRODUCTS AND SERVICES

     Net4Music has quickly become one of the largest Internet-oriented companies in the sheet music industry. Since its inception, it has developed the following products and services:

     - NET4MUSIC.COM. An extensive and fully operational website launched on December 1, 1999 offering customer interaction in five languages (French, English, Spanish, German and Italian) and 22 currencies, editorial content and a musicians directory.

     - PARTITOR.COM. An independent and complementary website focused on mail order distribution, which has been fully operational since its inception in 1998 and has been integrated with Net4Music after the transaction of Net4Music's European competitor, Informusique, in October 1999.

     - DIGITAL COPYRIGHT PROTECTION SYSTEM. A proprietary technology developed to create a Digital Right Management ("DRM") system capable of enhancing copyright protection. With respect to the DRM, Net4Music has two pending applications for patent for "System and process for the digital musical files publishing" as well as two other applications with the Institut National de la Propriete Intellectuelle and the U.S. Patent and Trademark Office, respectively, for "Process for the remote publishing of musical scores".

     - LARGE DATABASE OF DIGITIZED SHEET MUSIC. Net4Music's database is one of the world's largest with respect to digitized sheet music, including music from all genres. The music skills of the Net4Music team ensure the quality of both the sheet music and the selection of titles.

     - THE GUTENBERG SERVICE. A standardized process based on detailed proprietary specifications for automated input to Net4Music's large database of digital sheet music including the Net4Music engraving facility with a staff of 70 in Madagascar.

     - LINKS TO NET4MUSIC.COM. Other major websites in the music industry, such as MP3.com, FNAC.com and Music123.com, provide links to Net4Music's website. Efficient referencing systems have been implemented through major search engines and Internet portals to enable customers to find the Net4Music website easily and rapidly when searching for sheet music.

     - MEMBERSHIP. Each customer benefits from a membership which enables him or her to monitor in a web-enabled manner his or her personal data, his or her public information entered in the directory, his or her wallet, and his or her purchase and self-publication history.

     - TECHNOLOGY INFRASTRUCTURE. The Net4Music website uses middle-range industry standard Sun machines under the Solaris operating system. For middleware, its systems use the Oracle Application Server to communicate and ensure infrastructure scalability. Net4Music can relatively easily add new machines as traffic increases, or as it adds new functionalities. The systems in place use less than 10% of existing capacity with over 10,000 visits a day and 50 concurrent users. Net4Music data are stored exclusively in Oracle 8i databases, which is one of the latest versions of Oracle formal (PDF). Net4Music's DRM system has been written in the well known C++ language. All these technological choices place Net4Music at an advantage in a highly time-sensitive market since Net4Music will not have to redesign its architecture or switch to more powerful platforms to handle a large growth in traffic and download.

     - SECURE WEBSITE. Net4Music's website is hosted by UUNet, one of the global market leaders of web-hosting and connectivity, which puts Net4Music directly on the largest Internet Backbone and provides total bandwidth scalability. Net4Music system administrators use an external real time supervision system that sends SMS messages in the event of any failure of Net4Music's front office systems. All disks use fault tolerant RAID 5 technology and daily back-ups are operated with tape and CD-ROM kept in multiple locations.

     - THE PRODUCT STORE. Through the product store, musicians can search products by key words, instruments, music genres, composers or artists and publishers. A sample of each product can be previewed before purchase. For such purposes, Net4Music has built an infrastructure which should enable it to service a substantial growth of its site activities adequately and to ensure the best available copyright protection for

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

       the musicians and publishers. The site replies very rapidly to questions and searches.

     - EDITORIAL CONTENT. Net4Music's website offers users interactive editorial, written by musicians and validated by a team of in-house journalists located in France and in the United States as well as several correspondents around the world. It targets the largest community of musicians (amateurs and professionals) and is currently available in five languages. In conjunction with its writing team, the editorial service offers users the opportunity to express themselves about their musical experience, their knowledge, etc. A large portion of the editorial services is devoted to education and offers several online courses made by highly experienced musicians. Among the services available in the editorial service are interviews and clinics held by musicians, monthly special features, comments on sheet music and MIDI files; comments and tips provided by users and information on music events.

     - THE DIRECTORY. Net4Music has implemented a directory for musicians on its website. In its directory, users can identify and promote themselves (teachers, independent publishers, music schools, DJs, stores, etc.) through a web page and can be located through a search engine. They can link this page to their own site or to their sheet music on Net4Music's website. They can also earn discounts related to the group to which they belong: retailer, teacher, etc.

     - THE ELECTRONIC WALLET. In addition to the Kleline technology, the site features proprietary secured micro-payment using most usual credit cards and an "electronic wallet". This wallet can be loaded using credit cards, bank checks or money orders and cash payments. Purchasing can be done in such a way that volume discounts are automatically granted for the purchase of multiple copies of the same score (e.g., for student groups). Payments must be made prior to downloading and printing.


     In June 2000, visitors to Net4Music's website viewed over 1,200,000 web pages and downloaded over 3,000 units of sheet music. Net4Music estimates that more than 8,000 consumers per day on average visit its website.


     The Net4Music website currently contains over 40,000 titles from all music genres, which represents the largest collection of digital sheet music available on the Internet. Net4Music will continue to expand rapidly its catalogue by seeking to add to its database more than 10,000 new titles per month on average. Net4Music has developed from inception the required technology infrastructure to support such a rapid growth both in terms of production and file warehousing. Net4Music considers such a rich and diversified offering as a key factor to success.

     Net4Music ultimately wants to create a community where any artist can publish, promote and distribute in real time to an audience of millions. Net4Music aims at offering standards to the sheet music industry in terms of the engraving process, online sheet music catalogues and search engines, and dedicated DRM protection technologies to ensure copyright protection.

     Net4Music is planning to complete a worldwide organization to be able to meet and maximize market demand. It has already established offices in Europe, the United States and Japan and its website offers services and products in five languages with payments in 22 currencies. In addition, Net4Music also intends to continue to launch new innovative

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

products and services to meet the electronic commerce, publishing, communications, education and information needs of its customers.

AGREEMENTS WITH INTERNET DISTRIBUTION SITES

     In order to effectively brand its product and ensure a steady increase of traffic to its website, Net4Music has negotiated various agreements with major players and content providers on the Internet. To date, Net4Music has entered into an agreement with www.fnac.com, the largest French online retailer for musical and cultural products, and has a link with fnac.com entitling any customer buying CDs from www.fnac.com to buy the related sheet music from Net4Music.com.

     Net4Music has also negotiated similar agreements with U.S. online retailers like Music 123 (musical instruments) and TWEC (largest music/video retailer in the U.S.), School Music, Pearson Music, ProMusicFind, and MusicWares. By establishing a presence in this area, Net4Music will accelerate its global market penetration.

PARTNERSHIPS WITH MUSIC ASSOCIATIONS


     Through such partnerships, Net4Music intends to increase its brand awareness with the communities of musicians. Among others, Net4Music has entered into alliances with the International Music Council of UNESCO, whose mission is to help the promotion of musicians and composers around the world, the European Music Competition for Youth (EMCY), the German association responsible for the organization of music competitions on behalf of over 4 million associations and organizations, and Promusicis, the foundation of father Pierre Merlet, the mission of which is to promote young talents who will in return organize musical events within prisons, hospitals and schools.


COMPETITION


     Net4Music currently competes with a few other specialized online sheet music publication companies. With respect to the market for online sheet music distribution, competition comes from a limited number of music websites and traditional distributors, which currently partner with retailers or publishers. Today, approximately 100 websites offer sheet music in hard copy sold by mail order. Most of them have less than 20,000 titles in their catalogues as opposed to www.partitor.com, the Net4Music mail order website that featured more than 180,000 titles as of June 2000. Only a few of these websites have been endorsed by the music industry and recognized by publishers as having the capacity to ensure secured digital downloads. Further, most of their catalogues are often in the public domain.



     With respect to the market for the preparation, enhancement and secure distribution of digital sheet music, companies that are currently in similar or potentially competing businesses are United States companies including:


     - SUNHAWK. Quoted on The Nasdaq Stock Market, Sunhawk has positioned itself as a provider of a digital rights management system that allows Internet users to download copyrighted material such as film, music, photographic images, and software for which the owners charge a fee. This technology relies on the "Solero" viewer provided by Sunhawk, and the associated proprietary format.

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

     - SHEET MUSIC DIRECT. The website is affiliated with sheet music distributors Hal Leonard Publishing Corporation and Music Sales Corporation. Sheet Music Direct has developed an Internet-based, purchase-on-demand delivery system for digital sheet music.

     The market for sheet music publication is dominated by three major companies (Hal Leonard, Music Sales, Warner Publications, a Warner Publishing affiliate). In addition, mid-sized publishers often have in-house publication services. These companies sell to wholesalers which in turn supply retailers. Some of them have initiated online sheet music distribution. However, the proposed solutions are based mostly on mail-order.

     Net4Music believes that it has established a variety of competitive advantages which will discourage others from competing effectively in the business of online sales and distribution of digital sheet music over the Internet. These advantages include: technologies for encrypting and managing the rights to digital content under a standard format developed by Net4Music; a digital production process designed to create what could become the largest digital sheet music catalogue available; a method of digital distribution which has been adopted by major international publishers (Net4Music has developed a plug-in that enables a fast and secure download); a fully operational, multi-lingual and multi-currency website; and a community of musicians through its website's directory and editorial content features.

EMPLOYEES


     As of June 30, 2000, Net4Music employed 144 employees, including 6 in management positions, 23 in sales and marketing, 11 in product development, 97 in engraving activities (including 70 employees in a subsidiary in Madagascar) and 7 in general administration.


LEGAL PROCEEDINGS

     Net4Music is not a party to any material litigation and is not aware of any threatened litigation that would have a material adverse effect on its financial condition or results of operations.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF NET4MUSIC S.A.

OVERVIEW

     Net4Music is an online music company that connects musicians worldwide and provides them with various products and services. Through an extensive website (www.net4music.com), Net4Music offers musicians interaction in five languages, secured download of sheet music and MIDI files available through purchase in 22 currencies, editorial content, musicians directory and self-publication opportunities.


     Net4Music was organized as a French company in December 1994 under the name Interactive Musique Compagnie ("IMC") and started its activities by selling digital sheet music through proprietary kiosks. Operations were conducted in Europe through two wholly-owned subsidiaries (Euro Music System and Music Writer Europe).


     In early 1999, Net4Music decided to refocus its strategy toward the Internet and secured a first round of financing from European venture capitalists and banks. The two French subsidiaries (Euro Music System and Music Writer Europe) were integrated and a subsidiary (Net4Music Inc.) was incorporated in the United States to form a new structure renamed Net4Music S.A. During 1999, operations consisted principally of developing the business model, developing and patenting the technology, establishing international operations for the production of digital sheet music, negotiating licensing agreements with major publishers and developing the net4music.com website.

     In October 1999, Net4Music conducted a second round of financing to sustain its operating costs and promote its activity. In 1999, Net4Music also acquired the assets of its main European competitor Informusique, providing Net4Music with: the operation of the website partitor.com (selling digital and hard sheet music); a production facility based in Madagascar (Notmad); and several licensing agreements.

     In December 1999, Net4Music launched a first version of its website with the largest database of sheet music available online (30,000 titles). Since then, Net4Music has enhanced the stability and the performance of its website, signed contracts with major publishers such as EMI, developed new features (worldwide directory for musicians, self-publication among others) and improved its production capacities.

     Net4Music is today a global company with two offices in France, a subsidiary in the United States, a subsidiary in Madagascar (Notmad) and a sales representative in Tokyo.

RESULTS OF OPERATIONS

For the year ended December 31, 1999 compared to the year ended December 31,
1998

     Revenues. Revenues decreased 74.0% in 1999 to $299 thousand from $1.15 million in 1998. Interactive kiosk revenue (which includes the sales of prepaid cards and kiosk rentals) decreased by 75.0% in 1999 to $176 thousand from $706 thousand in 1998. Engraving services, consisting of the digitalization of sheet music for publishers and artists, decreased by 66.1% to $97 thousand in 1999 from $286 thousand in 1998. Other revenue decreased by 83.6% to $26 thousand in 1999 from $159 thousand in 1998. The revenue decrease was mainly attributable to lower revenue from interactive kiosk revenue due to the decision of the management to discontinue the kiosk activity and to focus on an

Internet strategy. Revenues from the new Internet strategy had not yet commenced in 1999.

     Gross Profit (Loss). Net4Music's gross profit decreased by $955 thousand to a loss of $279 thousand in 1999 from gross profit of $676 in 1998. The main reason for the change was due to significantly lower revenue in 1999 versus 1998 and an increase in cost of sales by 21.7% to $578 thousand in 1999 from $475 thousand in 1998.

     Website Development. Website development expenses amounted to $386 thousand in 1999 and no expenditures in 1998. This reflects the change of direction for Net4Music in 1999 when it decided to start focusing on the Internet. Website development expense consists primarily of expenses required to design and develop the Net4Music website and underlying technology infrastructure. These expenses mainly include payments to third party service vendors and personnel costs.

     Content Development. Content development expenses increased 10.3% to $310 thousand in 1999 from $281 thousand in 1998. The majority of the increase resulted from increases in payroll and payments to a third party for the engraving of digital sheet music.

     Selling and Marketing Expenses. Selling and marketing expenses increased by approximately $1.1 million to approximately $1.2 million in 1999 from $40 thousand in 1998. The increase in selling and marketing expenses was primarily due to higher costs of marketing, advertising and promotion expenses to promote the Net4Music website and increased payroll and related expenses associated with the employment of additional staff engaged in advertising, sales, business development, marketing and customer service activities.

     General and Administrative Expenses. General and administrative expenses increased 421.1% to approximately $2.4 million in 1999 from $454 thousand in 1998. The increase consists primarily of payroll and related expenses for executive and administrative personnel, professional services expenses relating to financing activities, increased facilities expenses due to expansion related to implementation of Net4Music's Internet strategy and other general corporate expenses.


     Restructuring Charges. Net4Music recognized a net expense of approximately $1.2 million for restructuring charges following the strategic decision taken by its management to discontinue the kiosk activity in 1999. Restructuring charges consisted primarily of the write-off of capitalized leased interactive kiosks (approximately $816 thousand) and related development costs along with accrued interest on lease contracts (approximately $93 thousand).


     Interest Income and Expense. Net interest expense increased by $25 thousand to $108 thousand in 1999 from $83 thousand in 1998. Interest income consists of earnings on cash and cash equivalents. Interest expense consists of interest associated with short-term borrowing.

     Foreign Exchange Loss. Net4Music has international operations and in 1999 it recognized a foreign exchange loss of approximately one thousand U.S. dollars.

     Income Tax. Because of net operating losses, Net4Music was only required to pay the minimum tax payment required by French law of seven thousand U.S. dollars in 1999 and two thousand U.S. dollars in 1998.

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

     Liquidity and Capital Resources. From its inception in December 1994 through March 1999, Net4Music financed its operations and growth entirely from internally generated cash flow, bank loans, a debenture loan and capital contributions from its founders. Since March 1999 when it started its Internet operations, Net4Music raised $9.2 million through private sales of securities, including the sale of $3.3 million of common shares in March 1999 and the sale of $5.9 million of Series A preferred shares in December 1999.

     Net cash used in operating activities totaled $3.8 million for the year ended December 31, 1999 compared to net cash provided by operating activities of $106 thousand for 1998. Net cash used in operating activities for the year 1999 consisted of losses, increases in other current assets and prepaid expenses, partially offset by increases of depreciation and amortization of property and equipment that amounted to $1.3 million that was associated with Net4Music's decision to exit its kiosk business.

     Net cash used in investing activities was $1.2 million for the year ended December 31, 1999 and $140 thousand for the year ended December 31, 1998. Net cash used in investing activities for the year ended December 31, 1999 consisted primarily of purchases of computer equipment and systems.

     Net cash provided by financing activities was $9.0 million for the year ended December 31, 1999 compared to net cash used in financing activities of $118 thousand for the year ended December 31, 1998, primarily consisting of cash proceeds from the issuance of securities for an aggregate amount of $9.2 million as described above, partially offset by a net decrease in financial debt of approximately $200 thousand, compared to net cash used in financing activities of $118 thousand for the year ended December 31, 1998.

     As of December 31, 1999, Net4Music had in cash or cash equivalents $4.1 million. Net4Music currently anticipates that its available cash resources, including a capital increase of 5,706,150 Series B preferred shares at FF 20 per share, equal to approximately $17 million and which was completed on May 15, 2000, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for the next 12 months.

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


                        RECENT DEVELOPMENTS OF NET4MUSIC



INTERNET ACTIVITIES



     Net4Music started to generate revenue from its Internet activities in early 2000 by selling digitized sheet music through its digital delivery website www.net4music.com and sheet music books through its mail order website www.partitor.com. Net4Music anticipates a continuation of the development of Internet sales. In 2000, Net4Music continued to develop new features to enhance the performance of its website. Net4Music's extensive website now offers customers interaction in five languages and 21 currencies, editorial content, a directory of musicians and several specific services.



REORGANIZATION OF FRENCH ACTIVITIES



     In early 2000, following its acquisition of its main European competitor (Informusique), Net4Music reorganized its French operations and the localization of its activities in France. The Metz office which mainly had focused on the distribution of sheet music through interactive kiosks was closed following the decision taken by management to discontinue this former activity. To accommodate the integration of Informusique, the Lyon office was expanded to host the production service (quality assurance), the European sales and marketing department and a portion of the development team. The Paris office continues to focus on Internet development, editorial and administration.



ENHANCEMENT OF PRODUCTION CAPACITY



     In order to process the engraving work resulting from contracts signed with publishers, Net4Music has dramatically enhanced its production capacity during the first half of 2000. Net4Music has implemented a standardized process based on detailed, proprietary specifications for automated input to its large database of digital sheet music. Net4Music supports this process at its wholly owned engraving facility with approximately 70 employees in Madagascar and a quality assurance service based in Lyon.



CONTRACTS WITH PUBLISHERS



     As Net4Music believes its success is closely linked with the ability to provide musicians with the largest database of digitized sheet music, it has focused a large part of its efforts on signing distribution agreements with major publishers. During the first half of 2000, Net4Music entered into significant distribution agreements with the following international publishers:



     - EMI Music Publishing, which owns the world's largest music catalogue. Through various agreements entered into between the two companies, Net4Music has gained full access to EMI's entire catalogue in order to distribute and sell online to consumers digitized sheet music engraved by Net4Music for EMI. These long-term, non-exclusive agreements represent a major accomplishment for Net4Music as this is the first time that an international publisher has granted access to its catalogue to a unique distribution website. On April 29, 2000, EMI became a shareholder of Net4Music and was issued 805,290 shares of Net4Music.


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


     - Schott Musik International, based in Germany, is one of the largest and most prestigious publishers of classical music. Under this exclusive agreement, Net4Music will engrave and distribute digitized sheet music from Schott's leading catalogue, strengthening its leadership in the arena of online distribution of classical sheet music. Schott also became a shareholder of Net4Music by receiving 200,000 shares in connection with an agreement executed in February 2000.



     During the first half of 2000, Net4Music also entered into several distribution agreements with local or specialized publishers such as Symphony Land and Uncle Jazz in Europe and Lorenz Corporation and Cafe Soul Brazil in South America.



CAPITAL RESOURCES



     In order to sustain its development, Net4Music raised a private round of financing during the first half of the year 2000. An aggregate amount of approximately $17 million was raised from both previous and new investors in May and July 2000 (5,706,150 Series B preferred shares issued). Net4Music believes that it has enough resources to meet its anticipated cash needs for working capital and capital expenditures for the next 12 months.


             MANAGEMENT OF NET4MUSIC INC. FOLLOWING THE TRANSACTION

     The names and ages of the persons who will be the executive officers and directors of consolidated company after the transaction and the positions and offices they will hold are as follows:

                NAME                    AGE                  POSITION
                ----                    ---                  --------
Claude Poletti......................    50     Chairman of the Board
Francois Duliege....................    43     Chief Executive Officer and Director
John W. Paulson.....................    52     President of Coda Division and
                                               Director
Barbara S. Remley...................    48     Chief Financial Officer, Treasurer
                                               and Secretary
William Avery.......................    51     Director
Timothy Bajarin.....................    50     Director
Benoist Grossmann...................    40     Director
Patrick Revenu......................    53     Director
Martin Velasco......................    46     Director
Benson K. Whitney...................    43     Director

     CLAUDE POLETTI created IMC in 1995 in order to perform digital engraving and distribution of sheet music as well as to develop digital products and services for musicians. IMC became Net4Music in May 1999, when the Company was redirected towards an Internet strategy. Mr. Poletti holds several first prizes from Conservatoire National Superieur de Musique. He also won first prize of French broadcast, 1964. For 20 years, he headed several National Music Academies, and for four years he was President of the National Association of Music Academies. Mr. Poletti was a member of a team created by the French Minister of Industry, responsible for development of the music industry. He is the current conductor of a chamber orchestra, as well as an active organist. Mr. Poletti is also Director of the Chamber Music Festival of Tyrol (Austria).

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


     FRANCOIS DULIEGE joined Net4Music in March 1999. Prior to joining Net4Music, he held several international positions with information technology companies. After 12 years at Computervision, where his last assignment was Worldwide Vice President for the PC Business Unit, he became Vice President and General Manager of Europe, Middle East and Africa for UB Networks. He then joined Nat Systems as President of Worldwide Operations. Mr. Duliege graduated from Institut National de Sciences Appliquees and holds an MBA from Centre d'Etude Superieur de Management.



     JOHN W. PAULSON has been Chief Executive Officer and Chairman of the Board of Directors of Coda since December 1990. From 1982 to 1990, Mr. Paulson was Chairman of Springboard Software, Inc., a publicly held company he founded to develop and market educational and consumer software products. Springboard was subsequently purchased by Spinnaker Software Corp. Prior to founding Springboard, Mr. Paulson was a public school music teacher for nine years during which time he taught band, keyboard and electronic music classes. He has a Master of Arts in Music Education from the Eastman School of Music, is a published composer, and has performed as a professional musician for over ten years. Mr. Paulson has served on the board of directors of the National Association of Music Merchants ("NAMM") and the St. Paul Chamber Orchestra.


     BARBARA S. REMLEY has been Chief Financial Officer of Coda since May 1998. In 1997 and 1998 Ms. Remley consulted for various entities. From 1992 to 1997, Ms. Remley held various titles including President, Chief Operating Officer and Chief Financial Officer of Garment Graphics, Inc., a designer, marketer and distributor of licensed sports apparel, which filed a Chapter 11 bankruptcy proceeding in 1997 and was subsequently converted to a Chapter 7 liquidation proceeding. She also has ten years of public accounting experience with Ernst & Young (formerly Ernst & Ernst).

     WILLIAM AVERY became a director of Net4Music in October 1999. He is the managing partner of FG II, a private equity venture capital fund with offices in Greenwich, Connecticut, San Francisco, California and Oxford, England. Prior to joining FG II, he was employed at CUC International until its merger in 1997 with HFS Inc (now known as Cendent). While at CUC, Mr. Avery held the positions of Executive Vice President of sales and marketing for CUC's largest division and President of CUC's international division based in England. Mr. Avery has a degree in English and Spanish from Franklin and Marshall College. He is Chairman of Missionfish.com and a board member of Recollections, a photography publishing company based in New York.


     TIMOTHY BAJARIN has been a director of Coda since April 2000. He is a well-known computer industry consultant and President of Creative Strategies Inc. Mr. Bajarin has been with Creative Strategies since 1981 and has been a consultant to most of the leading hardware and software vendors in the industry including IBM, Apple, Xerox, Compaq, Dell, AT&T, Microsoft, Polaroid, Lotus, Epson, Toshiba and numerous others. His articles and/or analyses have appeared in most of the leading business and trade publications and he has appeared on national television programs as a business analyst commenting on the computer industry and is a frequent guest on PBS' The Computer Chronicles. Mr. Bajarin has been a columnist for many U.S. and international computer industry publications such as PC Week, Computer Reseller News, Asia Computer Weekly and Personal Computer World.



     BENOIST GROSSMANN has been a director of Net4Music since March 1999. He is currently a partner in Viventures, the private equity capital fund of the French group Vivendi. Mr. Grossmann began his career at EDF, the French National Electricity

Company, where he conducted research on new laser sources. He then spent six years at NASA as project manager of a space-borne laser system. After his return to France, Mr. Grossmann worked three years for Thomson-CSF in the Optronics Division. In 1993, he joined the Financiere de Brienne (risk capital group in Paris) where he managed several early-stage information technology investments in France and in the United States. Mr. Grossmann received his Ph.D. in Physics from the University of Paris VI and his MBA from the Institut d'Etude Politique in Paris.

     PATRICK REVENU became a director of Net4Music in March 1999. He is currently the managing partner in PLS Venture Capital Partners, a private equity capital fund based in Paris and Lyon, and affiliated with Avenir Finance Partners. The first ten years of his career were devoted to research, development and management relating to new technologies and processing. Mr. Revenu then spent four years, from 1977 to 1981, in the Pechiney group focusing on research and production, and three years as director of robotic processing in ASEA. Thereafter, from 1984 to 1987, he was technical director at ISOROY. Over the next five years, Mr. Revenu served as director in several French and other European firms. He founded InnovaFrance in 1997. He is a civil engineer and is a graduate of the Center of Improvement in Business.


     MARTIN VELASCO has been a director of Net4Music since July 2000. He is an international entrepreneur with extensive experience in the electronic communications industry combining the experience of large international companies with high-tech start-ups. He is a board member of Telefonica SA, the leading telecommunications services company in the Spanish and Portuguese regions of the world; several start-ups in Europe, the United States and the Asia-Pacific region; several venture and investment funds; and trans-Atlantic business organizations. Mr. Velasco was previously the co-leader of the McKinsey worldwide telecommunication group. He holds an engineering degree in electronics and a postgraduate degree in computer science from the Ecole Polytechnique Federale de Lausanne in Lausanne and an MBA from Institut Europeen d'Administration des Affaires.


     BENSON K. WHITNEY has been a director of Coda since May 1997. Mr. Whitney is the managing general partner of the Gideon Hixon Fund, a private venture capital partnership. He also serves as Vice President and Chief Executive Officer of Whitney Management Co., a family management company. In these positions he has been involved in numerous early-stage investments and serves on several boards of directors. He formerly practiced law with Popham, Haik, Schnobrich & Kaufman, specializing in regulated industries such as medical services companies and cable television.

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

             SHAREHOLDINGS OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
            OF NET4MUSIC INC. FOLLOWING THE TRANSACTION (PRO FORMA)


     The following table provides information concerning the anticipated beneficial ownership, immediately following completion of Coda's proposed transaction with Net4Music, of outstanding common stock of the consolidated company by (i) each person anticipated to be the beneficial owner of more than 5% of the outstanding common stock of the consolidated company, (ii) by each anticipated director and executive officer of the consolidated company, and
(iii) by all anticipated directors and executive officers as a group. The information assumes that: (i) the conversion ratio is .78 and that Coda will issue approximately 16,565,075 shares of its common stock to consummate the transaction, and (ii) no directors or executive officers purchase or sell any Coda common stock from June 30, 2000 through the date when the transaction is completed. Unless otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated.



               NAME AND ADDRESS OF                     NUMBER OF SHARES        PERCENT OF
                 BENEFICIAL OWNER                     BENEFICIALLY OWNED        CLASS(1)
               -------------------                    ------------------       ----------
Claude Poletti(2).................................        1,040,832               5.8%
  13, rue Etienne Delorme
  65160 Tassin la Demi Lune
  France
Francois Duliege(3)...............................          686,712               3.7%
  29 bis, avenue du Chateau
  94170 Le Perreux
  France
John W. Paulson(4)................................          483,000               2.7%
  6210 Bury Drive
  Eden Prairie, MN 55346
Barbara S. Remley(5)..............................           43,000                  *
  6210 Bury Drive
  Eden Prairie, MN 55346
William Avery(6)..................................          390,000               2.2%
  20 Dayton Avenue
  Greenwich, CT 06830
Timothy Bajarin(7)................................            9,861                  *
  901 Campisi Way
  Campbell, CA 95008
Benoist Grossmann(8)..............................        2,833,873              15.9%
  1, place Carpeaux
  92915 La Defense
  France
Patrick Revenu(9).................................        1,836,157              10.3%
  24, chemin Neuf
  69570 Dardilly
  France

               NAME AND ADDRESS OF                     NUMBER OF SHARES        PERCENT OF
                 BENEFICIAL OWNER                     BENEFICIALLY OWNED        CLASS(1)
               -------------------                    ------------------       ----------
Martin Velasco(10)................................          533,391               3.0%
  46, rue de Meunier
  1253 Vandoeuvres
  Switzerland
Benson K. Whitney(11).............................        1,250,681               6.9%
  821 Marquette Avenue
  Minneapolis, MN 55402
J.M. Hixon Partners(12)...........................        1,158,847               6.4%
  821 Marquette Avenue
  Minneapolis, MN 55402
Viventures FCPR...................................        2,865,766              15.9%
  1, place Carpeaux
  92915 La Defense
  France
All directors and officers as a group
  (10 persons)(13)................................        9,107,507              45.1%


-------------------------
  *  Less than 1%.


 (1) Shares not outstanding but deemed beneficially owned by virtue of the right of a person to acquire them as of September 1, 2000, or within sixty days of such date are treated as outstanding only when determining the percent owned by such individual and when determining the percent owned by a group.


 (2) Such shares are not outstanding but may be purchased upon exercise of his rights under the Put and Call Agreement, which rights are exercisable as of the closing of the transaction.

 (3) Such shares are not outstanding but may be purchased upon exercise of his rights under the Put and Call Agreement, which are exercisable as of the closing of the transaction.


 (4) Includes 182,500 shares which may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.



 (5) Includes 33,000 shares which may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.


 (6) Represents shares held by FG II, of which Mr. Avery is the managing partner.


 (7) Such shares are not outstanding but may be purchased upon exercise of options which are exercisable as of September 1, 2000 or within 60 days of such date.


 (8) Includes 78 shares held by Viventures and 2,833,795 shares held by Viventures FCPR. Mr. Grossmann is a partner in these venture funds. Mr. Grossmann disclaims beneficial ownership of such shares.

 (9) Includes (i) 78 shares held by PLS Ventures, (ii) 942,084 shares held by InnovaFrance FCPI, (iii) 479,647 shares held by InnovaFrance 99 FCPI and
     (iv) 414,348 shares held by Avenir Finance Partners. Mr. Revenu is the managing partner of PLS Ventures and is affiliated with InnovaFrance and Avenir Finance Partners. Mr. Revenu disclaims beneficial ownership in the shares held by PLS Ventures, InnovaFrance and Avenir Finance Partners.

(10) Includes (i) 31,200 shares which may be purchased upon exercise of options that are exercisable as of September 1, 2000 or within 60 days of such date, (ii) 167,397 shares held by Genevest Consulting S.A., of which Mr. Velasco is a director and (iii) 334,794 shares held by Sequoia Investments Ltd., of which he is an affiliate. Mr. Velasco disclaims beneficial ownership in the shares held by Genevest Consulting S.A. and Sequoia Investments Ltd.


(11) Includes (i) 1,000 shares issuable pursuant to a currently exercisable warrant, (ii) 769,231 shares held by J.M. Hixon Partners, LLC ("Hixon Partners"), (iii) 384,616 shares issuable pursuant to currently exercisable warrants held by Hixon Partners, (iv) 5,000 shares issuable pursuant to a currently exercisable option held by Hixon Partners, (v) 65,834 shares held by Gideon Hixon Ventures ("Hixon Ventures") and (vi) 7,500 shares issuable pursuant to a currently exercisable warrant held by Hixon Ventures. Mr. Whitney, as the managing member of Hixon Partners, has sole voting and dispositive power over the shares held by Hixon Partners, and has shared voting and dispositive powers over the shares held by Hixon Ventures.

(12) Includes (i) 384,616 shares issuable pursuant to currently exercisable warrants and (ii) 5,000 shares issuable pursuant to a currently exercisable option.


(13) Includes 2,382,221 shares which may be purchased upon exercise of options, warrants or rights under the Put and Call Agreement that are exercisable as of September 1, 2000, within 60 days of such date or of the closing of the transaction.


                       DESCRIPTION OF CODA CAPITAL STOCK

GENERAL

     Subject to the vote of the Coda shareholders on Proposal #1 above, Coda's Articles of Incorporation will authorize the issuance of 50,000,000 shares of common stock, without par value, and 15,000,000 undesignated shares, without par value.

COMMON STOCK


     General. As of September 11, 2000, 6,427,004 shares of common stock were issued and outstanding. No share of common stock is entitled to preference over any other share and each such share is equal to other shares of common stock in all respects. In any distribution of assets, whether voluntary or involuntary, holders of common stock are entitled to receive pro rata the assets remaining after creditors and holders, if any, of stock with a liquidation preference have been paid in full.


     Voting. Common shareholders are entitled to one vote for each share held of record on each matter submitted to a vote of the common shareholders.

     Dividends, Distributions and Redemptions. Subject to the preferential dividend rights of any subsequent classes or series of stock with such rights and preferences superior to the common stock as Coda's board of directors may designate, the common stock shareholders are entitled to receive dividends as and when declared by Coda's board of directors. However, dividends on Coda's common stock are not contemplated in the foreseeable future. Under the Minnesota Business Corporation Act (the "MBCA"), Coda may declare and pay dividends on the common stock only if it will be able to pay its debts in the ordinary course of business after making the distribution. In addition, Coda's bank line of credit prohibits the payment of dividends without prior approval of the lender.

     If Coda were liquidated, its common shareholders would be entitled to receive, pro rata, all assets available for distribution to them after satisfaction of Coda's liabilities and any payment applicable to any preferred stock then outstanding.

     No Cumulative Voting. Coda's Articles of Incorporation provide that shareholders will not have cumulative voting rights in the electing of directors. Under cumulative voting, a shareholder could cast that number of votes in favor of one candidate or among several candidates equal to such shareholder's shares multiplied by the number of directors to be elected. Cumulative voting makes it possible for less than a majority of the shareholders to elect one or more members of the board of directors. Without cumulative voting, a majority of the voting power of the shareholders entitled to vote can elect the entire board of directors.

     No Preemptive Rights. Coda's Articles of Incorporation provide that shareholders will not have any preemptive rights to subscribe for or purchase additional shares of capital stock. This means that Coda's shareholders will not be entitled to acquire a certain fraction of the unissued securities or rights to purchase Coda securities before Coda may offer them to other persons. Preemptive rights enable a shareholder to maintain the shareholder's proportional voting power and proportional rights to receive dividends and other distributions by Coda.

LIMITATION OF DIRECTOR LIABILITY; INDEMNIFICATION

     The MBCA permits Minnesota corporations, in their Articles of Incorporation, to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breach of directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of a corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by the MBCA, directors are accountable to corporations and their shareholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the MBCA provision does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. Coda's Articles of Incorporation state that its directors will not be personally liable for monetary damages for breach of their fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the company or its shareholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) corporate distributions which are in contravention of restrictions in the MBCA, Coda's Articles of Incorporation or Bylaws, or any agreement to which Coda is a party, or (iv) any transaction from which the director derives an improper personal benefit. Coda's Articles of Incorporation also provide that if the MBCA is later amended, then the liability of Coda's directors will be eliminated or limited to the fullest extent permitted by the MBCA, as so amended. The inclusion of this provision in Coda's Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Coda and its shareholders.

     Minnesota Statutes Section 302A.521 provides that Coda's officers and directors have the right to indemnification from Coda for liability arising out of certain actions. Coda has included in its Bylaws a provision to indemnify directors and officers for expenses and liabilities to the fullest extent permitted by Minnesota law.

                   COMPARISON OF RIGHTS OF CODA AND NET4MUSIC

     Upon completing the transaction, Net4Music shareholders will become shareholders of Coda. Because Net4Music was organized under the laws of the Republic of France and Coda was incorporated under the laws of the State of Minnesota, the rights of Coda's shareholders under its Articles of Incorporation and Bylaws differ in certain respects from the rights of Net4Music's shareholders under its statuts, being the equivalent of articles of incorporation and bylaws. Certain significant differences between the rights of Coda shareholders and Net4Music shareholders are summarized below. This summary does not, however, purport to be a complete description of all of the differences between the rights of shareholders of Net4Music and the rights of shareholders of Coda.

CLASSIFICATION, REMOVAL, AND NOMINATION OF DIRECTORS

     Classification. Coda's Articles of Incorporation and Bylaws do not classify its board of directors, and directors are elected each year for a one-year term.

     Net4Music statuts (articles of incorporation and bylaws) do not classify its board of directors, and directors are elected for a six-year term, it being understood that directors may be renewed by the majority of the shareholders at each ordinary shareholders' meeting.

     Amendment of Provisions. Coda's Bylaws provide that Coda's board of directors has the power to make, alter, amend or rescind provisions of Coda's Bylaws, except for provisions fixing a quorum for meetings of shareholders and provisions regarding removal of directors or filling vacancies on the board.

     Provisions of the statuts (bylaws) of Net4Music may be amended or rescinded by a vote of 2/3 of the shareholders attending or represented at extraordinary shareholders' meetings.

     Liability of Directors. Coda's Articles of Incorporation exempt directors from personal liability to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director to the full extent permitted by Minnesota law. There is no similar provision under French law.

PREFERRED STOCK


     Coda has 15,000,000 authorized but unissued shares of undesignated stock. Under Coda's Articles of Incorporation, no action by its shareholders is necessary, and only action of the board of directors is required, to authorize the issuance of any of the undesignated stock. The board of directors is empowered to establish and to designate each class or series of the undesignated shares and to set the terms of such shares (including terms with respect to redemption, sinking fund, dividend, liquidation, preemptive, conversion and voting rights and preferences). Accordingly, the board of directors, without shareholder approval, may issue such undesignated shares in one or more series of preferred stock having rights, preferences, privileges or restrictions, including voting rights, that may be greater than the rights of holders of common stock, provided, however, that the issuance of preferred stock is approved by a majority of Coda's independent directors who do not have an interest in the transaction and who have access, at Coda's expense, to Coda's or independent legal counsel.

     It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include, among other things, restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control of Coda without further action by the shareholders. Coda has no present plans to issue any shares of preferred stock.

     Net4Music's preferred stock will be converted into common stock immediately prior to closing the transaction.

SPECIAL MEETINGS OF SHAREHOLDERS

     Under Coda's Bylaws, a special meeting of shareholders may be called by certain officers, two or more directors, or shareholders holding at least 10% of the voting power of all shares entitled to vote. Under Minnesota law, a special meeting for the purpose of considering an action to effect, directly or indirectly, a business combination must be called by shareholders holding at least 25% of the voting power of all shares entitled to vote.


     An extraordinary shareholders meeting must be called for the amendment of the statuts (bylaws) of Net4Music. Quorum is one-third of the shares for the first notice and one-fourth for the second notice if needed because a quorum is not reached after the first notice. The affirmative vote of at least two-thirds (2/3) of the shares (present or represented) is required to take corporate action. By law, certain decisions require unanimous vote of the shareholders (decision increasing shareholders' liability, change of nationality of the corporation).


VOTING RIGHTS; SHAREHOLDER APPROVALS

     Under Coda's Articles of Incorporation, holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Coda's Bylaws provide that, except as specifically required otherwise under Coda's Articles or Minnesota law, all matters submitted to the shareholders are decided by a majority vote of the shares entitled to vote and represented at a meeting at which there is a quorum. Coda's Articles of Incorporation require approval by a majority of the shares entitled to vote to authorize a merger, exchange, sale of substantially all its assets, or a dissolution of Coda.


     Under the Net4Music statuts (bylaws) holders of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Except as specifically required otherwise under Net4Music statuts (bylaws) or French law, all matters submitted to the shareholders are decided by the affirmative vote of at least two-thirds (2/3) of the shares entitled to vote and represented at a meeting at which there is a quorum. Quorum is one-third of the shares for the first notice and one-fourth for the second notice if needed because a quorum is not reached after the first notice.


CUMULATIVE VOTING

     Neither Coda's nor Net4Music's governing documents provides for cumulative voting for holders of common stock.

PREEMPTIVE RIGHTS

     Under Coda's and Net4Music's governing documents, holders of common stock are expressly denied preemptive rights. Minnesota law provides that a corporation's shareholders have preemptive rights only if such rights are expressly granted in the corporation's articles of incorporation.

AMENDMENT OF THE ARTICLES OF INCORPORATION

     Under Minnesota law, an amendment to the articles of incorporation requires the affirmative vote of the holders of a majority of the shares present and entitled to vote unless a larger affirmative vote is required by the corporation's articles. Coda's Articles of Incorporation do not contain any provisions that require a larger affirmative vote in order to amend its Articles of Incorporation.

BUSINESS COMBINATIONS AND CONTROL SHARE ACQUISITIONS


     Coda is governed by Sections 302A.671 and 302A.673 of the MBCA. In general,
Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock. Such provisions of Minnesota law that do not apply to the transaction with Net4Music, could have the effect of delaying, deferring, or preventing a future change in control of Coda.


                                 LEGAL MATTERS

     The validity of the Coda common stock to be issued in connection with the transaction will be passed upon for Coda by Fredrikson & Byron, P.A., Minneapolis, Minnesota.


     Certain legal matters for Net4Music will be passed upon by Sokolow, Dunaud, Mercadier & Carreras, Paris, France and New York, New York.


                                    EXPERTS

     The audited financial statements of Coda as of December 31, 1998 and 1999, included in this Proxy Statement/Prospectus, have been audited by McGladrey & Pullen, LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of their report as experts in accounting and auditing. The audited financial statements of Net4Music as of December 31, 1998 and 1999, included in this Proxy Statement/Prospectus, have been audited by Ernst & Young Audit, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of their report as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Coda files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements, or other information filed by Coda at the SEC's public reference rooms at 450 5th Street, N.W., Washington, D.C. 20549, or at 7 World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms. The SEC also maintains an Internet site at "http://www.sec.gov" that contain reports, proxy and information statements, and other information regarding issuers, like Coda, that file electronically with the SEC.

     You can also inspect reports, proxy statements and other information about Coda at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

     Coda has filed with the SEC a Registration Statement on Form S-4 to register the Coda common stock to be issued in the transaction. This Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Coda in addition to being a proxy statement of Coda for the Special Meeting. As allowed by SEC rules, this Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement and the exhibits to the Registration Statement.

     The SEC allows Coda to "incorporate by reference" information into this Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this Proxy Statement/Prospectus, except for any information superseded by information in (or incorporated by reference in) this Proxy Statement/Prospectus.

     This Proxy Statement/Prospectus incorporates by reference the documents listed below that Coda has previously filed with the SEC. These documents contain important information about Coda and its finances.

     1. Annual Report on Form 10-KSB for the fiscal year ended December 31,
        1999;

     2. Proxy Statement for the 2000 Annual Meeting of Shareholders;


     3. Current Report on Form 8-K dated June 21, 2000;



     4. Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000; and



     5. Current Report on Form 8-K dated August 11, 2000.


     Coda is also incorporating by reference all additional documents that it may file with the SEC between the date of this Proxy Statement/Prospectus and the date of the Special Meeting.

     If you are a Coda shareholder, Coda may have sent you some of the documents incorporated by reference, but you can obtain any of them from Coda or the SEC.

Documents incorporated by reference are available from Coda without charge, except for any exhibits to those documents unless we have specifically incorporated by reference a particular exhibit in this Proxy
Statement/Prospectus. Shareholders may obtain documents incorporated by reference in this Proxy Statement/Prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

                    Coda Music Technology, Inc.
                    6210 Bury Drive
                    Eden Prairie, Minnesota 55346
                    Attention: Barbara S. Remley
                    (952) 937-9611
                    bremley@codamusic.com


     If you would like to request documents from Coda, please do so by October 12, 2000 to receive them before the Special Meeting.


     Neither Coda nor Net4Music has authorized anyone to provide you with information that is different from, or in addition to, what is contained or referred to in this Proxy Statement/Prospectus. Coda has supplied all information contained or incorporated by reference in this Proxy
Statement/Prospectus relating to Coda and Net4Music has supplied all information contained herein relating to Net4Music.

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                                ----
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
  INFORMATION
Pro forma condensed combined statements of operations
  (unaudited) for the year ended December 31, 1999 and the
  six months ended June 30, 2000............................     F-3
Pro forma condensed combined balance sheet (unaudited) as of
  June 30, 2000.............................................     F-4
Notes to unaudited pro forma condensed combined financial
  statements................................................     F-5



                                                                PAGE
                                                                ----
NET4MUSIC S.A. CONSOLIDATED FINANCIAL STATEMENTS
Auditors' report............................................     F-6
Consolidated balance sheets as of December 31, 1998 and
  1999......................................................     F-7
Consolidated statements of operations for the years ended
  December 31, 1998 and 1999................................     F-8
Consolidated statements of comprehensive income for the
  years ended December 31, 1998 and 1999....................     F-9
Consolidated statements of shareholders' equity for the
  years ended December 31, 1998 and 1999....................    F-10
Consolidated statements of cash flows for the years ended
  December 31, 1998 and 1999................................    F-11
Notes to consolidated financial statements..................    F-12



                                                                PAGE
                                                                ----
CODA MUSIC TECHNOLOGY, INC. CONSOLIDATED FINANCIAL
  STATEMENTS
Auditor's Report............................................    F-29
Consolidated balance sheets as of December 31, 1998 and 1999
  and June 30, 2000 (unaudited).............................    F-30
Consolidated statements of operations for the years ended
  December 31, 1998 and 1999 and the six months ended June
  30, 2000 (unaudited)......................................    F-31
Consolidated statements of shareholders' equity for the
  years ended December 31, 1998 and 1999 and the six months
  ended June 30, 2000 (unaudited)...........................    F-32
Consolidated statements of cash flows for the years ended
  December 31, 1998 and 1999 and the six months ended June
  30, 2000 (unaudited)......................................    F-33
Notes to consolidated financial statements..................    F-34

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The unaudited pro forma combined financial statements give effect to the transaction between Net4Music and Coda, as described under "Proposal No. 3: THE TRANSACTION". For accounting purposes the transaction will be accounted for as a reverse acquisition. The unaudited pro forma combined financial statements have been prepared on the basis of assumptions described in the notes to the unaudited pro forma combined financial statements and include assumptions relating to the allocation of the consideration paid for Net4Music to the consolidated assets and liabilities of Coda, based on preliminary estimates of their respective fair values. The actual allocation of such consideration may differ from that reflected in the pro forma combined financial statements after an appropriate review of the fair values of the consolidated assets and liabilities of Coda has been completed. Amounts allocated will be based upon the estimated fair values at the time of the transaction which could vary significantly from the amounts reflected in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements do not reflect approximately $1,250,000 of transaction-related expenses anticipated by Coda's management. The transaction will be accounted for using the purchase method of accounting. The unaudited pro forma combined financial statements should be read in conjunction with the respective financial statements of Coda and Net4Music and the related notes incorporated by reference in the Proxy Statement/ Prospectus. See "WHERE YOU CAN FIND MORE INFORMATION".


     Please note that Coda and Net4Music may be unable to complete the proposed transaction. The transaction is subject to various conditions, any of which may fail to be satisfied.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)


     The unaudited pro forma condensed combined financial statement of operations for the year ended December 31, 1999 has been prepared by combining the 1999 consolidated statement of operations of Coda with the 1999 consolidated statement of operations of Net4Music adjusted to give effect to the transaction as if it had occurred on January 1, 1999. The unaudited pro forma condensed combined financial statement of operations for the six-month period ended June 30, 2000, has been prepared by combining the unaudited consolidated statement of operations of Coda for the six-month period ended June 30, 2000 with the unaudited consolidated statement of operations of Net4Music for the six-month period ended June 30, 2000 adjusted to give effect to the transaction as if it had occurred on January 1, 2000. The unaudited pro forma condensed combined financial statements do not necessarily reflect the actual results of operations of Coda which would have resulted had the transaction occurred as of the date presented. The pro forma information is not necessarily indicative of future results of operations for the combined companies.

PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                            DECEMBER 31, 1999
                                       -----------------------------------------------------------
                                          CODA MUSIC         NET4
                                       TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                          HISTORICAL      HISTORICAL   ADJUSTMENTS       COMBINED
                                       ----------------   ----------   -----------      ----------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales............................     $   6,356       $     299            --       $    6,655
Cost of sales........................           772             578            --            1,350
                                          ---------       ---------     ---------       ----------
  Gross profit (loss)................         5,584            (279)           --            5,305
                                          ---------       ---------     ---------       ----------
Sales and marketing..................         2,041           1,173            --            3,214
Product development..................         1,341              --            --            1,341
Website development..................            --             386            --              386
Content development..................            --             310            --              310
General and administrative...........         2,729           2,366         3,074(B)         8,169
Restructuring charges................            --           1,201            --            1,201
                                          ---------       ---------     ---------       ----------
  Operating expenses.................         6,111           5,436         3,074           14,621
Operating loss.......................          (527)         (5,715)       (3,074)          (9,316)
Other income (expense)...............            71            (109)           --              (38)
Minority interest....................            --              --         1,045(D)         1,045
                                          ---------       ---------     ---------       ----------
Loss before income taxes.............          (456)         (5,824)       (2,029)          (8,309)
Income tax expense...................            --               7            --                7
                                          ---------       ---------     ---------       ----------
Net loss.............................     $    (456)      $  (5,831)    $  (2,029)      $   (8,316)
                                          =========       =========     =========       ==========
Weighted average common shares
  outstanding
  Basic..............................     6,202,036       5,084,867     6,295,091(C)    17,581,994
  Diluted............................     6,202,036       5,084,867     6,295,091(C)    17,581,994
Net loss per share
  Basic..............................     $   (0.07)      $   (1.15)           --       $    (0.47)
  Diluted............................     $   (0.07)      $   (1.15)           --       $    (0.47)



                                                     SIX MONTHS ENDED JUNE 30, 2000
                                       -----------------------------------------------------------
                                          CODA MUSIC         NET4
                                       TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                          HISTORICAL      HISTORICAL   ADJUSTMENTS       COMBINED
                                       ----------------   ----------   -----------      ----------
                                                    (IN THOUSANDS, EXCEPT SHARE DATA)
Net sales............................     $   2,869       $      65            --       $    2,934
Cost of sales........................           398              45            --              443
                                          ---------       ----------    ---------       ----------
  Gross profit.......................         2,471              20            --            2,491
                                          ---------       ----------    ---------       ----------
Sales and marketing..................           974           2,505            --            3,479
Product development..................           718              --            --              718
Website development..................            --             684            --              684
Content development..................            --             488            --              488
General and administrative...........         1,097           1,888           768(B)         3,753
                                          ---------       ----------    ---------       ----------
  Operating expenses.................         2,789           5,565           768            9,122
Operating loss.......................          (318)         (5,545)         (768)          (6,631)
Other income.........................            33             109            --              142
Minority interest....................            --              --           448(D)           448
                                          ---------       ----------    ---------       ----------
Loss before income taxes.............          (285)         (5,436)         (320)          (6,041)
Income tax expense...................            --              --            --               --
                                          ---------       ----------    ---------       ----------
Net loss.............................     $    (285)      $  (5,436)    $    (320)      $   (6,041)
                                          =========       ==========    =========       ==========
Weighted average common shares
  outstanding
  Basic..............................     6,337,710       10,658,980      732,584(C)    17,729,274
  Diluted............................     6,337,710       10,658,980      732,584(C)    17,729,274
                                          =========       ==========    =========       ==========
Net income (loss) per share
  Basic..............................     $   (0.05)      $   (0.51)           --       $    (0.34)
  Diluted............................     $   (0.05)      $   (0.51)           --       $    (0.34)
                                          =========       ==========    =========       ==========


See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)


     The pro forma combined balance sheet as of June 30, 2000, has been prepared by combining the consolidated balance sheet of Coda as of June 30, 2000 with the unaudited consolidated balance sheet of Net4Music as of June 30, 2000, adjusted to give effect to the transaction as if it had occurred on June 30, 2000. The pro forma statements do not necessarily reflect the actual financial position of Coda that would have resulted had the transaction occurred as of the date presented. The pro forma information is not necessarily indicative of the future financial position for the combined companies.



                                                          JUNE 30, 2000
                                    ----------------------------------------------------------
                                       CODA MUSIC         NET4
                                    TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                       HISTORICAL      HISTORICAL   ADJUSTMENTS      COMBINED
                                    ----------------   ----------   -----------      ---------
                                                          (IN THOUSANDS)
Assets
  Current assets:
     Cash and cash equivalents.....     $    731        $ 14,872      $    --        $ 15,603
     Short term investments........          779              --           --             779
     Accounts receivable...........          324              96           --             420
     Inventories...................          229              --           --             229
     Prepaid expenses..............           --              59           --              59
     Other current assets..........          118             884           --           1,002
                                        --------        --------      -------        --------
  Total current assets.............        2,181          15,911           --          18,092
  Property and equipment, net......          956             552           --           1,508
                                        --------        --------      -------        --------
  Other assets:
     Repertoire development
       costs.......................          403              --           --             430
     Prepaid royalties.............          203              --           --             203
     Other assets..................          127              38           --             165
     Intangible assets.............           --           1,909       46,117(A)       48,026
                                        --------        --------      -------        --------
                                             760           1,947       46,117          48,824
                                        --------        --------      -------        --------
                                        $  3,897        $ 18,410      $46,117        $ 68,424
                                        ========        ========      =======        ========
Liabilities and Stockholders'
  Equity
  Current liabilities:
     Current portion of long-term
       debt........................     $     77        $    105      $    --        $    182
     Current portion of capital
       lease obligations...........           --             539           --             539
     Accounts payable..............          343           1,249           --           1,592
     Reserve for product returns...          203              --           --             203
     Accrued expenses..............          480             981           --           1,461
     Deferred revenue..............           72              --           --              72
                                        --------        --------      -------        --------
  Total current liabilities........        1,175           2,874           --           4,049
                                        --------        --------      -------        --------
Long-term debt, less current
  portion..........................          155             625           --             780
Long-term portion of capital lease
  obligations......................           --             471           --             471
                                        --------        --------      -------        --------
                                             155           1,096           --           1,251
                                        --------        --------      -------        --------
Minority interest..................           --              --        2,599(D)        2,599


See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

                                                          JUNE 30, 2000
                                    ----------------------------------------------------------
                                       CODA MUSIC         NET4
                                    TECHNOLOGY, INC.   MUSIC S.A.    PRO FORMA       PRO FORMA
                                       HISTORICAL      HISTORICAL   ADJUSTMENTS      COMBINED
                                    ----------------   ----------   -----------      ---------
                                                          (IN THOUSANDS)
Shareholders' Equity
  Common stock.....................       14,061           2,493       58,326(A)       74,880
  Additional paid-in capital.......           --          23,703      (23,703)(A)          --
  Deferred compensation............           --             (40)          --             (40)
  Translation adjustment...........           --            (293)          --            (293)
  Accumulated deficit..............      (11,494)        (11,423)      11,494(A)
                                                                       (2,599)        (14,022)
                                        --------        --------      -------        --------
                                           2,567          14,440       43,518          60,525
                                        --------        --------      -------        --------
                                        $  3,897        $ 18,410      $46,117        $ 68,424
                                        ========        ========      =======        ========


Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(A) The transaction will be accounted for as a reverse acquisition with Net4Music being the acquirer. Per share data are based upon the weighted average number of shares of Coda, including those to be issued to Net4Music shareholders upon combination. No determination has yet been made regarding the reevaluation of the assets acquired and accordingly, the cost in excess of fair value of the net assets acquired for the pro forma presentation has been recorded as goodwill. The actual purchase price and allocation thereof may vary significantly from the amounts reflected in the unaudited pro forma condensed combined financial statements.

(B) To amortize over fifteen years the cost in excess of fair value of net assets acquired.


(C) To increase common shares outstanding for the estimated 16,600,000 shares to be issued in the transaction based on an assumed Coda common stock of $3.75 per share.



(D) To record minority interest relating to the approximate 18 percent of Net4Music S.A. shareholders who will not be parties to the transaction.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Net4Music S.A.

     We have audited the accompanying consolidated balance sheets of Net4Music S.A. and subsidiaries, as of December 31, 1998 and 1999 and the related consolidated statements of operations, statements of comprehensive income, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Net4Music S.A. and subsidiaries as of December 31, 1998 and 1999 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. ERNST & YOUNG AUDIT

Represented by
Philippe Rahms
Strasbourg
August 1, 2000

                                 NET4MUSIC S.A.
                          CONSOLIDATED BALANCE SHEETS


                                                               AS OF DECEMBER 31
                                                              -------------------
                                                               1998         1999
                                                              ------       ------
                                                               (IN THOUSANDS OF
                                                                 U.S. DOLLARS)
ASSETS
Cash and cash equivalents...................................  $   22       $4,106
Accounts receivable (net of allowance of $20,133 and
  $279,380 as of December 31, 1998 and 1999,
  respectively).............................................     219           52
Other current assets........................................     139          499
Prepaid expenses............................................      35          165
                                                              ------       ------
  Total current assets and prepaid expenses.................     415        4,822
                                                              ------       ------
Intangible assets:..........................................     359          551
  less accumulated amortization.............................    (182)        (118)
                                                              ------       ------
  Intangible assets -- net..................................     177          433
                                                              ------       ------
Property and equipment at cost..............................   1,586        1,983
  less accumulated depreciation.............................    (273)      (1,416)
                                                              ------       ------
  Property and equipment - net..............................   1,313          567
                                                              ------       ------
Other non current assets....................................       7           18
                                                              ------       ------
Total non current assets - net..............................   1,497        1,018
                                                              ------       ------
  Total assets..............................................  $1,912       $5,840
                                                              ======       ======
LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current portion of long-term debt...........................  $   36       $  132
Current portion of capital lease obligations................     378          339
Advances received from shareholders.........................      97            1
Accounts payable............................................     197          836
Accrued liabilities and other current liabilities...........     159          539
Deferred revenues...........................................      14           --
                                                              ------       ------
  Total current liabilities and deferred revenues...........     881        1,847
                                                              ------       ------
  Long-term portion of long-term debt.......................     590          426
Long-term portion of capital lease obligations..............     917          568
                                                              ------       ------
  Total long-term debt......................................   1,507          994
                                                              ------       ------
Shareholders' equity (deficit):
  Common stock:.............................................
    Ordinary shares 1,500,000 shares issued and outstanding
    as of December 31, 1998 at FRF 1 ($0.15) par value and
    6,039,800 shares issued and outstanding as of December
    31, 1999 at
    FRF 1 ($0.15) par value.................................     295        1,077
    Class A shares, FRF 1 ($0.15) par value as of December
    31, 1999; 3,500,000 shares issued and outstanding as of
    December 31, 1999.......................................      --          540
Class B shares, 800,000 shares issued and outstanding as of
  December 31, 1998 at FRF 1 ($0.15) par value; converted
  into ordinary shares in 1999..............................     162           --
  Additional paid-in capital................................      44        8,191
  Deferred compensation.....................................      --          (49)
  Accumulated deficit.......................................    (994)      (6,825)
  Other comprehensive income................................      17           65
                                                              ------       ------
    Total shareholders' equity (deficit)....................    (476)       2,999
                                                              ------       ------
  Total liabilities and shareholders' equity (deficit)......  $1,912       $5,840
                                                              ======       ======


The accompanying notes form an integral part of the consolidated financial statements.

                                 NET4MUSIC S.A.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEAR ENDED DECEMBER 31,
                                                            ------------------------------
                                                                1998              1999
                                                            ------------      ------------
                                                            (IN THOUSANDS OF U.S. DOLLARS,
                                                                EXCEPT PER SHARE DATA)
Revenues
  Interactive kiosks revenues.........................       $      706        $      176
  Engraving services..................................              286                97
  Other...............................................              159                26
                                                             ----------        ----------
  Total revenues......................................            1,151               299
Cost of sales.........................................             (475)             (578)
                                                             ----------        ----------
Gross profit (loss)...................................              676              (279)
                                                             ----------        ----------
Website development expenses..........................               --              (386)
Content development expenses..........................             (281)             (310)
Selling and marketing expenses........................              (40)           (1,173)
General and administrative expenses...................             (454)           (2,366)
Restructuring charges.................................               --            (1,201)
                                                             ----------        ----------
  Total operating expenses............................             (775)           (5,436)
                                                             ----------        ----------
  Loss from operations................................              (99)           (5,715)
Interest expense......................................              (86)             (154)
Interest income.......................................                3                46
Foreign exchange gain (loss)..........................               --                (1)
                                                             ----------        ----------
  Loss before income tax..............................             (182)           (5,824)
Income tax............................................               (2)               (7)
                                                             ----------        ----------
Net loss..............................................       $     (184)       $   (5,831)
                                                             ==========        ==========
Loss per share........................................       $    (0.08)       $    (1.15)
Number of shares used for the calculation of the
  loss per share......................................        2,300,000         5,084,867

The accompanying notes form an integral part of the consolidated financial statements.

                                 NET4MUSIC S.A.

                CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                1998      1999
                                                                -----    -------
                                                                (IN THOUSANDS OF
                                                                 U.S. DOLLARS)
Net loss....................................................    $(184)   $(5,831)
Other comprehensive income Foreign currency translation
  adjustment................................................       17         48
                                                                -----    -------
Comprehensive loss..........................................    $(167)   $(5,783)
                                                                =====    =======


The accompanying notes form an integral part of the consolidated financial statements.

                                 NET4MUSIC S.A.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            COMMON STOCK
                                                          NUMBER OF SHARES                      ADDITIONAL
                                        -----------------------------------------------------    PAID-IN     ACCUMULATED
                                        ORDINARY    CLASS B     CLASS A      TOTAL     AMOUNT    CAPITAL       DEFICIT
                                        ---------   --------   ---------   ---------   ------   ----------   -----------
                                                                 (IN THOUSANDS OF U.S. DOLLARS)
At January 1, 1998....................  1,500,000    800,000               2,300,000   $  457     $   44       $  (810)
Net loss..............................                                                                            (184)
Translation adjustment................
                                        ---------   --------   ---------   ---------   ------     ------       -------
At December 31, 1998..................  1,500,000    800,000               2,300,000      457         44          (994)
Issuance of ordinary shares at par
  value...............................  3,739,800                          3,739,800      620      2,698
Conversion from Class B shares to
  ordinary shares.....................    800,000   (800,000)
Issuance of Class A shares............                         3,500,000   3,500,000      540      5,394            --
Deferred compensation.................                                                                55
Amortization of deferred
  compensation........................
Comprehensive income:
  Net loss............................         --                     --          --       --         --        (5,831)
  Translation adjustment..............         --                     --          --       --         --            --
                                        ---------   --------   ---------   ---------   ------     ------       -------
At December 31, 1999..................  6,039,800         --   3,500,000   9,539,800   $1,617     $8,191       $(6,825)
                                        =========   ========   =========   =========   ======     ======       =======


                                                           OTHER       SHAREHOLDERS'
                                          DEFERRED     COMPREHENSIVE      EQUITY
                                        COMPENSATION      INCOME         (DEFICIT)
                                        ------------   -------------   -------------
                                               (IN THOUSANDS OF U.S. DOLLARS)
At January 1, 1998....................      $ --           $  --          $  (309)
Net loss..............................                                       (184)
Translation adjustment................                        17               17
                                            ----           -----          -------
At December 31, 1998..................                        17             (476)
Issuance of ordinary shares at par
  value...............................                                      3,318
Conversion from Class B shares to
  ordinary shares.....................
Issuance of Class A shares............                        --            5,934
Deferred compensation.................       (55)                              --
Amortization of deferred
  compensation........................         6                                6
Comprehensive income:
  Net loss............................                        --           (5,831)
  Translation adjustment..............                        48               48
                                            ----           -----          -------
At December 31, 1999..................      $(49)          $  65          $ 2,999
                                            ====           =====          =======


The accompanying notes form an integral part of the consolidated financial statements.

                                 NET4MUSIC S.A.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                                ----------------
                                                                1998      1999
                                                                -----    -------
                                                                (IN THOUSANDS OF
                                                                 U.S. DOLLARS)
Cash flows from operating activities:
  Net loss..................................................    $(184)   $(5,831)
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
  Depreciation and amortization of intangible assets........        7        201
  Depreciation and amortization of property and equipment...      226      1,256
  Other.....................................................       --        (51)
  Increase (decrease) in cash from:
     Accounts receivable....................................      (20)       146
     Other current assets...................................      (44)      (403)
     Prepaid expenses.......................................       22       (143)
     Accounts payable.......................................       63        459
     Accrued liabilities....................................       34        578
     Deferred revenues......................................        2         (2)
                                                                -----    -------
       Net cash provided by (used in) operating
          activities........................................      106     (3,790)
                                                                -----    -------
Cash flows from investing activities:
  Purchases of property and equipment and intangibles.......     (137)    (1,177)
     Other..................................................       (3)         2
                                                                -----    -------
     Net cash provided by (used in) investing activities....     (140)    (1,175)
                                                                -----    -------
Cash flows from financing activities:
  Cash proceeds from issuance of shares.....................       --      9,252
  Increase in financial debt................................      141        213
  Reimbursement of financial debt...........................     (259)      (416)
                                                                -----    -------
     Net cash provided by (used in) financing activities....     (118)     9,049
                                                                -----    -------
Effect of exchange rate changes on cash.....................        4         --
Net increase (decrease) in cash and equivalents.............     (148)     4,084
                                                                -----    -------
Cash and equivalents, beginning of period...................      170         22
                                                                -----    -------
Cash and equivalents, end of period.........................    $  22    $ 4,106
                                                                =====    =======


The accompanying notes form an integral part of the consolidated financial statements.

                                 NET4MUSIC S.A.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.1. NATURE OF BUSINESS


     Net4Music S.A. (the "Company") was incorporated in France as a Societe Anonyme or corporation in 1995, under the name ' Interactive Musique Compagnie ' (IMC S.A.), to develop and distribute digital sheet music through interactive kiosks displayed in specialized music stores. As of July 28, 1999 but effective January 1, 1999, the Company changed its name from IMC S.A. to Net4Music S.A., and merged with its two 100% owned subsidiaries, Euro Music System S.A. ("EMS") and Music Writer Europe S.A. ("MWE").


     With prepaid cards, users could acquire digital sheet music stored on interactive kiosks and print when required. In 1999, the Company acquired the business of its main competitor in France, Informusique. The major part of this acquisition was its website, www.partitor.com. The Company's activity then evolved towards Internet through the development of the website, www.net4music.com, partly with Partitor technologies and the development of its content through the negotiation of musical works distribution agreements with publishers. The Company decided to stop its distribution activity through interactive kiosks (see note 1.6) in order to concentrate on the website development officially launched in December 1999. The website provides editorial and pedagogical information on music and users can purchase downloadable sheet music and MIDI files. Sheet music can be printed as the number of copies is defined in the order. A transfer of files on other computers is prevented by technology developed by the Company. Payments are made with credit cards.


     The company's registered office is located in Marly (Moselle), its operating activities in Paris and Lyon. The Company has a wholly owned subsidiary in the United States of America, Net4Music Inc. which was incorporated in July 1999 and whose activity is mainly dedicated to promotion and marketing. Notmad is another wholly-owned subsidiary located in Madagascar and is dedicated primarily to the engraving activity. The Company has also a dormant subsidiary, IMA Dakar.


1.2. BASIS OF PRESENTATION AND PRINCIPLES OF CONSOLIDATION

Basis of presentation

     The accompanying consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

     The preparation of financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying footnotes. Actual results could differ from those estimates. Significant estimates include revenue forecasts on the sale of existing products and the recoverable amounts of capitalized website costs. Management periodically reviews these estimates and it is possible that management's evaluation of the capitalized costs recoverability may change because of actual results or other factors.

                                 NET4MUSIC S.A.

     As of December 31, 1998, the consolidated accounts comprise the accounts of IMC S.A., MWE S.A. and EMS S.A. As of December 31, 1999, the consolidated accounts comprise the accounts of Net4Music S.A. and its 100% owned subsidiaries, Net4Music Inc. in the United States of America and Notmad in Madagascar. Intercompany accounts and transactions have been eliminated.


     In October 1999, the Company acquired Informusique, a French company focused on mail order distribution, for $244,000. The acquisition was accounted for under the purchase method of accounting. Accordingly, the purchase price has been allocated to the acquired assets and liabilities based on fair values as of the acquisition date. The historical operations of Informusique were insignificant prior to the acquisition.

1.3 FOREIGN CURRENCY TRANSLATION

     The reporting currency of the Company is the United States dollar.

     All assets and liabilities in the balance sheet of entities whose functional currency, which generally is the local currency, is other than the United States dollar are translated as follows: (1) asset and liability accounts at year-end rates, (2) income statement accounts at weighted average exchange rates for the year, and (3) shareholders' equity accounts at historical exchange rates. Gains or losses resulting from the above translation process are recorded in shareholders' equity.

     In individual accounts, gains and losses arising from foreign currency transactions are reflected in the statement of income. Assets and liabilities denominated in foreign currencies at year end are translated at the rate of exchange in effect at the balance sheet date. The Company has not undertaken hedging transactions to cover its currency translation exposure.

1.4 REVENUE RECOGNITION

     The Company historically has derived most of its revenues from the rental of interactive kiosks, the sale of prepaid cards and engraving services. Engraving services are generally contained within distribution agreements and music works are, in some cases, digitized by the Company and corresponding costs charged to the publisher.

     Rentals of interactive kiosks are spread over the renting duration. Revenues generated by the sale of prepaid cards are recognized when cards are delivered to the distributor.

     Engraving services revenues are recognized at the delivery of digital sheet music to the publisher. Product sales and shipping revenues are recognized when the product is delivered.

                                 NET4MUSIC S.A.

1.5 COST OF SALES AND OPERATING EXPENSES

COST OF SALES

     Cost of sales mainly includes royalties paid to publishers, depreciation costs of interactive kiosks and other costs directly linked to the running of the interactive kiosks such as maintenance and personnel costs and the costs of prepaid cards.

WEBSITE DEVELOPMENT EXPENSES

     Website development expenses are mainly non-capitalized development costs and the amortization costs of capitalized expenses (see note 1.9) as well as costs dedicated to site maintenance and minor improvements.

CONTENT DEVELOPMENT EXPENSES

     Content development expenses are mainly the costs of entering and engraving music work under digital format. These costs are expensed as incurred. Some distribution agreements stipulate that the publisher pays for a portion of these costs according to a contractual rate; these amounts are recorded as engraving services revenues.

SELLING AND MARKETING EXPENSES

     The primary allocation of selling and marketing expenses covers the salaries of the employees who are dedicated to these particular activities. Also included are the costs of participating in exhibitions, public relation or marketing events and of printings.

1.6 RESTRUCTURING CHARGES


     As a result of the management's decision to stop its distribution activity through interactive kiosks in December 1999, restructuring charges were recorded which consisted primarily of the write-off of capitalized leased interactive kiosks (approximately $816,000) and related development costs along with accrued interest on lease contracts (approximately $92,500).


1.7 NET LOSS PER SHARE

     Net result per share is calculated by dividing the consolidated net loss by the weighted average number of shares of the Company.

     As net losses have been reported in all periods presented, the dilutive effects of warrants were excluded from the calculation of net loss per share as it would reduce net loss per share.

     All share and per share amounts have been restated to reflect the 100 to 1 stock split approved by the shareholders in July 1999.

                                 NET4MUSIC S.A.

1.8 SEGMENT REPORTING

     The Company has determined that its reportable segments are those that are based on the Company's internal financial reporting.


     Management considers that the Company's activity, at present, represents one segment, the distribution of sheet music and similar digital products. Identified assets, capital expenditures and depreciation of assets located outside of France are not material. The Company's operations were located mainly in France in 1998 and 1999. Net4Music Inc. incurred a loss of $1,042,486 in 1999.


1.9 INTANGIBLE ASSETS


     Intangible assets consist primarily of capitalized development costs of distribution and patent filing costs.


Capitalized development costs of distribution

     The capitalized development costs of distribution means include costs of developing interactive kiosks and the website and particularly costs of developing software giving users access to information on the kiosk or the website.

     Costs of preliminary studies of the functional analysis and kiosks or website post-implementation costs are expensed when incurred and posted in "Website development expenses" in the statements of operations. Application development stage costs are capitalized and amortized on a straight-line basis over the useful life of the website which is estimated at three years. The estimated useful life is based on planned or expected significant modifications of the site in response to the rapid rate of change in the Internet industry and technology in general.

Filing and acquisition costs of patents

     Costs of filing patents, which are primarily legal fees, are capitalized when the Company demonstrates a strong intention to use or market the technique or innovation and chances of commercial success are reasonable. Related costs for the website technology are amortized on a straight-line basis over the useful life of the website, estimated at three years.

     In 1995, the Company acquired a patent for a technique of electronic music desk. As the Company had no plan to market this technique, corresponding patent costs were fully amortized before 1998.

                                 NET4MUSIC S.A.

1.10 PROPERTY AND EQUIPMENT

     Property and equipment are stated at their acquisition costs. They are depreciated using the straight-line method over the estimated useful life of the asset as follows:

                                                            PERIOD
                                                            ------
Purchased software....................................        1 year
Computer equipment....................................       4 years
Furniture.............................................    3-10 years
Vehicles..............................................       5 years
Leasehold improvements................................      10 years


     Property and equipment held under capital leases are capitalized and depreciated over the useful life of the asset where there is a contractual option to buy or over the residual life of the lease contract.


1.11 IMPAIRMENT OF ASSETS


     Long-lived assets are written down when, as a result of events and changes in circumstances within the year, their recoverable value based on undiscounted future cash flow appears to be permanently less than their carrying value.


1.12 CASH AND CASH EQUIVALENTS

     Overdrafts are posted against cash in the balance sheets. As of December 31, 1998 and 1999, overdrafts amounted to $19,830 and $37,170, respectively.

     Cash equivalents have an original maturity of three months or less and present no material rate risk. They are accounted for at their historical value.


     At December 31, 1999, cash equivalents approximated $3,944,000 consisting of marketable securities. The Company had no cash equivalents at the end of 1998. Realized losses and gains on 1998 and 1999 transactions were immaterial. Unrealized gains on marketable securities owned by the Company have been considered as accrued interest and accounted for in the statement of operations for a total of $18,085 as of December 31, 1999.


1.13 FAIR VALUE OF FINANCIAL INSTRUMENTS

     At December 31, 1998 and 1999, the carrying values of current financial instruments such as cash, cash equivalents, accounts receivable, accounts payable, other current assets, accrued liabilities and other current liabilities as well as the current portion of long-term debt and capital lease obligations approximated their market values, based on the short-term maturities of these instruments.


     At December 31, 1998 and 1999, the market value of long-term debt approximates its carrying value. Market value is determined using discounted future cash flows at a market interest rate or other appropriate valuation method.

                                 NET4MUSIC S.A.

1.14 CREDIT RISK AND CONCENTRATION OF RISKS

     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents as well as accounts receivable.

     The Company has cash investment policies that limit investments to short term instruments with a low risk. The Company's cash is held in euros and U.S. dollars and is concentrated primarily in major French and American banks.

     The Company historically has sold its products through the interactive kiosks to customers located mainly in France. The Company has performed credit evaluations of its customers and accounted for allowances for potential credit losses subsequent to the decision of discontinuing the kiosk activity. The new Internet activity has not generated any revenue during the periods presented.

     The Company has entered into license agreements for the operation of music publishing catalogues including the duplication and distribution of music work on digital support, with a limited number of publishers. These contracts may include a period of exclusivity and are generally renewable after the initial contractual period.

     Future results of the Company depend upon several risks and uncertainties which include:

     - its ability to increase the number of new customers on the website developed in 1999,

     - the introduction of content, web pages, new or improved products and services,

     - competition on prices,

     - the level of Internet use and the ability of customers to accept Internet for the Company's products and services,

     - its maintenance and improvement of the technical systems upon which its operations rely,

     - its ability to attract and retain qualified management and employees,

     - technical difficulties, website breaks or inefficiencies independent from the Company,

     - sales and marketing decisions,

     - decisions of regulatory authorities, and

     - general economic conditions, especially those affecting Internet networks, e-commerce and the leisure industry.

     Management considers that the Company has sufficient financial resources to face its future commitments and obligations. The Company has finalized a private placement extending the prospects beyond December 31, 2000.

                                 NET4MUSIC S.A.

2. INTANGIBLE ASSETS

     The change in both the gross value and the accumulated amortization of intangible assets can be analyzed as follows:

                                                                     EFFECT OF
                            DECEMBER 31,                              EXCHANGE     DECEMBER 31,
                                1998       ADDITIONS   REDUCTIONS   RATE CHANGES       1999
                            ------------   ---------   ----------   ------------   ------------
                                                      (IN THOUSANDS)
Interactive kiosks
  development costs........     $204                      187           (17)           $ --
Capitalized website
  development costs........                   448                       (26)            422
Patents and similar........       93           51                       (15)            129
Other intangible assets....       62                       56            (6)             --
                                ----          ---         ---           ---            ----
     Total gross value.....      359          499         243           (64)            551
                                ----          ---         ---           ---            ----
Amortization of:
Interactive kiosks
  development costs........       --          187         187
Capitalized website
  development costs........       --           13                        (1)             12
Patents and similar........      120            2                       (16)            106
Other intangible assets....       62                       56            (6)
                                ----          ---         ---           ---            ----
Total amortization.........     $ 82          202         243           (23)           $118
                                ----          ---         ---           ---            ----
Net........................     $177                                                   $433
                                ====                                                   ====

     In 1999, the Company acquired the business of its main French competitor, Informusique, for $244,000 including several assets of which the most significant is an Internet site. The acquisition price has been allocated to its different components. $234,480 has been allocated to capitalized site development costs and is being amortized over three years from the acquisition date.

                                 NET4MUSIC S.A.

3. PROPERTY AND EQUIPMENT

     The change in both the gross value and the accumulated depreciation of property and equipment can be summarized as follows:

                                                                     EFFECT OF
                            DECEMBER 31,                              EXCHANGE     DECEMBER 31,
                                1998       ADDITIONS   REDUCTIONS   RATE CHANGES       1999
                            ------------   ---------   ----------   ------------   ------------
                                                      (IN THOUSANDS)
Computer equipment and
  software.................    $    7          181                       (11)         $  177
Interactive kiosks.........     1,493                                   (208)          1,285
Vehicles...................        36           22         22             (5)             31
Office furniture and
  other....................        50           70                       (10)            110
Fixed assets under
  construction.............        --          403                       (23)            380
                               ------        -----         --           ----          ------
  Total gross value........    $1,586          676         22           (257)         $1,983
                               ------        -----         --           ----          ------
Depreciation of computer
  equipment and software...         7           74                        (5)             76
Depreciation of interactive
  kiosks...................       226        1,157                       (98)          1,285
Depreciation of vehicles...        22           11          2             (4)             27
Depreciation of furniture
  and other................        18           14                        (4)             28
                               ------        -----         --           ----          ------
Total depreciation.........    $  273        1,256          2           (111)         $1,416
                               ------        -----         --           ----          ------
     NET VALUE.............    $1,313                                                 $  567
                               ======                                                 ======

     The Company has financed much of its equipment, especially the interactive kiosks, through capital lease contracts. The Company entered into no additional lease agreements during 1999.

     Capitalized lease costs have been accounted for in property and equipment for $1,493,000 as of December 31, 1998 and $1,286,000 as of December 31, 1999
(difference is solely the effect of exchange rate changes). Accumulated depreciation at December 31, 1998 and 1999 was $173,850 and $1,286,000, respectively.

     Following strategic decisions taken by the Company in 1999 on its future development and the future of the kiosk activity, the Company decided to fully depreciate the interactive kiosk assets and accrue for future interests on corresponding lease contracts.


     Average residual lifetime of lease contracts is 2.5 years. In case of an early termination, the Company owes all rent through the contracts' termination dates as well as a penalty equivalent to one-quarter of the rent.

                                 NET4MUSIC S.A.

4. OTHER CURRENT ASSETS

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
Spare parts inventory.................................        $ 27            $ --
VAT receivable........................................          99             445
Lease back receivable.................................          --              --
Other.................................................          13              54
                                                              ----            ----
     Total other current assets.......................        $139            $499
                                                              ====            ====

5. SHAREHOLDERS' EQUITY

5.1. GENERAL

     As at December 31, 1999, the authorized, issued and outstanding share capital of the Company consisted of 6,039,800 ordinary shares and 3,500,000 Class A shares at a nominal value of FRF 1. The ordinary shares and Class A shares have the same voting rights.

     Class A shares benefit over ordinary shares from preferential rights on the Company's net assets in the case of liquidation and a right to designate a member of the Board of Directors.

     In December 1999, the shareholders authorized the issuance for cash of 3,500,000 Class A shares, resulting in a share capital increase of $539,450.

     In July 1999, the Company agreed to effect a 100-for-1 stock split, reducing the nominal value of ordinary shares from FRF 100 to FRF 1.

     In March 1999, Class B shares issued in April 1995 and July 1996 were converted into ordinary shares. Currently, no Class B shares are outstanding.

     Upon the incorporation of IMC S.A in 1995, the founders of the Company invested $160,550. Subsequent share capital increases were authorized by the shareholders of the Company in April 1995 (contribution in kind for an amount of $134,000 and in cash for an amount of $103,000), July 1996 (cash contribution of $59,000) and March 1999 (cash contribution of $620,470).

5.2. STOCK OPTIONS AND WARRANTS

     In December 1999, the shareholders authorized the Board of Directors to grant 490,000 "Bons de Souscription de Parts de Createur d'Entreprise" or "BSPCE" warrants to certain employees. Each warrant allows the holder to purchase one ordinary share at an exercise price of FRF 11 per share. These warrants vest over three years (163,333 warrants are exercisable one year after grant date, then 1/24(th) of the remaining warrants per month) and expire five years after grant date. If the Company effects a listing of its ordinary shares on a stock market or in the event of a change in control of the Company, the warrants become immediately exercisable.

                                 NET4MUSIC S.A.

     Also in December 1999, the shareholders authorized the Board of Directors to grant 390,530 Bons de Souscription d'Actions or "BSA" warrants to external consultants. Each warrant allows the holder to purchase one ordinary share at an exercise price of FRF 11 per share. These warrants vest gradually over three years and expire five years after grant date. If the Company effects a listing of its ordinary shares on a stock market or in the event of a change in control of the Company, the warrants become immediately exercisable.

     In September 1999, the shareholders authorized the Board of Directors to grant 170,489 "BSPCE" warrants to certain employees. Each warrant allows the holder to purchase one ordinary share at an exercise price of FRF 5.35 per share. These warrants vest over three years (56,830 warrants are exercisable one year after grant date, then 1/24th of the remaining warrants per month) and expire five years after grant date. If the Company effects a listing of its ordinary shares on a stock market or in the event of a change in control of the Company, the warrants become immediately exercisable.

     In August 1999, the shareholders authorized the Board of Directors to grant 415,190 BSA warrants, of which 339,701 were granted to employees and 75,489 were granted to external consultants. Each warrant allows the holder to purchase one ordinary share at an exercise price of FRF 5.35 per share. These warrants vest gradually over three years and expire five years after grant date. If the Company effects a listing of its ordinary shares on a stock market or in the event of a change in control of the Company, the warrants become immediately exercisable.


     In July 1999, the shareholders authorized the Board of Directors to grant 1,325,778 "BSPCE" warrants to certain employees and directors. Each warrant allows the holder to purchase one ordinary share at an exercise price of FRF
5.35 per share. These warrants vest over three years (of 1,124,800 warrants, 156,222 are exercisable one month after grant date, then the remaining vest 1/35th per month; of 200,978 warrants, one third are exercisable one year after grant date, the remaining vest 1/24th per month) and expire five years after grant date. If the Company effects a listing of its ordinary shares on a stock market or in the event of a change in control of the Company, the warrants become immediately exercisable.


     A total of 2,791,987 warrants were issued in 1999 and remain outstanding as of December 31, 1999. The Company did not issue warrants in years prior to 1999.

     The following is additional information related to warrants outstanding as of December 31, 1999:

                 OUTSTANDING
  ------------------------------------------
                            WEIGHTED AVERAGE
  EXERCISE      NUMBER         REMAINING         NUMBER
    PRICE     OUTSTANDING   CONTRACTUAL LIFE   EXERCISABLE
  ---------   -----------   ----------------   -----------
  FRF  5.35    1,911,457          4.6            321,437
  FRF 11         880,530          4.9             24,459

     Warrants granted to external consultants have been valued in accordance with FASB Statement No. 123, "Accounting and Disclosure of Stock-Based Compensation"

                                 NET4MUSIC S.A.

(FAS 123). The fair value of these warrants has been estimated as of the grant date with the minimum-value method and the following assumptions: expected dividend yield of 0%, risk-free interest rate of 4.45% and expected lives of 5 years. Total deferred compensation calculated in 1999 was $55,000, of which $49,000 was unrecognized as of December 31, 1999 and will be recognized over the remaining service terms.

     The Company accounts for employee and director stock-based grants in accordance with APB Opinion No. 25, "Accounting For Stock Issued to Employees" and related Interpretations (APB 25). Under APB 25, no compensation expense is recognized for grants to employees and directors if the exercise price of the grant is at or above the fair market value of the underlying stock on the date of grant. All grants have been at or above the fair market value of the underlying stock, as determined by management, on the respective dates of grant; therefore, no compensation expense has been recognized to date for stock-based grants to employees or directors.

     As required by FAS 123, pro forma information regarding net loss and loss per share has been determined as if the Company had accounted for employee and director stock options under the fair value method provided for under FAS 123. The fair value for the grants to directors and employees of the Company was estimated at the date of grant using the minimum value method with the following assumptions: expected dividend yield of 0%, risk-free interest rate of 4.45% and expected lives of 5 years.


     The weighted average fair value of warrants granted during the year was $0.35. For purposes of the pro forma disclosures, the estimated fair value of warrants granted has been amortized to expense over the vesting period. The Company's pro forma information for FAS 123 follows (in thousands, except for loss per common share information):


                                                           1999
                                                          -------
Pro forma net loss....................................    $(5,900)
Pro forma net loss per share..........................      (1.16)

6. LONG TERM DEBT

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
                                                                 (IN THOUSANDS)
Conditional advance from ANVAR........................        $367           $ 374
Convertible bonds.....................................         160             138
Bank loans............................................          99              46
                                                              ----           -----
  Total long-term debt................................         626             558
  Less current portion................................         (36)           (132)
                                                              ----           -----
Long term portion of long term debt...................        $590           $ 426
                                                              ====           =====

Conditional advance from ANVAR

     In 1997 and 1998, the "Agence Nationale pour la Valorisation de la Recherche" (ANVAR), a French state-owned institution dedicated to the financing of research and

                                 NET4MUSIC S.A.

development activities of French companies, granted the Company non-interest bearing advances for its interactive kiosk development activities. Reimbursement of these advances depends upon the technical and commercial success of the program. The Company has already reimbursed a portion of these advances. The Company initially benefited from these advances with another French company, EURITIS. A part of the cash received has been paid to EURITIS. As the Company has become the only debtor of ANVAR for the reimbursement of the advances, a receivable of $68,300 from EURITIS has been recorded, corresponding to the cash received by EURITIS. An allowance has been recorded with respect to the identified risk of unrecoverability.

Convertible bonds

     In September 1996, the Company issued 9,000 convertible bonds benefiting to EUREFI for a total of $175,600 in order to reinforce its equity and finance its growth.

     These bonds are convertible by the holder, 7 bonds giving a right on 4 shares, from January 1st, 2000 to the term of the debt at December 31, 2003. The debt bears interest at 6% a year payable each half-year at June 30 and December
31. Accrued interest has been included in other current liabilities at December 31, 1998 and 1999. Debt can be reimbursed in three annual payments of 3,000 bonds from December 31, 2001. In case the bonds are not converted or are only partly converted, the Company will have to pay a non-conversion penalty of 4% pro rata temporis at term. EUREFI has agreed not to convert its bonds.

Bank loans

     The Company has contracted 3 bank loans bearing interest at fixed rates and reimbursable monthly until 2001. The average interest rate was 5.8% at December 31, 1998 and 1999.

     Future minimum reimbursement at December 31, 1999 are as follows:

                                                     (IN THOUSANDS)
2000...............................................       $43
2001...............................................         3
                                                          ---
     Total.........................................       $46
                                                          ===

                                 NET4MUSIC S.A.

7. COMMITMENTS

7.1. CAPITAL LEASE OBLIGATIONS

     Future minimum lease payments under capital lease obligations due for the years ending December 31 are as follows (in thousands):

2000.....................................................    $ 395
2001.....................................................      364
2002.....................................................      146
                                                             -----
Total minimum lease payments.............................      905
less amount representing interest........................      (88)
                                                             -----
Present value of net minimum lease payments..............      817
less current portion.....................................     (340)
                                                             -----
Long term portion........................................    $ 477
                                                             =====

7.2. OPERATING LEASES

     The Company leases offices in Paris and Lyon under operating leases through 2008. Leases last generally three years and are renewable two additional three-year periods.

     In Marly, the Company entered into a short-term lease terminating on October 31, 2000.

     Future minimum lease payments under these leases for the year ending December 31, are as follows (in thousands):

2000......................................................    $ 68
2001......................................................      61
2002......................................................      61
                                                              ----
Total minimum lease payments..............................    $190
                                                              ====

     Rent expense for the years ending December 31, 1998 and 1999 was $17,200 and $39,750, respectively.

7.3. OTHER COMMITMENTS

     The Company has entered into license agreements for the distribution of music publishing catalogues which require payments based on the sale of its products. As of December 31, 1999, no agreement required annual minimum payments.

     Payments to licensors are included in cost of sales in the consolidated statement of operations and were $93,450 and $24,500 for the years ended December 31, 1998 and 1999, respectively.

                                 NET4MUSIC S.A.

8. ACCRUED LIABILITIES AND OTHER CURRENT LIABILITIES

     Accrued liabilities and other current liabilities consist of:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
Accrued taxes.........................................        $ 78            $ 32
Accruals towards personnel and social institutions....          77             472
Other current liabilities.............................           4              35
                                                              ----            ----
Total accrued liabilities and other current
  liabilities.........................................        $159            $539
                                                              ====            ====

9. HEADCOUNT

     Average headcount of the Company was 15 and 89 employees as of December 31, 1998 and 1999, respectively. In 1998 and 1999, employee costs amounted to $301,500 and $1,108,400, respectively, and payments to management and the five most highly paid employees amounted to $260,000 and $327,700, respectively.

     As required by French law, the Company contributes to mandatory pension plans covering all French employees. Payments are based upon salaries and made to state-owned institutions. In France, legislation also requires that lump sum retirement benefits be paid to employees still in service with the Company at their retirement date, based upon their years of service and compensation at retirement. The obligation related to these retirement benefits was immaterial at December 31, 1998 and 1999.

     The other group companies have no specific pension plans.

10. INCOME TAXES

     Loss before income taxes includes the following components:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
                                                                 (IN THOUSANDS)
France................................................       $(182)         $(4,781)
United States.........................................          --           (1,042)
Other.................................................          --               --
                                                             -----          -------
Total.................................................       $(182)         $(5,823)
                                                             =====          =======

                                 NET4MUSIC S.A.

     A reconciliation of income taxes computed at the French statutory rate (41.7% in 1998, 40% in 1999) to the effective income tax rate resulting from the statement of operations is as follows:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
                                                                 (IN THOUSANDS)
Income tax expense (benefit) at French statutory
  rate................................................        $(76)         $(2,335)
Minimum tax payment...................................           2                7
Unused tax loss carry-forwards........................          42            2,003
Temporary differences.................................          34              280
Other.................................................          --               52
                                                              ----          -------
Effective income tax expense (benefit)................        $  2          $     7
                                                              ====          =======

     The Company has no deferred tax liabilities. Significant components of deferred tax assets consist of the following:

                                                          DECEMBER 31,    DECEMBER 31,
                                                              1998            1999
                                                          ------------    ------------
                                                                 (IN THOUSANDS)
Tax losses carried forward............................       $  81          $ 2,009
Other.................................................         140              356
                                                             -----          -------
Deferred tax assets...................................         221            2,365
Valuation allowance...................................        (221)          (2,365)
                                                             -----          -------
Net deferred tax assets...............................       $  --          $    --
                                                             =====          =======

     Due to its historical losses, the Company believes there is no sufficient evidence of the recoverability of net deferred tax assets. Accordingly, the Company has provided valuation allowances covering 100% of its net deferred tax assets.


     At December 31, the Company had operating loss carry forwards in France for a total of $4,300,000 of which $112,000 can be carried forward indefinitely under French law. The remaining losses of $4,188,000 will expire, if not used, as follows:


                                                                DECEMBER 31
                                                                ------------
2000........................................................       $   47
2001........................................................           63
2002........................................................           17
2003........................................................           26
2004........................................................        4,035
                                                                   ------
                                                                   $4,188
                                                                   ======


     The Company has federal and state net operating loss carry-forwards of $1,042,500 which expire in 2019. These loss carry-forwards can only be used by the entity which has generated the corresponding tax losses.

                                 NET4MUSIC S.A.

11. LITIGATION


     In the ordinary course of business, the Company can be party to legal actions, proceedings or claims. Corresponding costs are accrued when it is more likely than not that a loss will be incurred and the amount can be precisely or reasonably estimated. The Company is not a party to any material claim or proceeding.


12. RELATED PARTY TRANSACTIONS


     As of December 31, 1998, the Company had received advances from several shareholders for a total of $104,000. These advances bore interest at an annual rate of 6% and were substantially satisfied during 1999.


13. IMPACT OF THE YEAR 2000 CHANGE (UNAUDITED)

     The Company has not experienced any major disruption of its critical information technology systems and estimates that these systems have correctly addressed Year 2000 issues. Expenses linked to Year 2000 issues were immaterial in 1999. The Company is not aware of any Year 2000 issues affecting its products and services, its internal systems or products and services from third parties. The Company will monitor during 2000 its critical information systems and those of its suppliers and partners so as to remediate quickly any potential problems linked Year 2000 issues.

14. INTRODUCTION OF THE EURO (UNAUDITED)

     On January 1, 1999, 11 of the 15 member countries of the European Union established a fixed conversion rate between their sovereign currencies and adopted the Euro as their common legal currency. As a result, the Euro now trades on currency exchanges and is available for non-cash transactions. The Company is modifying its business operations and systems to accommodate the Euro conversion. As of December 31, 1999, the cost of these modifications has not significantly affected its operating results.

15. SUBSEQUENT EVENTS (UNAUDITED)

Distribution agreements

     On February 28, 2000, the Company executed a license agreement for the distribution of music works with Schott Musik International GmbH ("Schott"). Schott granted the Company the right to display and distribute music works for 5 years with the possibility of extending the license period. The Company has an exclusivity period of two years.

     On April 4, 2000, the Company has executed three contracts with EMI Overseas Holding Ltd. ("EMI"): one consulting contract, one license agreement for the distribution of music works and one engraving agreement.


     The license agreement executed in February 2000 with Schott was amended in July 2000 extending the license period granted by Schott from 5 to 10 years and providing

                                 NET4MUSIC S.A.

Schott a non-exclusive use of a software to be developed. In exchange, Schott will be issued 100,000 additional shares at a price of FRF 25.


Share capital increase

     In April 2000, the shareholders of the Company authorized the issuance of 905,290 "actions a bons de souscription d'actions" -- ABSA -- which give right to 905,290 Class A shares and 905,290 warrants.


     805,290 ABSAs have been issued to EMI Overseas Holding Ltd. at a price of FRF 11 in exchange of rights granted by the contracts described in the preceding section. Two warrants allow the holder to purchase one Class A share at a price of FRF 25 until December 31, 2000 and FRF 50 until December 31, 2001. These warrants are exercisable from grant date until December 31, 2001.



     100,000 ABSAs have been issued to Schott Music International GmbH at a price of FRF 11 in exchange of the rights granted by the contract described in the preceding section. Two warrants give the right to one Class A share at an exercise price of FRF 25. These warrants are exercisable from the grant date until December 31, 2000.


     An additional share capital increase was authorized at the Company's shareholders' meeting of May 15, 2000 resulting in the issuance of 5,357,100 Class B shares at a nominal value of FRF1 representing net proceeds of $14,798,300. Class B shares benefit over Class A and ordinary shares from preferential rights on the Company's net assets in case of liquidation.

     An additional share capital increase was authorized at the Company's shareholders' meeting of July 13, 2000 resulting in net proceeds of $49,300.

Stock options


     In April 2000, shareholders authorized the issuance of 120,000 "BSPCE" warrants at a price of FRF 0 per warrant. Each BSCPE grants the holder to purchase one ordinary share at an exercise price of FRF 11 per share. These BSCPEs vest over three years (1/3rd are exercisable one year after grant date, then 1/24th of the remaining BSCPEs vest per month) and expire five years after the grant date.



     The shareholders approved the issuance of 154,755 "BSA" warrants at a price of FRF 0 per BSA. Each BSA allows the holder to purchase one ordinary share at an exercise price of FRF 11 per share. These BSAs vest over three years (1/36th per month) and expire five years after the grant date.



     The shareholders' meeting of May 15, 2000 authorized the issuance of 6,250,019 BSAs at a price of FF 1 for 500 BSAs and 600,000 BSPCE warrants at a price of FRF 0 per BSPCE. The BSA warrants expire five years after grant date and allow the holder to purchase one Class B share per BSA at par and according to specific conditions related to equity transactions based on the number of exercisable BSAs.


     The BSPCE warrants expire five years after grant date and allow the holder to purchase ordinary shares at an exercise price of FRF 20 per share and according to specific

                                 NET4MUSIC S.A.

conditions on the number of exercisable BSPCEs. They are exercisable only in the case the Company's ordinary shares are listed on a stock market.


     The shareholders' meeting of July 13, 2000 approved the issuance of 40,000 BSAs.


16. EVENTS SUBSEQUENT TO THE DATE OF THE INDEPENDENT AUDITORS' REPORT
(UNAUDITED)



Agreement with Coda Music Technology, Inc.



     The Company and certain of its shareholders signed a definitive agreement on August 11, 2000, for the purchase of Coda Music Technology, Inc. common stock in consideration for 82% of the Company's shares. The transaction will be accounted for by the purchase method with the Coda shareholders owning, on a fully diluted basis, approximately one-third of the combined company. For accounting purposes, the transaction will be treated as a reverse acquisition whereby the financial statements of Net4Music will be the financial statements of the surviving corporation.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Coda Music Technology, Inc.

     We have audited the accompanying consolidated balance sheets of Coda Music Technology, Inc. and subsidiary as of December 31, 1998 and 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Coda Music Technology, Inc. and subsidiary as of December 31, 1998 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

Minneapolis, Minnesota,
February 11, 2000

                          CODA MUSIC TECHNOLOGY, INC.

                          CONSOLIDATED BALANCE SHEETS


                                                  DECEMBER 31,
                                           ---------------------------     JUNE 30,
                                               1998           1999           2000
                                           ------------   ------------   ------------
                                                                         (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents..............  $    563,685   $  1,345,599   $    730,403
  Short-term investments.................     1,411,420        608,600        778,677
  Accounts receivable, less allowance of
     $25,000.............................       432,604        484,515        323,893
  Inventories............................       274,163        200,242        228,941
  Other current assets...................        93,825        119,480        117,829
                                           ------------   ------------   ------------
       Total current assets..............     2,775,597      2,758,436      2,179,743
EQUIPMENT, FURNITURE AND FIXTURES, at
  cost, less accumulated depreciation of
  $1,018,108, $841,348, and $940,957 in
  1998, 1999, and 2000, respectively.....       273,425        249,660        956,226
SOFTWARE DEPOSIT.........................            --        200,000             --
REPERTOIRE DEVELOPMENT COSTS, net of
  accumulated amortization of $548,553,
  $869,548, and $992,164 in 1998, 1999,
  and 2000, respectively.................       643,248        486,891        430,071
PREPAID ROYALTIES........................       185,144        192,490        203,485
OTHER ASSETS.............................        87,881         99,527        126,883
                                           ------------   ------------   ------------
                                           $  3,965,395   $  3,987,004   $  3,896,408
                                           ============   ============   ============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities on long-term debt...  $         --   $         --   $     77,013
  Accounts payable.......................       228,677        619,944        342,533
  Reserve for Product Returns............       156,787        210,858        202,841
  Accrued expenses:
     Compensation........................       405,804        373,761        282,303
     Royalties...........................        47,026         56,474         67,901
     Post contract support...............       103,000         80,000         80,000
     Other...............................         8,494         38,209         49,472
  Deferred revenue.......................        61,017         89,548         72,310
                                           ------------   ------------   ------------
       Total current liabilities.........     1,010,805      1,468,794      1,174,373
                                           ------------   ------------   ------------
COMMITMENTS AND CONTINGENCIES (Note 7)
LONG-TERM DEBT, less current maturities
  (Note 3)...............................            --             --        154,970
SHAREHOLDERS' EQUITY (Notes 3 and 4):
  common stock, without par value,
     15,000,000 shares authorized;
     6,194,732, 6,216,319, and 6,427,004
     issued and outstanding in 1998,
     1999, and 2000, respectively........    13,707,259     13,726,491     14,060,578
  Accumulated deficit....................   (10,752,669)   (11,208,281)   (11,493,513)
                                           ------------   ------------   ------------
       Total shareholders' equity........     2,954,590      2,518,210      2,567,065
                                           ------------   ------------   ------------
                                           $  3,965,395   $  3,987,004   $  3,896,408
                                           ============   ============   ============


The accompanying notes are an integral part of these balance sheets.

                          CODA MUSIC TECHNOLOGY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                       FOR THE YEARS ENDED       FOR THE SIX MONTHS ENDED
                                           DECEMBER 31,                  JUNE 30,
                                     ------------------------    ------------------------
                                        1998          1999          1999          2000
                                     ----------    ----------    ----------    ----------
                                                                       (UNAUDITED)
NET SALES........................    $6,413,045    $6,356,136    $2,172,142    $2,869,257
COST OF SALES....................     1,160,066       772,421       281,742       398,258
                                     ----------    ----------    ----------    ----------
GROSS PROFIT.....................     5,252,979     5,583,715     1,890,400     2,470,999
OPERATING EXPENSES:
  Sales and marketing............     1,697,715     2,040,615       866,573       973,653
  Product development............     1,657,213     1,341,166       723,622       718,491
  General and administrative.....     1,935,176     2,729,191     1,142,017     1,097,260
  Product repositioning (Note
     2)..........................       856,000            --            --            --
                                     ----------    ----------    ----------    ----------
       Total operating
          expenses...............     6,146,104     6,110,972     2,732,212     2,789,404
                                     ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS....      (893,125)     (527,257)     (841,812)     (318,405)
INTEREST INCOME, NET.............        88,670        71,645        35,149        33,173
                                     ----------    ----------    ----------    ----------
       Net income (loss).........    $ (804,455)   $ (455,612)   $ (806,663)   $ (285,232)
                                     ==========    ==========    ==========    ==========
WEIGHTED AVERAGE COMMON SHARES
  OUTSTANDING (NOTE 2)...........     6,198,965     6,202,036     6,194,732     6,337,710
                                     ==========    ==========    ==========    ==========
BASIC AND DILUTED NET INCOME
  (LOSS) PER COMMON SHARE (NOTE
  2).............................    $     (.13)   $     (.07)   $     (.13)   $     (.05)
                                     ==========    ==========    ==========    ==========


The accompanying notes are an integral part of these statements.

                          CODA MUSIC TECHNOLOGY, INC.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                         COMMON STOCK
                                   ------------------------    ACCUMULATED
                                    SHARES        AMOUNT         DEFICIT         TOTAL
                                   ---------    -----------    ------------    ----------
BALANCE, December 31, 1997.....    6,199,732    $13,712,572    $ (9,968,214)   $3,744,358
  Purchase of common stock
     (Note 4)..................       (5,000)        (5,313)             --        (5,313)
  Licensing expense from the
     issuance of warrants......           --             --          20,000        20,000
  Net loss.....................           --             --        (804,455)     (804,455)
                                   ---------    -----------    ------------    ----------
BALANCE, December 31, 1998.....    6,194,732     13,707,259     (10,752,669)    2,954,590
  Exercise of warrants.........       21,587         19,232                        19,232
  Net loss.....................                                    (455,612)     (455,612)
                                   ---------    -----------    ------------    ----------
BALANCE, December 31, 1999.....    6,216,319     13,726,491     (11,208,281)    2,518,210
  Exercise of stock options and
     warrants (unaudited)......      210,685        334,087              --       334,087
  Net income (unaudited).......                          --        (285,232)     (285,232)
                                   ---------    -----------    ------------    ----------
BALANCE, June 30, 2000
  (unaudited)..................    6,427,004     14,060,578     (11,493,513)   $2,567,065
                                   =========    ===========    ============    ==========


The accompanying notes are an integral part of these statements.

                          CODA MUSIC TECHNOLOGY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                              FOR THE YEARS ENDED        FOR THE SIX MONTHS ENDED
                                                  DECEMBER 31,                   JUNE 30,
                                           --------------------------    ------------------------
                                              1998           1999           1999          2000
                                           -----------    -----------    ----------    ----------
                                                                               (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss)......................  $  (804,455)   $  (455,612)   $  806,663    $ (285,232)
  Adjustments to reconcile net income
     (loss) to net cash provided by (used
     in) operating activities:
     Depreciation and amortization.......      574,016        507,181       259,007       245,127
     Licensing expense from issuance of
       warrants..........................       20,000             --            --            --
     Change in current assets and
       liabilities:
       Accounts receivable...............      202,236        (51,911)      185,517       160,622
       Inventories.......................      342,533         73,921       (25,715)      (28,699)
       Prepaid royalties.................       (4,039)        (7,346)          973       (10,995)
       Other current assets..............         (625)       (25,655)       16,671         1,651
       Accounts payable..................      (65,721)       391,267      (109,647)     (277,411)
       Reserve for product returns.......          (93)        54,071        83,090        (8,017)
       Accrued expenses..................      174,439        (15,880)      (73,623)      (68,768)
       Deferred revenue..................     (141,586)        28,531        19,006       (17,238)
                                           -----------    -----------    ----------    ----------
          Net cash provided by (used in)
             operating activities........      296,705        498,567      (232,090)     (288,960)
INVESTING ACTIVITIES:
  Purchases of equipment, furniture and
     fixtures............................     (136,988)      (342,526)      (68,196)     (611,149)
  Capitalized repertoire development
     cost................................     (373,748)      (164,638)      (85,667)      (65,796)
  Purchase of short-term investments.....   (5,837,453)    (1,135,180)           --            --
  Sale of short-term investments.........    5,405,033      1,938,000            --            --
  Patent expenditures....................      (18,008)       (31,541)      (12,649)      (45,285)
                                           -----------    -----------    ----------    ----------
          Net cash provided by (used in)
             investing activities........     (961,161)       264,115      (166,512)     (722,229)
FINANCING ACTIVITIES:
  Proceeds from stock options
     exercised...........................           --             --            --       334,087
  Proceeds from term note................           --             --            --       250,000
  Payments on term note..................           --             --            --       (18,017)
  Purchase of common stock...............       (5,313)            --            --            --
  Proceeds from exercise of warrants.....           --         19,232            --            --
                                           -----------    -----------    ----------    ----------
          Net cash provided by (used in)
             financing activities........       (5,313)        19,232            --       566,070
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS............................     (669,769)       781,914      (398,602)     (445,119)
CASH AND CASH EQUIVALENTS, BEGINNING.....    1,233,454        563,685     1,975,105     1,954,199
                                           -----------    -----------    ----------    ----------
CASH AND CASH EQUIVALENTS, ENDING........  $   563,685    $ 1,345,599    $1,576,503    $1,509,080
                                           ===========    ===========    ==========    ==========


The accompanying notes are an integral part of these statements.

                          CODA MUSIC TECHNOLOGY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


1. ORGANIZATION AND NATURE OF BUSINESS


     Coda Music Technology, Inc. (the "Company") develops and markets proprietary music technology products that enhance music learning and composition, increase productivity and make practicing and performing music fun. The Company's innovative products provide easy-to-use, efficient alternatives to traditional practice, education and composition techniques. The Company operates in one business segment.


     Management believes that cash and cash equivalents, short-term investments, its line of credit and funds generated from the sale of products will be sufficient to meet operating requirements in 2000.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

UNAUDITED INTERIM FINANCIAL INFORMATION


     The accompanying consolidated financial statements and related notes as of June 30, 2000, and for the six months ended June 30, 1999 and 2000, are unaudited, but include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation of its consolidated financial position, operating results, and cash flows for the interim date and periods presented. Results for the six months ended June 30, 2000, are not necessarily indicative of results for the entire fiscal year or future periods.


PRINCIPALS OF CONSOLIDATION

     The consolidated financial statements include the accounts of Coda Music Technology, Inc. and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

CASH AND CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS


     Cash equivalents consist of money market instruments with original maturities of 90 days or less. Short-term investments consist of U.S. Treasury securities with original maturities of 12 months or less which are not cash equivalents. Cash equivalents and short-term investments are recorded at cost, which approximates fair value. All short-term investments are considered to be available for sale. Unrealized gains or losses were immaterial at December 31, 1998 and 1999, and June 30, 2000. The Company maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Company has insured balances in excess of federally insured limits. The Company has not experienced any losses in such accounts.

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company's financial instruments consist of cash and cash equivalents, short-term investments, trade accounts receivable, accounts payable and a line of credit for which current carrying amounts approximate fair market value.

INVENTORIES

     Inventories are stated at the lower of first-in, first-out cost or market and consist of finished products and components.

EQUIPMENT, FURNITURE AND FIXTURES

     Equipment, furniture and fixtures are stated at cost and are depreciated using the straight-line method over their estimated useful lives of three to five years. Repairs and maintenance are charged to expense as incurred. In 2000 the Company is implementing a new financial and operation software system at an estimated cost of $450,000, of which $200,000 was paid as of December 31, 1999.

REPERTOIRE DEVELOPMENT COSTS


     The Company capitalizes the costs incurred in the development of repertoire software in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The Company has capitalized $1,191,801, $1,356,439, and $1,422,235 as of December 31, 1998 and 1999, and June 30, 2000, respectively, of costs incurred in the development of repertoire. These costs are amortized using the straight-line method over the economic lives of the assets, not to exceed five years, beginning when the repertoire products are released. The Company periodically evaluates whether events and circumstances have occurred that indicate the remaining balance of repertoire development costs may not be recoverable.


     Other product development costs associated with development of software applications are charged to expense since the costs incurred between the point in time the technological feasibility of these products is established and the time when such products are available for general release to customers has not historically been significant.

PATENTS AND TRADEMARKS

     The Company capitalizes the costs associated with obtaining patents, trademarks and Internet domain names. These costs are being amortized over the estimated useful lives of the assets, which range from three to 20 years.

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
REVENUE RECOGNITION

     Revenues and related cost of sales are recorded at the time of shipment. In the event that software upgrade rights are granted to customers at no charge, associated revenues are deferred until shipment of the upgrade. Costs are accrued for estimated returns relating to stock balancing arrangements with resellers. Costs related to insignificant obligations, which include postcontract telephone support, are accrued.

PRODUCT REPOSITIONING

     In 1998 the Company developed SmartMusic Studio, a new and renamed version of the Vivace Practice Studio(TM) product. In connection with this introduction, the Company no longer needed to utilize some of the component parts. The Company recorded the cost of returns, exchanges and inventory obsolescence resulting from this product repositioning and classified the net charge of $856,000 as an operating expense in 1998.

INCOME TAXES

     Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss or tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts of assets and liabilities recorded for income tax and financial reporting purposes. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

NET LOSS PER COMMON SHARE


     Basic and diluted net loss per common share were computed by dividing the net loss by the weighted average number of shares of common stock. In accordance with the requirements of Financial Accounting Standard No. 128, common stock equivalents have been excluded from the calculation, as their inclusion would be antidilutive.


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RECLASSIFICATIONS

     Certain amounts in the 1998 consolidated balance sheet and consolidated statement of operations have been reclassified to conform with the 1999 presentation.

3. DEBT

LINE OF CREDIT


     The Company has a $500,000 line-of-credit agreement that expires on February 14, 2001. There were no borrowings outstanding as of December 31, 1998 and 1999, or June 30, 2000. Borrowings under the agreement are limited to 75% of eligible accounts receivable plus 25% of eligible inventories, as defined, bear interest at the bank's reference rate (8.50% and 9.50% as of December 31, 1999, and June 30, 2000, respectively) plus 1% and are collateralized by all of the accounts receivable, inventories and general intangibles of the Company. The loan agreement supporting the line of credit requires the Company to maintain certain levels of tangible net worth. While this agreement is in effect, the Company may not incur additional indebtedness, liquidate or merge the Company, pay dividends or acquire any other entity without the prior approval of the lender. Further, a 25% or more change in ownership of the Company constitutes an event of default under the agreement.


4. SHAREHOLDERS' EQUITY

AUTHORIZED SHARES


     The Company's Restated Articles of Incorporation authorized the issuance of 30,000,000 shares of no par value capital stock. Of such authorized shares, 15,000,000 have been designated as common shares and 15,000,000 are undesignated as of December 31, 1999, and June 30, 2000.


STOCK OPTIONS


     The Company has a stock option plan pursuant to which options for up to 1,275,000 shares of its common stock may be issued to key employees, directors and officers of the Company. The options vest over periods of up to six years and are granted at prices which must be at least equal to the fair market value of the common stock at the date of grant.


     The Company has also granted nonqualified stock options to directors and consultants of the Company. The options vest over periods of up to four years and have been granted at prices which were equal to the fair market value of the common stock at the date of grant. In 1998, the Company repriced certain stock options previously granted to the fair market value at the date of repricing.

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


4. SHAREHOLDERS' EQUITY (CONTINUED)
     The following summarizes stock issued under the Company's stock option plans.


                                                                       WEIGHTED AVERAGE
                                                        OUTSTANDING     EXERCISE PRICE
                                                        -----------    ----------------
Balance at December 31, 1997........................      749,620           $1.56
  Granted...........................................       89,000            1.22
  Canceled..........................................     (209,120)           1.68
                                                         --------           -----
Balance at December 31, 1998........................      629,500            1.42
  Granted...........................................      287,500            2.05
  Canceled..........................................     (122,001)           1.71
                                                         --------           -----
Balance at December 31, 1999........................      794,999           $1.59
                                                         --------           -----
  Granted (unaudited)...............................      119,000            3.34
  Canceled (unaudited)..............................      (17,416)           1.58
  Exercised (unaudited).............................     (157,350)           1.51
                                                         --------           -----
Balance June 30, 2000 (unaudited)...................      739,233            1.90
                                                         ========           =====
Exercisable at June 30, 2000 (unaudited)............      442,651            1.74
                                                         ========           =====
Exercisable at December 31, 1999....................      554,178           $1.62
                                                         ========           =====
Exercisable at December 31, 1998....................      401,197           $1.53
                                                         ========           =====


     The Company accounts for stock options under Accounting Principles Board Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these options been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the net loss and loss per share would have been increased to the following pro forma amounts:


                                                      DECEMBER 31
                                                 ----------------------     JUNE 30,
                                                   1998         1999          2000
                                                 ---------    ---------    -----------
                                                                           (UNAUDITED)
Net income (loss)
  As reported................................    $(804,455)   $(455,612)    $(285,232)
  Pro forma..................................     (825,146)    (653,433)     (384,897)
Basic and diluted net income (loss) per share
  As reported................................         (.13)        (.07)         (.05)
  Pro forma..................................         (.13)        (.11)         (.06)



     All options outstanding at December 31, 1999 and June 30, 2000 were granted with exercise prices greater than or equal to the fair market value of the common stock at the date of grant. For purposes of calculating the above required disclosure, the fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1998, 1999, and

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


4. SHAREHOLDERS' EQUITY (CONTINUED)

2000, respectively: risk-free interest rates of 4.94%, 5.13%, and 6.42%, no expected dividend yield, expected lives of seven years and expected volatility of 57%, 64%, and 66%.



     The weighted average fair value of options granted during 1998, 1999, and 2000 was $.76 , $1.42 and $2.33, respectively. Options issued, which remain outstanding at June 30, 2000, have an exercise price between $1.00 and $4.50, and a weighted average remaining contractual life of 4.41 years.


WARRANTS


     In 1999, 34,616 warrants were exercised resulting in a $19,232 addition to common stock. In connection with certain financing and other transactions, the Company has issued warrants to purchase shares of common stock at prices between $1.25 and $4.50 per share, exercisable over periods of five to seven years from the date of grant. Warrants outstanding at June 30, 2000, total 994,047, have a weighted average exercise price of $2.28 and expire as follows: 2000-844,047, 2001-50,000, 2002-70,000 and 2005-30,000.


5. INCOME TAXES


     There has been no tax expense recorded due to losses incurred in both 1998 and 1999. At December 31, 1999 the Company had approximately $10,000,000 in operating loss carry-forwards and $488,000 in research and development credits which may be used to offset otherwise future taxable income. Loss carry-forwards and credits as of December 31, 1999, have the following expiration dates:


                                                              NET        RESEARCH AND
                                                           OPERATING     DEVELOPMENT
                                                              LOSS         CREDITS
                                                           ---------     ------------
2005...................................................    $    2,000      $      0
2006...................................................        38,000             0
2007...................................................       243,000        16,000
2008...................................................       825,000        90,000
2009...................................................     1,586,000       113,000
2010...................................................     2,128,000        71,000
2011...................................................     2,192,000        63,000
2012...................................................     1,736,000        47,000
2018...................................................       770,000        63,000
2019...................................................       480,000        25,000

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


5. INCOME TAXES (CONTINUED)

     The tax effects of principal temporary differences at an assumed effective annual rate of 40 percent are shown in the following table:



                                                             1998           1999
                                                          -----------    -----------
Loss carry-forwards...................................    $ 3,711,000    $ 4,000,000
Research and Development Credits......................        463,000        488,000
Allowance for doubtful accounts.......................         10,000         10,000
Inventory.............................................        154,000         91,000
Depreciation..........................................        158,000              0
Compensation expense..................................         59,000         79,000
Other accruals........................................        112,000        179,000
                                                          -----------    -----------
Gross deferred tax assets.............................      4,667,000      4,847,000
Valuation allowance for deferred tax assets...........     (4,667,000)    (4,748,000)
                                                          -----------    -----------
Net deferred tax assets...............................              0         99,000
Deferred tax liability:
  Depreciation........................................              0         99,000
                                                          -----------    -----------
Net deferred taxes....................................    $         0    $         0
                                                          ===========    ===========


     Realization of deferred tax assets is dependent upon the generation of sufficient future taxable income. Management has determined that sufficient uncertainty exists regarding the realizability of the net deferred tax assets and, accordingly, has reserved the net deferred tax assets of the Company.

     The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate to pretax income for the years ended December 31, 1998 and 1999, due to the valuation allowance recorded against deferred tax assets.

6. MAJOR CUSTOMERS AND FOREIGN SALES


     During 1999 and for the six months ended June 30, 2000, the Company had sales of approximately $732,000 and $352,000, respectively, to a major customer. Accounts receivable from this customer were approximately $81,000 and $88,000 at December 31, 1999 and June 30, 2000, respectively. There were no major customers in 1998. The Company had foreign export sales amounting to 15.2% and 18.2% of total net sales for the years ended December 31, 1998 and 1999 respectively and 20.5% and 20.1% of total net

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


MAJOR CUSTOMERS AND FOREIGN SALES (CONTINUED)

sales for the six months ended June 30, 1999 and 2000, respectively. The sales were made principally to the following locations:



                                                                             FOR SIX
                                                        YEAR ENDED         MONTHS ENDED
                                                       DECEMBER 31,          JUNE 30,
                                                      --------------      --------------
                                                      1998      1999      1999      2000
                                                      ----      ----      ----      ----
Japan.............................................     2.9%      4.7%      7.6%      7.6%
Germany...........................................     2.9       2.5       2.9       1.5
United Kingdom....................................     1.4       1.4       1.3       1.3
Canada............................................     1.3       2.0       1.0       2.6
Elsewhere.........................................     6.7       7.6       7.7       7.1
                                                      ----      ----      ----      ----
                                                      15.2%     18.2%     20.5%     20.1%
                                                      ====      ====      ====      ====


7. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office and warehouse space and certain equipment under operating leases through 2003. The approximate future minimum lease payments as of December 31, 1999 under these leases are $127,000 in 2000, $13,000 in 2001, $13,000 in 2002 and $10,000 in 2003. Rent expense for the years ended December 31, 1998 and 1999 was $141,569 and $140,827, respectively.

LICENSING AND EXCLUSIVITY AGREEMENTS

     The Company has entered into license/exclusivity agreements, which require payments based on sales of its products or, in some cases, annual minimum payments. Minimum royalties related to a significant licensor are as follows:

2000........................................................    $53,300
2001........................................................     40,800
2002........................................................     36,300
2003........................................................     36,300
2004 and thereafter.........................................     72,600

     Royalty expense, including amounts related to the agreement referred to above, totaled approximately $225,000 and $152,000 in the years ended December 31, 1998 and 1999, respectively, and are reflected as a component of cost of sales in the accompanying statements of operations.

                          CODA MUSIC TECHNOLOGY, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

             (INFORMATION APPLICABLE TO THE SIX-MONTH PERIODS ENDED


                     JUNE 30, 1999 AND 2000 IS UNAUDITED.)


7. COMMITMENTS AND CONTINGENCIES (CONTINUED)
401(k) Savings Plan


     The Company has established a 401(k) savings plan for the benefit of qualified employees. Under the plan, qualified employees may elect to defer up to 20% of their compensation, subject to a maximum limit determined by the Internal Revenue Service. The Company, at the discretion of the Board of Directors, may elect to make additional contributions. The Company made no contributions to the plan in 1998 or 1999 or during the six months ended June 30, 2000.


8. MANAGEMENT FEE

     The Company paid management fees totaling $30,300 and $41,075 during the years ended December 31, 1998 and 1999, respectively, to affiliates of directors for management services provided to the Company. $22,500 was owed to these affiliates at December 31, 1999.

9. SUBSEQUENT EVENTS (UNAUDITED)

     In February 2000, 75,000 shares of common stock were issued pursuant to the exercise of stock options.

     In March 2000, the Company converted $250,000 of the line of credit into a 10% installment note payable in monthly installments of $8,085, including interest, over three years. Per terms of the agreement, a $100,000 certificate of deposit is at the borrowers' facility. The loan is secured by substantially all assets of the Company.

     In March 2000, the Company extended the lease on its office space through March 2002. Additional future minimum lease payments under this lease at March 31, 2000, are $7,000 in 2000, $84,000 in 2001, and $21,000 in 2002.


     The Company signed a definitive agreement on August 11, 2000, to acquire 82% of the shares of Net4Music S.A. in consideration for shares of Coda common stock. The transaction will be treated as a purchase with the Coda shareholders owning, on a fully diluted basis, approximately one-third of the combined Company. Net4Music S.A. is an international Internet leader with over 50,000 music titles in digital format and they recently acquired the digital print rights to the EMI catalog, the single largest music catalog in the world.

                                                                      Appendix A

                            STOCK PURCHASE AGREEMENT

                          CODA MUSIC TECHNOLOGY, INC.

                                 NET4MUSIC S.A.

                         SHAREHOLDERS OF NET4MUSIC S.A.

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (the "Agreement") is made and entered into this 11th day of August, 2000 by and among CODA MUSIC TECHNOLOGY, INC. ("CODA"), a Minnesota corporation, NET4MUSIC S.A. ("NET4MUSIC") an organization organized under the laws of the Republic of France, and all of the legal or equitable owners of NET4MUSIC Stock or NET4MUSIC Purchase Rights (as defined below) whose names are listed on Schedules 2.1 and 2.2 hereto (individually a "Shareholder"; collectively the "Shareholders").

                                  WITNESSETH:

     WHEREAS, CODA wishes to buy and the Shareholders wish to sell to CODA, on the terms and for the consideration hereinafter provided, approximately 82% of the issued and outstanding capital stock of NET4MUSIC (the "NET4MUSIC Stock").

     In consideration of the respective representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

     1.1) Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth herein or as referenced below:

          "Affiliate" of any entity means any other entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than fifty percent (50%) of the total voting power of the entity.

          "Agreement" means this Agreement and all Exhibits and Schedules hereto.

          "Best knowledge" of NET4MUSIC or CODA means those matters actually known to the officers or directors of person as well as those matters that a reasonable person in the position of such officer or director should have known.

          "CODA" means CODA MUSIC TECHNOLOGY, INC. and, unless otherwise indicated, each of its subsidiaries identified in Schedule 5.4 to this Agreement.

          "CODA Board" means the Board of Directors of CODA.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Closing" and "Closing Date" have the meanings defined in Section 9.1.

          "Conversion Ratio" means that number of shares of CODA common stock for each share of NET4MUSIC Stock to be calculated as follows: (2.0303 X fully diluted outstanding shares of CODA common stock) / fully diluted outstanding NET4MUSIC Stock.

          "Employee Plans" means any health care plan or arrangement; life insurance or other death benefit plan; deferred compensation or other pension or retirement plan; stock option, bonus or other incentive plan; severance or early retirement plan; or other fringe or employee benefit plan or arrangement; or any employment or consulting contract or executive compensation agreement; whether the same are written or otherwise, formal or informal, voluntary or required by law or by policies or practices of NET4MUSIC or CODA, as the case may be, including, without limitation, any "pension plan" as defined in Section 3(2) of ERISA which is not a Multiemployer Plan, and any "welfare plan" as defined in Section 3(1) of ERISA (whether or not any of the foregoing is funded), (i) to which NET4MUSIC or CODA, as the case may be, is a party or by which NET4MUSIC or CODA, as the case may be, is bound; (ii) which NET4MUSIC or CODA, as the case may be, has at any time established or maintained for the benefit of or relating to present or former employees, leased employees, consultants, agents, and/or their dependents, or directors of NET4MUSIC or CODA, as the case may be; or (iii) with respect to which NET4MUSIC or CODA, as the case may be, has made any payments or contributions since July 1, 1990.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Exchange Act" means the Securities Exchange Act of 1934, as amended, and all regulations promulgated thereunder.

          "Intellectual Property" means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; and/or discoveries, ideas, technology, domain names, know-how, trade secrets, processes, formulas, drawings and designs, computer programs or software; and all amendments, modifications, and improvements to any of the foregoing.

          "Inventories" means finished goods, raw materials and ingredients, work-in-process, wares and merchandise.

          "IRS" means the United States Internal Revenue Service.

          "Liens" means liens, mortgages, charges, security interests, claims, voting trusts, pledges, encumbrances, options, assessments, restrictions, or third party or spousal interests of any nature.

          "Multiemployer Plan" means as defined in Section 3(37) of ERISA.

          "NET4MUSIC" means NET4MUSIC S.A. and, unless otherwise indicated, each of its subsidiaries identified in Schedule 3.4 to this Agreement.

          "NET4MUSIC Assumed Options" means all options to acquire shares of NET4MUSIC Stock that are outstanding as of the Closing other than NET4MUSIC BSPCE Options and those NET4MUSIC BSA Options shown on Schedule 6.13.

          "NET4MUSIC Assumed Purchase Right" means all options, warrants and other rights to acquire shares of NET4MUSIC Stock that are outstanding at the Closing, whether or not exercisable and whether or not vested, other than NET4MUSIC BSPCE Options and those NET4MUSIC BSA Options shown on
     Schedule 6.13.

     "NET4MUSIC Board" means the NET4MUSIC Board of Directors.

          "NET4MUSIC BSPCE Options" means those options to acquire shares of NET4MUSIC Stock that are outstanding as of the Closing and that are identified as BSPCE options on Schedule 3.3 to this Agreement.

          "NET4MUSIC BSA Options" means those options to acquire shares of NET4MUSIC Stock that are outstanding as of the Closing and that are identified as BSA options on Schedule 3.3 to this Agreement.

          "NET4MUSIC Options" means all options to acquire shares of NET4MUSIC Stock that are outstanding as of the Closing, as identified on Schedule 3.3 to this Agreement.

          "NET4MUSIC Preferred Stock" means all of the "A" and "B" preferred stock of NET4MUSIC outstanding immediately prior to the Closing.

          "NET4MUSIC Purchase Right" means all options, warrants and other rights to acquire shares of NET4MUSIC Stock that are outstanding at the Closing, whether or not exercisable and whether or not vested.

          "NET4MUSIC Stock" means all common stock of NET4MUSIC outstanding as of the Closing.

          "Put and Call Agreement" means that certain agreement of even date herewith between CODA and the other parties thereto, a form of which is attached as Schedule 6.13.

          "Registration Statement" means the registration statement filed on Form S-4 with the SEC by CODA to register the issuance of the CODA common stock to the Shareholders and the Proxy Statement/Prospectus filed with and incorporated as part of such registration statement, which Proxy Statement relates to the meeting of the shareholders of CODA for the purpose of obtaining the Required CODA Shareholder Vote.

          "Required CODA Shareholder Vote" means approval by the holders of a majority of the shares of the CODA common stock outstanding as of the record date of the CODA shareholder meeting called to authorize (i) the issuance of the CODA common stock to the Shareholders, (ii) the amendment of the Articles of Incorporation of CODA to effect an increase in the authorized common stock of CODA to 50,000,000 shares and the name change of CODA to NET4MUSIC INC. effective upon the Closing and (iii) the increase in the number of shares reserved for issuance under CODA's 1992 Stock Option Plan.

          "SEC" means the Securities and Exchange Commission.

          "SEC Documents" means CODA's Annual Report on Form 10-KSB for the year ended December 31, 1999 and each filing made by CODA with the SEC since the filing of such Form 10-KSB.

          "Schedule 3.7A Financial Statements" mean as defined in Section 3.7.

          "Securities Act" means the Securities Act of 1933, as amended, and all regulations promulgated thereunder.

          "Shareholders' Representative" means the person designated in Section
     12.14 as the Shareholders' attorney-in-fact for purposes of this Agreement.

          "Taxes" means all taxes, penalties, interest, fines, duties, withholdings, assessments, and charges assessed or imposed by any federal, state, local or foreign governmental authority.

     1.2) Definitional Provisions.

          (a) The words "hereof," "herein," and "hereunder" and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

          (b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

          (c) References to an "Exhibit" or to a "Schedule" are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an "Article" or a "Section" are, unless otherwise specified, to one of the Articles or Sections of this Agreement.

          (d) The term "person" includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.

          (e) References to dollar amounts are references to U.S. dollars unless otherwise indicated.

                                   ARTICLE II
                           PURCHASE AND SALE OF STOCK

     2.1) Sale of NET4MUSIC Stock. Each Shareholder shall convey, transfer, assign and deliver to CODA at the Closing, free and clear of all Liens, all NET4MUSIC Stock owned by such Shareholder as set forth on Schedule 2.1. The Shareholders shall transfer title and ownership of the NET4MUSIC Stock to CODA and CODA shall accept title and ownership of the NET4MUSIC Stock at the Closing. The NET4MUSIC Stock shall constitute approximately eighty-two percent (82%) of the issued and outstanding capital stock of NET4MUSIC as of the Closing. Transfer forms for approximately eighty-two percent (82%) of the NET4MUSIC Stock shall be duly signed in a form acceptable to CODA and its counsel.

     2.2) Assumption of Purchase Rights; Conversion of Preferred Stock.

          (a) Each NET4MUSIC Assumed Purchase Right shall, without any action on the part of NET4MUSIC or the holder thereof, be assumed by CODA. Each NET4MUSIC Assumed Option shall be assumed in such manner that CODA (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applies" within the meaning of Section 424 of the Code and the regulations thereunder or (ii) to the extent that Section 424 of the Code does not apply to any such NET4MUSIC Assumed Option, would be such a corporation were Section 324 of the Code applicable to such NET4MUSIC Assumed Option. From and after the Closing, all references to NET4MUSIC in the instruments governing the NET4MUSIC Assumed Purchase Rights shall be deemed to refer to CODA. The NET4MUSIC Assumed Purchase Rights shall be exercisable upon the same terms and conditions as under the instruments governing such NET4MUSIC Assumed Purchase Rights (including provisions regarding vesting and the acceleration thereof) except that (i) such NET4MUSIC Assumed Purchase Rights shall entitle the holder to purchase from CODA the number of shares of CODA common stock (rounded to the nearest whole number of such shares) that equals the product of the Conversion Ratio multiplied by the number of shares of NET4MUSIC Stock subject to such NET4MUSIC Assumed Purchase Right immediately prior to the Closing, (ii) the exercise price per share of CODA common stock shall be an amount (rounded up to the nearest full cent) equal to the exercise price per share of NET4MUSIC Stock in effect immediately prior to the Closing divided by the Conversion Ratio, and (iii) the NET4MUSIC Assumed Purchase Rights shall vest to the extent required pursuant to the current terms of the instruments governing such NET4MUSIC Assumed Purchase Rights. Except to the extent required pursuant to the current terms of such NET4MUSIC Purchase Rights, NET4MUSIC shall not take any action to accelerate the vesting of any NET4MUSIC Purchase Rights. Prior to the Closing, the CODA Board shall, for purposes of Rule 16b-3(d)(1) promulgated under Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder (the "1934 Act"), specifically approve (i) the assumption by CODA of the NET4MUSIC Assumed Options and (ii) the issuance of CODA common stock in the transaction contemplated by this Agreement to directors, officers and shareholders of NET4MUSIC who will become subject to Section 16 of the 1934 Act immediately following the Closing.

          (b) As promptly as practicable after the Closing, CODA shall issue to each holder of a NET4MUSIC Assumed Purchase Right a written instrument informing such holder of the assumption by CODA of such NET4MUSIC Assumed Purchase Right. CODA shall comply with the terms of the NET4MUSIC Option Plan that govern the terms of NET4MUSIC Assumed Purchase Rights. All outstanding NET4MUSIC Purchase Rights are set forth on Schedule 3.3.

          (c) The NET4MUSIC BSPCE Options and those NET4MUSIC BSA options shown on Schedule 6.13 shall be exercisable for NET4MUSIC Stock upon the same terms and conditions as under the instruments governing such NET4MUSIC BSPCE and BSA Options (including provisions regarding vesting and the acceleration thereof), except that NET4MUSIC Stock issued upon exercise of a NET4MUSIC BSPCE Option and those NET4MUSIC BSA options shown on Schedule
     6.13 shall be immediately exchanged for shares of CODA common stock pursuant to the terms of Put and Call Agreement as if such shares of NET4MUSIC Stock had been outstanding as of the Closing.

          (d) Each holder of outstanding shares of NET4MUSIC Preferred Stock hereby irrevocably elects to convert each such share of NET4MUSIC Preferred Stock legally or beneficially owned by such holder into one share of NET4MUSIC Stock effective immediately prior to the Closing. The parties hereto agree that such NET4MUSIC Preferred Stock shall be deemed to represent at the Closing the NET4MUSIC Stock into which NET4MUSIC Preferred Stock is converted.

     2.3) Purchase Price. Subject to the terms and conditions of this Agreement and in reliance upon the representations, warranties and covenants of NET4MUSIC and the Shareholders herein contained, and in full consideration of such sale, conveyance, transfer and assignment of the NET4MUSIC Stock to CODA, CODA agrees to deliver at Closing to each Shareholder a number of shares of CODA common stock (rounded down to the nearest whole number) equal to the Conversion Ratio multiplied by the number of shares of NET4MUSIC Stock held by such Shareholder. The aggregate number of shares of CODA common stock each Shareholder shall receive is listed on Schedule 2.3, which Schedule 2.3 shall be finalized immediately prior to the closing.

     2.4) No Fractional Shares. No fractional shares of CODA common stock and no certificates or scrip therefor, or other evidence of ownership thereof, shall be issued in connection with the purchase of NET4MUSIC Stock. No dividend or other distribution of CODA shall relate to any fractional share. Fractional share interests shall not entitle the owner thereof to vote or to any rights of a shareholder of CODA. All fractional shares of CODA common stock to which a holder of NET4MUSIC Stock immediately prior to the Closing would otherwise be entitled, at the Closing, shall be aggregated if and to the extent multiple NET4MUSIC Stock certificates of such holder are submitted together at the Closing. NET4MUSIC Stock which cannot be converted into a whole share of CODA common stock will be purchased by CODA for cash based upon the Conversion Ratio and the closing price on The Nasdaq Stock Market of CODA common stock on the day of the Closing. Payment for any such fractional share shall be made within five
(5) calendar days following the Closing; provided, however, that no payment shall be made for fractional shares if the payment is for less than $1.00.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF NET4MUSIC

     NET4MUSIC represents and warrants to, and covenants and agrees with, CODA as of the date hereof as follows and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing), shall be deemed to have been relied upon by CODA.

     3.1) Listing of Certain Assets and Data. Attached hereto as Schedules 3.1A through 3.1L are lists, which are true and complete in all material respects as of the date hereof, of the matters set forth in the following subsections (a) through (1).

          (a) Real Property. Schedule 3.1A sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by NET4MUSIC or otherwise used by NET4MUSIC in the conduct of its business, stating the ownership status and a brief description of all buildings and structures located or planned for construction thereon. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of the purchase agreements, leases, or options relating to such real property.

          (b) Equipment. Schedule 3.1B sets forth a list of all material items of equipment and other similar property and assets owned, leased or otherwise used by NET4MUSIC, specifically identifying and describing those items with an original cost to, or total lease payments by, NET4MUSIC in excess of $10,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in Schedule 3.1B.

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          (c) Patents, Trademarks, Formulas, Etc. Schedule 3.1C sets forth a list of all of NET4MUSIC's patents, trade names, trademarks, service marks, copyrights, domain names, and applications or registrations for any of the foregoing, and any licenses granted by or to NET4MUSIC pursuant to which any of the foregoing is used. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of (i) all issuances, registrations, applications and certificates regarding such intellectual property, a form of contract with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, copyrights, product formulas or other know-how and a list of such contracts, and (iii) all material or master patent, trademark, trade name, copyright, trade secret or other intellectual property licenses granted at any time by or to NET4MUSIC and a list of all such licenses.

          (d) Certain Leases, Agreements, Etc. Schedule 3.1D sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which NET4MUSIC is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section 3.1) involving:

             (i) The purchase of any services, raw materials, supplies or equipment, other than purchase orders for the purchase of products or services required in the ordinary course of business involving payment of less than $10,000 per annum or an aggregate of less than $20,000; or

             (ii) The sale of assets, products or services, which is in any way not yet performed and involving a value estimated at more than $10,000, or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services.

          Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all written agreements identified in Schedule 3.1D.

          (e) Permits, Licenses, Etc. Schedule 3.1E sets forth a list of all material permits, licenses, approvals or similar permissions held by NET4MUSIC. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all material permits, licenses, approvals or other documents identified in Schedule 3.1E.

          (f) Banks and Depositories. Schedule 3.1F sets forth a list of each bank, broker or other depository with which NET4MUSIC has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

          (g) Loans and Credit Agreements, Etc. Schedule 3.1G sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which NET4MUSIC is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all documents identified in Schedule 3.1G.

          (h) Insurance Policies and Claims. Schedule 3.1H sets forth a list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by NET4MUSIC with respect to NET4MUSIC and covering their

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     respective officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by NET4MUSIC under any such policy of insurance within the past three years, describing such claim and the amount thereof. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all policies of insurance identified in Schedule 3.1H, and true and complete copies of all documentation regarding claims made thereunder.

          (i) Certain Employees. Schedule 3.1I sets forth (i) the name and current annual salary rate of each director, officer or employee of NET4MUSIC whose total remuneration for NET4MUSIC's last fiscal year was, or for the current year has been set at, in excess of $50,000, together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date hereof or in the future;
     (ii) the name of each employee and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period.

          (j) Employee Plans. Schedule 3.1J sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all documents listed in Schedule 3.1J.

          (k) Powers of Attorney. Schedule 3.1K sets forth the names of all persons, if any, holding powers of attorney from NET4MUSIC and a description of the scope of each such power of attorney.

          (l) Taxes. Schedule 3.1L sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of NET4MUSIC or its predecessors with any jurisdiction during the last three years, and
     (ii) a list of all tax or assessment elections of NET4MUSIC in effect. Prior to the date of this Agreement, NET4MUSIC has delivered to CODA true and complete copies of all documents listed in Schedule 3.1L and all correspondence to or from taxing authorities since NET4MUSIC's incorporation and has made available to CODA for review and copying all working papers of NET4MUSIC's independent auditor related to work done for NET4MUSIC.

     3.2) Organization; Directors and Officers. NET4MUSIC and each of its subsidiaries identified in Schedule 3.4 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. NET4MUSIC has all necessary power and authority, corporate and otherwise, to own its properties and assets and conduct the business presently being conducted by it. NET4MUSIC is qualified or licensed to transact business as a foreign or alien corporation in each jurisdiction in which the character of NET4MUSIC's properties or the nature of its activities makes any such qualification necessary and where the failure to be so qualified would have a material adverse effect upon NET4MUSIC or NET4MUSIC's business. Schedule 3.2 sets forth a list of the directors and officers (with all titles and positions indicated) of NET4MUSIC. NET4MUSIC has heretofore delivered to CODA complete and correct copies of its organizational documents and all amendments thereto and any other governing documents or instruments. NET4MUSIC has previously delivered to CODA a complete and correct copy of the Shareholder Agreement to which the Shareholders are a party.

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

     3.3) Capital Stock. The authorized and outstanding capital stock of NET4MUSIC and each of its subsidiaries is as set forth in Schedule 3.3. Schedule
3.3 sets forth the capitalization of NET4MUSIC and each of its subsidiaries. Except as specifically described in Schedule 3.3, there are no plans, contracts or commitments providing for the issuance or granting of NET4MUSIC capital stock or NET4MUSIC Purchase Rights. There is no indebtedness of NET4MUSIC convertible into NET4MUSIC capital stock. All issued and outstanding shares of capital stock of NET4MUSIC have been duly authorized and validly issued, and are fully paid and nonassessable. All issuances of NET4MUSIC Stock were made in compliance with all applicable foreign laws and regulations. There are no preemptive rights in respect of any capital stock of NET4MUSIC.

     3.4) Subsidiaries. Except as specifically set forth on Schedule 3.4, NET4MUSIC has no interest, direct or indirect, in any other business, corporation, joint venture, partnership or proprietorship and the business carried on by NET4MUSIC has not been conducted through any other direct or indirect subsidiary or Affiliate of NET4MUSIC.

     3.5) Binding Obligation. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of NET4MUSIC and by all requisite corporate, partnership, or other action on the part of each Shareholder that is not a natural person. NET4MUSIC and each Shareholder has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated hereby. This Agreement constitutes and, when executed and delivered, the agreements contemplated hereby will constitute, the valid and binding obligations of NET4MUSIC and each of the Shareholders, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

     3.6) Consents Required. Except as specifically set forth in Schedule 3.6, the execution and delivery of this Agreement, the transfer of the NET4MUSIC Stock, the assumption of any NET4MUSIC Purchase Rights, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof, by NET4MUSIC and each of the Shareholders will not:

          (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the governing instruments of NET4MUSIC or of any Shareholder that is not a natural person, or any material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which NET4MUSIC, or any of the Shareholders is a party or by which NET4MUSIC or any of the Shareholders or any of its or their assets is bound or affected;

          (b) Require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

          (c) Give any party with rights under any such material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise change the rights or obligations of NET4MUSIC or the Shareholders thereunder.

     3.7) Financial Statements. NET4MUSIC has previously furnished CODA as
Schedule 3.7A a true and complete copy of NET4MUSIC's audited financial statements as

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of and for the years ended December 31, 1998 and 1999 and unaudited financial statements for the three-month period ended March 31, 2000 together with notes thereto (the "Schedule 3.7A Financial Statements"). All such financial statements fairly and accurately present in all material respects the financial position of NET4MUSIC as of their respective dates and the results of operations for the applicable periods ended on such date. The statements of earnings included within the Schedule 3.7A Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein. The Schedule 3.7A Financial Statements have been prepared in accordance with United States generally accepted accounting principles, consistent with the prior year-end except as stated in the notes included therein and except for (i) normal recurring year-end adjustments which are consistent with United States generally accepted accounting principles and the prior year-end, and (ii) the requirement of an auditor's report thereon. The books of account of NET4MUSIC accurately reflect in all material respects NET4MUSIC's items of income and expense and all assets and liabilities and accruals which properly should have been reflected therein in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby except as disclosed in the Schedule 3.7A Financial Statements.

     3.8) Taxes. NET4MUSIC has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed, and all such reports and returns are true, correct and complete in all material respects and listed in Schedule 3.1L. NET4MUSIC has duly paid, deposited or accrued on its books of account, all Taxes pursuant to such reports and returns, or assessed against NET4MUSIC, or which NET4MUSIC is obligated to withhold from amounts owing to any employee. NET4MUSIC has no liability for any Taxes in excess of the amounts stated in the Schedule 3.7A Financial Statements with respect to all time periods or portions thereof ending on or before the date of such financial statements. Neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with United States generally accepted accounting principles should have been accrued, nor any investigation or audit, is pending, or, to the best of NET4MUSIC's knowledge, threatened or expected. No taxing or assessment authority has indicated to NET4MUSIC any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of NET4MUSIC for any period and NET4MUSIC has no reasonable grounds to know of any facts or circumstances which would give rise thereto. NET4MUSIC has not waived any statute of limitations in respect of foreign, federal, state or local Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes.

     3.9) Absence of Undisclosed Liabilities. There are no debts, liabilities, claims against or obligations of NET4MUSIC, or legal basis therefor, whether accrued, absolute, contingent, known, unknown or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except:

          (a) Liabilities, to the extent set forth or reserved against in the
     Schedule 3.7A Financial Statements;

          (b) Liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the Schedule 3.7A Financial Statements; or

          (c) Liabilities for value added taxes or sales taxes, if any.

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     3.10) Absence of Certain Changes and Events. Except as specifically set forth in Schedule 3.10, since the date of the most recent financial statements included in Schedule 3.7A:

          (a) There has not been any material adverse change in the general affairs, management, net worth or condition (financial or otherwise) of the businesses or assets of NET4MUSIC, whether or not covered by insurance, or in the relationships with or prospects or abilities of the suppliers of NET4MUSIC; NET4MUSIC has conducted its business only in the ordinary course.

          (b) NET4MUSIC has not (i) sold or otherwise disposed of any of its real property or real property leases, or entered into any renewals or extensions of such existing leases or entered into any new leases; (ii) made any increase in the compensation or benefits payable or to become payable by NET4MUSIC to any officers, employees or consultants whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be after any such increase, more than $50,000, or paid or accrued any bonus, percentage of compensation, severance benefit or other like benefit to, or for the credit of, any officer, employee or consultant, except in accordance with such plans and arrangements as were in effect prior to the date of the most recent financial statements included in
     Schedule 3.7A and are specifically set forth in Schedule 3.1I; (iii) entered into, amended, terminated or received notice of termination of any contract, license, franchise, commitment or other arrangement other than in the ordinary course of business; (iv) altered or revised its accounting principles, procedures, methods or practices except as required by law; (v) removed or permitted to be removed from any building, facility or real property of NET4MUSIC any item of machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business; (vi) changed its credit policy as to sales of inventories, discounts, product returns, warranties or collection of receivables; (vii) transferred or otherwise disposed of any assets except inventory in the ordinary course of business; (viii) incurred, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than in the ordinary course of business; (ix) declared or paid any dividend or other distribution in cash or securities or redeemed, repurchased or otherwise acquired any capital stock of NET4MUSIC; (x) issued or committed to issue any securities of, or other ownership interests in, NET4MUSIC, except pursuant to exercise of NET4MUSIC Purchase Rights; (xi) made any purchase commitment in excess of the normal, ordinary and usual requirements of its business, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice; (xii) written off or down the value of any inventory or other assets as unusable, obsolete or below standard quality in excess of stated reserves on the Schedule 3.7A Financial Statements; (xiii) written off or down as uncollectible any notes or accounts receivable or portion thereof except in amounts which in the aggregate are not in excess of preexisting reserves therefor, or taken, set aside or increased any reserves or charges on its books against earnings or assets or reversed any reserves; (xiv) failed to replenish its inventory in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in NET4MUSIC's industry; (xv) entered into any settlement regarding the breach or infringement of any United States or foreign license, patent, trademark, tradename, invention or similar rights; (xvi) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to it or its assets, properties, rights or business; (xvii) suffered any damage, destruction or loss whether

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     or not covered by insurance which might materially adversely affect the property, business or operations of NET4MUSIC as a whole; (xviii) had any material adverse change in its relations with its employees, agents, customers or suppliers; (xix) made any loans to any Shareholders, directors, officers, employees or consultants of NET4MUSIC; (xx) repaid any loans or other advances from Shareholders or Affiliates of NET4MUSIC, or repaid any indebtedness of NET4MUSIC for which any Shareholder was a guarantor or was otherwise directly or indirectly liable; (xxi) changed or modified the terms or amounts of its insurance coverages; (xxii) entered into any advertising contract or commitment; (xxiii) received any communication from any customer which accounted for more than 2% of its revenues during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from it; (xxiv) made any capital expenditures or commitment therefor in excess of $10,000; or
     (xxv) entered into any written or oral agreement, other than this Agreement, to do any of the things enumerated in (i) through (xxiv) of this
     Section 3.10.

     3.11) Assets. The fixtures, equipment, facilities and operating assets of NET4MUSIC are suitable for the uses for which intended, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects. All such assets are being and have been properly and regularly serviced and maintained by NET4MUSIC in a manner that would not void or limit the coverage of any warranty thereon. All improvements and modifications of such facilities by NET4MUSIC, NET4MUSIC's uses of such facilities and all such facilities and their uses conform to all applicable zoning and building laws. NET4MUSIC has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets used in or necessary to the operations (as presently conducted) of NET4MUSIC, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

     3.12) Trademarks, Patents and Trade Secrets.

          (a) NET4MUSIC owns all right, title and interest in, is licensed under or has the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, trade dress, Internet domain names, uniform resource locators ("URL"), copyright applications, copyrights, trade secrets, know-how, technology, NET4MUSIC Software (as defined below), technical documentation and other intellectual property and proprietary rights used in or necessary to the conduct of its business as presently conducted, including but not limited to, to the extent required to carry out such business activities, the rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, modify, translate, distribute (directly or indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell such intellectual property and proprietary rights (the "NET4MUSIC Intellectual Property"). All of the NET4MUSIC Intellectual Property is owned or held by NET4MUSIC except as set forth in Schedule 3.12A. Except as set forth on Schedule 3.12A, no other person (including any employee or former employee) is, to the best knowledge of NET4MUSIC, infringing, misappropriating or violating any of the NET4MUSIC Intellectual Property. Except as set forth on Schedule 3.12A, there are no royalties, fees, honoraria or other payments payable by NET4MUSIC to any person or entity by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other exploitation of the NET4MUSIC Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of

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     NET4MUSIC's business consistent with past practice. NET4MUSIC has not done anything to compromise the secrecy, confidentiality, ownership, rights in or to any of the NET4MUSIC Intellectual Property. NET4MUSIC is taking reasonable security measures to protect the secrecy and confidentiality of all NET4MUSICIntellectual Property.

          (b) Set forth on Schedule 3.12B is a true and complete list of all copyright applications, copyright registrations, mask works, trademark applications, trademark registrations, trade names, service mark registrations and service mark applications, material unregistered marks which are or have been used by NET4MUSIC, Internet domain names and Internet domain name applications, and all patents and patent applications made or taken pursuant to United States federal, state, local and foreign law or regulations for the NET4MUSIC Intellectual Property. NET4MUSIC is not aware of any loss, cancellation, termination or expiration of any such application or registration except as is set forth on Schedule 3.12B.

          (c) To the best knowledge of NET4MUSIC, the business of NET4MUSIC as conducted as of the date hereof and any intellectual property developed by NET4MUSIC for third parties, does not, and will not cause NET4MUSIC to, infringe, misappropriate or violate any of the patents, trademarks, service marks, trade names, trade dress, mask works, copyrights, trade secrets, Internet domain names, proprietary rights or other intellectual property of any other person ("Third Party Intellectual Property"). NET4MUSIC has not received any written or oral claim or notice of ownership, infringement, misappropriation or potential infringement or misappropriation of or involving any Third Party Intellectual Property, nor are there, to the best knowledge of NET4MUSIC, any valid grounds for any bona fide claim of ownership, infringement, misappropriation or potential infringement or misappropriation of or involving any Third Party Intellectual Property. To the best knowledge of NET4MUSIC, NET4MUSIC has the unrestricted, worldwide right to reproduce, manufacture, sell, license, sublicense, exploit and otherwise distribute all of its products and provide its services (such products and services being set forth in Schedule 3.12C) and the right to use all of its registered user lists, and NET4MUSIC is not using any confidential information or trade secrets of any past or present employees.

          (d) Schedule 3.12D contains a correct and complete list of all of the computer software programs, applications or tools that are owned or used by or have been developed by NET4MUSIC, including existing development or modification of such programs, application and tools, excluding third-party software applications licensed by NET4MUSIC pursuant to customary commercial arrangements which are not material to NET4MUSIC's business or financial condition ("NET4MUSIC Software"), and a list of all source code escrow agreements pursuant to which NET4MUSIC is a party or any NET4MUSIC Intellectual Property is bound or subject. NET4MUSIC owns full and unencumbered right and good, valid and marketable title to or has the valid right to use NET4MUSIC Software free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances, charges or third-party rights of any kind except as described in Schedule 3.12D. The source code relating to NET4MUSIC Software (i) has at all times been maintained in strict confidence, (ii) has been disclosed by NET4MUSIC only to employees who have had a "need to know" the contents thereof in connection with the performance of their duties to NET4MUSIC and who have executed appropriate nondisclosure agreements and

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

     (iii) has not been disclosed to any third party except pursuant to agreements described in Schedule 3.1D. Except with respect to demonstration or trial copies, no portion of any NET4MUSIC Software contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines, or hardware components intentionally designed to
     (i) permit unauthorized access; (ii) disable, corrupt or erase software, hardware, or data or to perform any other such actions, or (iii) otherwise interfere with or disrupt the operation or performance of, such NET4MUSIC Software in a manner contrary to the associated documentation.

          (e) To the extent required for its particular use, NET4MUSIC Software
     (i) has been designed, written and tested to ensure year 2000 compatibility, which shall be defined as date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operates and will operate substantially in accordance with its specifications prior to, during and after the calendar year 2000 or any leap years; and (iii) as a result of processing data containing dates in the Year 2000 and any subsequent years, shall not end abnormally or provide invalid or incorrect results of date data, specifically including date data which represents or references different centuries or more than one century, except to the extent that any such error is attributable to another software application with which NET4MUSIC Software inter-operates.

          (f) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the NET4MUSIC Intellectual Property on behalf of NET4MUSIC and all officers and technical employees of NET4MUSIC have executed a proprietary information and inventions agreement regarding the confidentiality of NET4MUSIC confidential information and either (i) have been a party to a "work-for-hire" arrangement or agreements with NET4MUSIC that has accorded NET4MUSIC full, effective and exclusive ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of NET4MUSIC as assignee that have conveyed to NET4MUSIC effective and exclusive ownership of all tangible and intangible property thereby arising. NET4MUSIC, after reasonable investigation, is not aware that any of NET4MUSIC's employees, officers, contractors or consultants is in violation thereof or of any item that would result in a material adverse change to the business of NET4MUSIC.

     3.13) Accounts Receivable. All accounts and notes receivable shown on the most recent financial statements included in Schedule 3.7A and all accounts and notes receivable created up to the Closing Date will be collected within 180 days after the Closing in the ordinary course of business (net of the allowance set forth or reflected in such financial statements for doubtful accounts). On the Closing Date such accounts and notes receivable, except to the extent already paid, will be valid and collectible obligations owing to NET4MUSIC, not subject to any defenses or set-offs. All notes and accounts receivable due to NET4MUSIC from any director, officer or Shareholder shall be paid in full at or prior to the Closing.

     3.14) Inventories. All inventories of NET4MUSIC consist of items of merchantable quality and quantity usable or salable in the ordinary course of NET4MUSIC's business, and are salable at prevailing market prices not less than the book value amounts thereof. The quantities of all inventories, materials and supplies (net of the allowance set forth or reflected in such financial statements for obsolete or excess inventory) are not obsolete, damaged, slow moving, defective or excessive, and are reasonable and balanced in the

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circumstances of NET4MUSIC's business. Schedule 3.1A sets forth a complete list of the addresses of all warehouses or other facilities owned or leased by NET4MUSIC and in which inventories are located.

     3.15) Licenses; Compliance with Laws, Regulations, Etc. NET4MUSIC possesses all necessary permits, licenses and other approvals and authorizations which are necessary for the conduct of its business as presently conducted, and all of such licenses, permits and other approvals and authorizations are in good standing, full force and effect. All such licenses, permits, approvals or authorizations will continue to be in full force and effect immediately after the transactions contemplated herein and not be affected by the transactions contemplated herein. NET4MUSIC and its actions, properties, products, practices and procedures, and any agreements to which NET4MUSIC is a party or is bound, have complied, and are in compliance, with all applicable laws statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities. No statute, rule, regulation, order or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make consummation by NET4MUSIC and the Shareholders of the transactions contemplated by this Agreement illegal.

     3.16) Litigation. Except as specifically set forth in Schedule 3.16, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or, to the best of NET4MUSIC's knowledge, threatened against, by or affecting NET4MUSIC which if decided adversely against NET4MUSIC would have a material adverse effect upon the business and operations of NET4MUSIC. NET4MUSIC is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to its business or assets. No suit, action or other proceeding is pending or, to the best of NET4MUSIC's knowledge, threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or other proceeding is pending or overtly threatened to the best of NET4MUSIC's knowledge.

     3.17) Warranties, Leases, Contracts. All products manufactured or sold, and all services provided, by NET4MUSIC have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The terms of NET4MUSIC's product and service warranties and product return, discount, demo sales and credit policies are specifically set forth in Schedule
3.17. NET4MUSIC has performed all material obligations required to be performed by it and is not in default under any lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which NET4MUSIC is a party or by which NET4MUSIC is bound, and the same are in full force and effect on the date hereof and are valid and enforceable by NET4MUSIC in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of NET4MUSIC or any party to any thereof; and performance of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement will not have a material adverse effect on the business or operations of NET4MUSIC.

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     3.18) Insurance Policies. All policies of insurance listed in Schedule 3.1H are in full force and effect, have been issued for the benefit of NET4MUSIC by properly licensed reputable insurance carriers, and are adequate and customary for the assets, business and operations of NET4MUSIC. NET4MUSIC has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured. NET4MUSIC has maintained general liability insurance on an uninterrupted basis in such amounts and with such deductibles as are customary for the industry in which NET4MUSIC operates.

     3.19) Labor Agreements. NET4MUSIC is not a party to any collective bargaining agreement with any labor organization or to any other agreement or understanding containing any severance pay liabilities or obligations, except as specifically set forth on Schedule 3.19. NET4MUSIC has not committed any unfair labor practice. There is not currently pending or threatened a demand for recognition from any labor union with respect to, and NET4MUSIC has no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by NET4MUSIC. There has never been and there is not now any strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any of the employees of NET4MUSIC or to the best knowledge of NET4MUSIC, any supplier of NET4MUSIC.

     3.20) Employees.

          (a) Except as specifically set forth in Schedule 3.1J, NET4MUSIC has no Employee Plans.

          (b) Except as specifically set forth in Schedule 3.20B or in the
     Schedule 3.7A Financial Statements, NET4MUSIC has no obligations and the transactions contemplated hereby shall give rise to no obligations to its directors, officers, employees, consultants, or agents other than obligations arising in the ordinary course of business since the date of the most recent financial statements included in Schedule 3.7A on account of wages, salaries and commissions for prior services performed or business produced.

          (c) Except as specifically set forth in Schedule 3.16, there have been no lawsuits or claims brought by any employee or consultant or former employee or consultant of NET4MUSIC against NET4MUSIC.

          (d) Except as specifically set forth in Schedule 3.20D:

             (i) Proper and accurate amounts have been withheld by NET4MUSIC from the compensation of all of its employees for all periods in full and complete compliance with the tax withholding provisions of any applicable laws;

             (ii) Proper and accurate returns have been filed by NET4MUSIC for all periods for which returns were due with respect to employee income tax and social security withholding and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provisions for payment of such amounts have been included in the Schedule 3.7A Financial Statements;

             (iii) Hours worked by, and payments made to, employees of NET4MUSIC have not been in violation of any applicable laws dealing with such matters;

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

             (iv) All payments due from NET4MUSIC on account of employee health, welfare and workers compensation insurance have been accrued as a liability in the Schedule 3.7A Financial Statements; and

             (v) There are no severance or early retirement payments which are or were due from NET4MUSIC under the terms of any agreement, oral or written.

     3.21) No Finders. No act of NET4MUSIC or the Shareholders has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein except for payments due to FleetBoston Robertson Stephens Inc. pursuant to a letter agreement dated July 18, 2000, a copy of which letter agreement has been provided to CODA.

     3.22) Contracts with Related Parties. Except as specifically set forth in Schedules 3.1I, 3.20 or 3.22, to the best of NET4MUSIC's knowledge, there are no agreements or contracts between NET4MUSIC and any of its officers, directors, Shareholders or any entity in which any officer, director or Shareholder owns a more than five percent (5%) equity interest.

     3.23) Absence of Certain Business Practices. Neither NET4MUSIC nor any officer, employee or agent of NET4MUSIC, nor any other person acting on its behalf, has directly or indirectly, since the date of NET4MUSIC's incorporation given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of NET4MUSIC (or assist NET4MUSIC in connection with any actual or proposed transaction) which (i) might subject NET4MUSIC to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of NET4MUSIC as reflected in the Schedule 3.7A Financial Statement, or (iii) if not continued in the future, might adversely affect NET4MUSIC's assets, business, operations or prospects or which might subject NET4MUSIC to suit or penalty in any private or governmental litigation or proceeding.

     3.24) Corporate Records. The minute books of NET4MUSIC are complete and correctly reflect in all material respects, all corporate actions taken by it at all meetings or through written action and correctly record all resolutions of NET4MUSIC.

     3.25) Completeness of Schedules. Without limitation of the representations and warranties contained in this Article III, the Schedules to this Agreement completely and correctly present the information required by this Agreement to be set forth therein in all material respects.

     3.26) Disclosure. Without limitation of the representations and warranties contained in this Article III, no representation or warranty by NET4MUSIC or the Shareholders in this Agreement, and no information disclosed in the Schedules supplied by NET4MUSIC or the Shareholders or contained in the letter referred to in Section 12.16, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

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                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

     Each Shareholder, severally and not jointly, represents and warrants to, and covenants and agrees with, CODA as of the date hereof, and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing) and shall be deemed to have been relied upon by CODA.

     4.1) Title to NET4MUSIC Stock; Authority of the Shareholders. Each Shareholder has valid and unencumbered title to all of the NET4MUSIC Stock and all outstanding NET4MUSIC Purchase Rights listed as being held by such Shareholder on Schedule 2.3, free and clear of any Liens. Each Shareholder has full legal and equitable right, power, and authority (without the consent or approval of any other person) to enter into this Agreement and to perform all of his or her obligations under this Agreement. Upon completion of the Closing, each Shareholder shall have delivered and CODA shall have acquired full legal and beneficial title to the NET4MUSIC Stock and Purchase Rights listed as being held by such Shareholder on Schedule 2.3. The NET4MUSIC Stock and the outstanding NET4MUSIC Purchase Rights constitute all of the Shareholders' right, title and interest in NET4MUSIC. Each holder will, upon request, execute and deliver any additional documents deemed by CODA to be necessary or desirable to complete the sale, assignment and transfer of the NET4MUSIC Stock or Purchase Rights of such holder. Each holder understands and acknowledges that CODA, NET4MUSIC and their respective counsel will be acting in material reliance upon the truth and accuracy of all representations of the holder set forth in this Agreement or in any document, certificate or schedule delivered pursuant to this Agreement.

     4.2) Binding Obligation. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate, partnership, or other action on the part of each Shareholder that is not a natural person. Each Shareholder has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated hereby. This Agreement constitutes and, when executed and delivered, the agreements contemplated hereby will constitute, the valid and binding obligations of each of the Shareholders, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

     4.3) Consents Required. Except as specifically set forth in Schedule 4.3, the execution and delivery of this Agreement, the transfer of the Stock, the assumption of any NET4MUSIC Purchase Rights, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof, by each of the Shareholders will not:

          (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the governing instruments of any Shareholder that is not a natural person, or any material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which any of the Shareholders is a party or by which any of the Shareholders or any of their assets is bound or affected;

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

          (b) Require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

          (c) Give any party with rights under any such material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise change the rights or obligations of Shareholders thereunder.

                                   ARTICLE V

                     REPRESENTATIONS AND WARRANTIES OF CODA

     Except as set forth in the SEC Documents or in a specific schedule to this Agreement, CODA represents and warrants to, and covenants and agrees with, NET4MUSIC and the Shareholders as of the date hereof as follows and acknowledges that the same shall be true and correct as of the Closing Date (as if made at the Closing), shall be deemed to have been relied upon by NET4MUSIC and the Shareholders.

     5.1) Listing of Certain Assets and Data. Attached hereto as Schedules 5.1A through 5.1L are lists, which are true and complete in all material respects as of the date hereof, of the matters set forth in the following subsections (a) through (1).

          (a) Real Property. Schedule 5.1A sets forth a description of all real property owned, leased or subject to option, of record or beneficially, by CODA or otherwise used by CODA in the conduct of its business, stating the ownership status and a brief description of all buildings and structures located or planned for construction thereon. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of the purchase agreements, leases or options relating to such real property.

          (b) Equipment. Schedule 5.1B sets forth a list of all material items of equipment and other similar property and assets owned, leased or otherwise used by CODA, specifically identifying and describing those items with an original cost to, or total lease payments by, CODA in excess of $10,000, setting forth with respect to all such listed property a summary description of all Liens relating thereto (other than liens for taxes due but not yet payable), identifying the parties thereto, the rental or other payment terms, expiration date and cancellation and renewal terms thereof. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all currently effective leases, conditional sales agreements or other similar documents concerning the items listed in
     Schedule 5.1B.

          (c) Patents, Trademarks, Formulas, Etc. Schedule 5.1C sets forth a list of all of CODA's patents, trade names, trademarks, service marks, copyrights, domain names and applications or registrations for any of the foregoing, and any licenses granted by or to CODA pursuant to which any of the foregoing is used. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of (i) all issuances, registrations, applications and certificates regarding such intellectual property, a form of contract with employees or others relating in whole or in part to disclosure, assignment or patenting of inventions or discoveries, confidential or proprietary information, copyrights, product formulas or other know-how and a list of such contracts, and (iii) all material or master patent, trademark, trade name,

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

     copyright, trade secret or other intellectual property licenses granted at any time by or to CODA and a list of all such licenses.

          (d) Certain Leases, Agreements, Etc. Schedule 5.1D sets forth a list (including, in the case of oral arrangements, a written description of all material terms thereof) of each lease, contract, agreement or other commitment, written or otherwise, to which CODA is a party (other than leases, contracts, agreements or commitments furnished pursuant to other paragraphs of this Section 5.1) involving:

             (i) The purchase of any services, raw materials, supplies or equipment, other than purchase orders for the purchase of products or services required in the ordinary course of business involving payment of less than $10,000 per annum or an aggregate of less than $20,000; or

             (ii) The sale of assets, products or services, which is in any way not yet performed and involving a value estimated at more than $10,000, or any contract for provision of service warranties, sales credits, product returns, or discounts, warehouse allowances, advertising allowances or promotional services.

          Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all written agreements identified in Schedule 5.1D.

          (e) Permits, Licenses, Etc. Schedule 5.1E sets forth a list of all material permits, licenses, approvals or similar permissions held by CODA. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all material permits, licenses, approvals or other documents identified in Schedule 5.1E.

          (f) Banks and Depositories. Schedule 5.1F sets forth a list of each bank, broker or other depository with which CODA has an account or safe deposit box, the names and numbers of such accounts or boxes and the names of all persons authorized to draw or execute transactions on such accounts.

          (g) Loans and Credit Agreements, Etc. Schedule 5.1G sets forth a list of all outstanding mortgages, promissory notes, evidences of indebtedness, deeds of trust, indentures, loan or credit agreements or similar instruments for money borrowed, excluding normal trade credit, to which CODA is a party (as lender or borrower), written or otherwise, and all amendments or modifications, if any, thereof. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all documents identified in Schedule 5.1G.

          (h) Insurance Policies and Claims. Schedule 5.1H sets forth a list, including the term, coverages, premium rates, limits and deductibles thereof, of all policies of insurance maintained by CODA with respect to CODA and covering their respective officers, directors, employees, agents, properties, buildings, machinery, equipment, furniture, fixtures or operations and a description of each claim made by CODA under any such policy of insurance within the past three years, describing such claim and the amount thereof. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all policies of insurance identified in Schedule 5.1H, and true and complete copies of all documentation regarding claims made thereunder.

          (i) Certain Employees. Schedule 5.1I sets forth (i) the name and current annual salary rate of each director, officer or employee of CODA whose total remuneration for CODA's last fiscal year was, or for the current year has been set at, in excess of

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

     $50,000, together with a summary of the bonuses, additional compensation and other benefits, if any, paid or payable to such persons as of the date hereof or in the future; (ii) the name of each employee and each individual to whom employment has been offered and who has accepted such offer, including scheduled starting date, and (iii) the names of all former employees whose employment has terminated either voluntarily or involuntarily during the preceding twelve-month period.

          (j) Employee Plans. Schedule 5.1J sets forth a list of all Employee Plans and any related insurance contracts and trust and custodial agreements. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all documents listed in Schedule 5.1J.

          (k) Powers of Attorney. Schedule 5.1K sets forth the names of all persons, if any, holding powers of attorney from CODA and a description of the scope of each such power of attorney.

          (l) Taxes. Schedule 5.1L sets forth a list of (i) all tax, assessment or information reports and returns filed by or on behalf of CODA or its predecessors with any jurisdiction during the last three years, and (ii) a list of all tax or assessment elections of CODA in effect. Prior to the date of this Agreement, CODA has delivered to NET4MUSIC true and complete copies of all documents listed in Schedule 5.1L and all correspondence to or from taxing authorities since CODA's incorporation and has made available to NET4MUSIC for review and copying all working papers of CODA's independent auditor related to work done for CODA.

     5.2) Organization. CODA and each of its subsidiaries identified in Schedule
5.4 is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. CODA has all necessary power and authority, corporate and otherwise, to own its properties and assets and conduct the business presently being conducted by it. CODA is qualified or licensed to transact business as a foreign corporation in each jurisdiction in which the character of CODA's properties or the nature of its activities makes any such qualification necessary and where the failure to be so qualified would have a material adverse effect upon CODA or CODA's business. The directors and officers (with all titles and positions indicated) of CODA are as indicated in the SEC Documents. Correct copies of CODA's organizational documents and all amendments thereto and any other governing documents or instruments have been filed with, and are publicly available from, the SEC.

     5.3) Capital Stock. The authorized and outstanding capital stock of CODA and each of its subsidiaries as identified in Schedule 5.4 is as set forth in
Schedule 5.3. There are outstanding options to purchase 739,233 shares of CODA common stock under CODA's 1992 Stock Option Plan, which plan has reserved for issuance 975,000 shares of common stock as of the date of this Agreement and as of the Closing will have 2,675,000 shares reserved for issuance, subject to the approval by the CODA shareholders of an increase in the reserved shares. There are outstanding warrants to purchase 994,047 shares of CODA common stock. Except for the foregoing options and warrants, there are no plans, contracts or commitments providing for the issuance or granting of CODA capital stock. There is no indebtedness of CODA convertible into CODA capital stock. All issued and outstanding shares of capital stock of CODA have been duly authorized and validly issued, and are fully paid and nonassessable. All issuances of CODA common stock were made in compliance with all applicable securities laws and regulations. There are no preemptive rights in respect of any capital stock of CODA.

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     5.4) Subsidiaries. Except as specifically set forth on Schedule 5.4, (i)
CODA has no interest, direct or indirect, in any other business, corporation, joint venture, partnership or proprietorship and (ii) the business carried on by CODA has not been conducted through any other direct or indirect subsidiary or Affiliate of CODA.

     5.5) Binding Obligation. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized and approved by all requisite corporate action on the part of CODA. CODA has all requisite power and authority to do and perform all acts and things required to be done by it under this Agreement and the agreements contemplated hereby. This Agreement constitutes and, when executed and delivered, the agreements contemplated hereby will constitute, the valid and binding obligations of CODA, enforceable in accordance with its and their respective terms except as may be limited by laws affecting creditors rights generally or by judicial limitations on the right to specific performance or other equitable remedies.

     5.6) Consents Required. Except for the Required CODA Shareholder Vote, the declaration of effectiveness by the SEC of the Registration Statement and as specifically set forth in Schedule 5.6, the execution and delivery of this Agreement, the acquisition of the NET4MUSIC Stock, the assumption of any NET4MUSIC Purchase Rights, and the consummation of the transactions contemplated hereby in compliance with the terms and provisions hereof, by CODA will not:

          (a) Conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under the governing instruments of CODA, or any material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction to which CODA is a party or by which CODA or any of its assets is bound or affected;

          (b) Require any affirmative approval, consent, authorization or other order or action of any court, governmental authority, regulatory body, creditor or any other person; or

          (c) Give any party with rights under any such material instrument, agreement, mortgage, lease, judgment, order, award, decree or other instrument or restriction the right to terminate, modify or otherwise change the rights or obligations of CODA thereunder.

     5.7) SEC Reports; Financial Statements. CODA has filed all forms, reports, registration statements and documents required to be filed by it with the SEC since July 5, 1995. As of their respective dates, the SEC Documents complied as to form and content in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. The audited financial statements and unaudited interim financial statements included or incorporated by reference in the SEC Documents (i) fairly and accurately present in all material respects the financial position of CODA as of their respective dates and the results of operations for the applicable periods ended on such date, (ii) do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein, (iii) have been prepared in accordance with United States generally accepted accounting principles, consistent with the prior year-end except as stated in the notes included therein and except for normal recurring year-end adjustments which are consistent with United States generally accepted accounting principles and the prior year-end, and except for the requirement of an auditor's report thereon or as permitted by Form 10-QSB of the SEC.

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The books of account of CODA accurately reflect in all material respects CODA's items of income and expense and all assets and liabilities and accruals which properly should have been reflected therein in accordance with United States generally accepted accounting principles consistently applied throughout the periods covered thereby except as disclosed in the SEC Documents.

     5.8) Taxes. CODA has timely filed all tax or assessment reports and tax returns (including any applicable information returns) that may be required by any law or regulation of any jurisdiction to be filed, and all such reports and returns are true, correct and complete in all material respects and listed in
Schedule 5.1L. CODA has duly paid, deposited or accrued on its books of account, all Taxes pursuant to such reports and returns, or assessed against CODA, or which CODA is obligated to withhold from amounts owing to any employee. CODA has no liability for any Taxes in excess of the amounts stated in the financial statements of CODA filed with the SEC with respect to all time periods or portions thereof ending on or before the date of such financial statements. Neither the assessment of any additional Taxes that by law should have been reported or paid or in accordance with United States generally accepted accounting principles should have been accrued, nor any investigation or audit, is pending, or, to the best of CODA's knowledge, threatened or expected. No taxing or assessment authority has indicated to CODA any intent to conduct an audit or other investigation or asserted any unresolved deficiencies with respect to Tax liabilities of CODA for any period and CODA has no reasonable grounds to know of any facts or circumstances which would give rise thereto. CODA has not waived any statute of limitations in respect of foreign, federal, state or local Taxes or agreed to any extension of time with respect to an assessment of deficiency with respect to such Taxes.

     5.9) Absence of Undisclosed Liabilities. There are no debts, liabilities, claims against or obligations of CODA, or legal basis therefor, whether accrued, absolute, contingent, known, unknown or otherwise, and whether due or to become due, including, but not limited to, liabilities on account of taxes, other governmental charges, duties, penalties, interest or fines, except:

          (a) Liabilities, to the extent set forth or reserved against in the financial statements of CODA filed with the SEC; or

          (b) Liabilities incurred in the ordinary course of business (and in compliance with this Agreement) since the date of the most recent financial statements of CODA filed with the SEC.

     5.10) Absence of Certain Changes and Events. Except as specifically set forth in Schedule 5.10, since the date of the most recent financial statements of CODA filed with the SEC:

          (a) There has not been any material adverse change in the general affairs, management, net worth or condition (financial or otherwise) of the businesses or assets of CODA, whether or not covered by insurance, or in the relationships with or prospects or abilities of the suppliers of CODA; CODA has conducted its business only in the ordinary course.

          (b) CODA has not (i) sold or otherwise disposed of any of its real property or real property leases, or entered into any renewals or extensions of such existing leases or entered into any new leases; (ii) made any increase in the compensation or benefits payable or to become payable by CODA to any officers, employees or consultants

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     whose total remuneration for the last fiscal year was, or for the current fiscal year is expected to be after any such increase, more than $50,000, or paid or accrued any bonus, percentage of compensation, severance benefit or other like benefit to, or for the credit of, any officer, employee or consultant, except in accordance with such plans and arrangements as were in effect prior to the date of the most recent financial statements of CODA filed with the SEC and are specifically set forth in Schedule 5.1I; (iii) entered into, amended, terminated or received notice of termination of any contract, license, franchise, commitment or other arrangement other than in the ordinary course of business; (iv) altered or revised its accounting principles, procedures, methods or practices except as required by law; (v) removed or permitted to be removed from any building, facility or real property of CODA any item of machinery, equipment, fixture, vehicle, or other personal property or parts thereof, except in the ordinary course of business; (vi) changed its credit policy as to sales of inventories, discounts, product returns, warranties or collection of receivables; (vii) transferred or otherwise disposed of any assets except inventory in the ordinary course of business; (viii) incurred, discharged or satisfied any material liability (absolute or contingent), mortgage, lien, security interest or encumbrance other than in the ordinary course of business; (ix) declared or paid any dividend or other distribution in cash or securities or redeemed, repurchased or otherwise acquired any capital stock of CODA;
     (x) issued or committed to issue any securities of, or other ownership interests in, CODA, except pursuant to exercise of outstanding CODA options or warrants; (xi) made any purchase commitment in excess of the normal, ordinary and usual requirements of its business, or made any change in its selling, pricing, advertising or personnel practices inconsistent with its prior practice; (xii) written off or down the value of any inventory or other assets as unusable, obsolete or below standard quality in excess of stated reserves in the financial statements of CODA filed with the SEC;
     (xiii) written off or down as uncollectible any notes or accounts receivable or portion thereof except in amounts which in the aggregate are not in excess of preexisting reserves therefor, or taken, set aside or increased any reserves or charges on its books against earnings or assets or reversed any reserves; (xiv) failed to replenish its inventory in a normal and customary manner consistent with its prior practice and prudent business practices prevailing in CODA's industry; (xv) entered into any settlement regarding the breach or infringement of any United States or foreign license, patent, trademark, tradename, invention or similar rights;
     (xvi) entered into any compromise or settlement of or suffered any judgment in any litigation, proceeding, or governmental investigation relating to it or its assets, properties, rights or business; (xvii) suffered any damage, destruction or loss whether or not covered by insurance which might materially adversely affect the property, business or operations of CODA as a whole; (xviii) had any material adverse change in its relations with its employees, agents, customers or suppliers; (xix) made any loans to any shareholders, directors, officers, employees or consultants of CODA; (xx) repaid any loans or other advances from shareholders or Affiliates of CODA, or repaid any indebtedness of CODA for which any shareholder was a guarantor or was otherwise directly or indirectly liable; (xxi) changed or modified the terms or amounts of its insurance coverages; (xxii) entered into any advertising contract or commitment; (xxiii) received any communication from any customer which accounted for more than 2% of its revenues during the last full fiscal year to the effect that such customer does not intend to continue to purchase merchandise from it; (xxiv) made any capital expenditures or commitment therefor in excess of $10,000; or
     (xxv) entered into any

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     written or oral agreement, other than this Agreement, to do any of the things enumerated in (i) through (xxiv) of this Section 5.10.

     5.11) Assets. The fixtures, equipment, facilities and operating assets of CODA are suitable for the uses for which intended, free from defects and in good operating condition (ordinary wear and tear excepted) in all material respects. All such assets are being and have been properly and regularly serviced and maintained by CODA in a manner that would not void or limit the coverage of any warranty thereon. All improvements and modifications of such facilities by CODA, CODA's uses of such facilities and all such facilities and their uses conform to all applicable zoning and building laws. CODA has good, marketable and insurable title to, or, in the case of leases, valid and subsisting leasehold interests in, all assets used in or necessary to the operations (as presently conducted) of CODA, free and clear of any Liens except Liens for current taxes or assessments not yet due and payable.

     5.12) Trademarks, Patents and Trade Secrets.

          (a) CODA owns all right, title and interest in, is licensed under or has the right to use, all patent applications, patents, trademark applications, trademarks, service marks, trade names, trade dress, Internet domain names, uniform resource locators ("URL"), copyright applications, copyrights, trade secrets, know-how, technology, CODA Software (as defined below), technical documentation and other intellectual property and proprietary rights used in or necessary to the conduct of its business as presently conducted and as proposed to be conducted, including but not limited to, to the extent required to carry out such business activities, the rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, modify, translate, distribute (directly or indirectly), transmit, display and perform publicly, license, sublicense, rent, lease, assign and sell such intellectual property and proprietary rights (the "CODA Intellectual Property"). All of the CODA Intellectual Property is owned or held by CODA except as set forth in
     Schedule 5.12A. Except as set forth on Schedule 5.12A, no other person (including any employee or former employee) is, to the best knowledge of CODA, infringing, misappropriating or violating any of the CODA Intellectual Property. Except as set forth on Schedule 5.12A, there are no royalties, fees, honoraria or other payments payable by CODA to any person or entity by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other exploitation of the CODA Intellectual Property, other than salaries and sales commissions paid to employees and sales agents in the ordinary course of CODA's business consistent with past practice. CODA has not done anything to compromise the secrecy, confidentiality, ownership, rights in or to any of the CODA Intellectual Property. CODA is taking reasonable security measures to protect the secrecy and confidentiality of all CODA Intellectual Property.

          (b) Set forth on Schedule 5.12B is a true and complete list of all copyright applications, copyright registrations, mask works, trademark applications, trademark registrations, trade names, service mark registrations and service mark applications, material unregistered marks which are or have been used by CODA, Internet domain names and Internet domain name applications, and all patents and patent applications made or taken pursuant to United States federal, state, local and foreign law or regulations for the CODA Intellectual Property. CODA is not aware of any loss, cancellation, termination or expiration of any such application or registration except as is set forth on Schedule 5.12B.

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

          (c) To the best knowledge of CODA, the business of CODA as conducted as of the date hereof and any intellectual property developed by CODA for third parties, does not, and will not cause CODA to, infringe, misappropriate or violate any of the patents, trademarks, service marks, trade names, trade dress, mask works, copyrights, trade secrets, Internet domain names, proprietary rights or other intellectual property of any other person ("Third Party Intellectual Property"). CODA has not received any written or oral claim or notice of ownership, infringement, misappropriation or potential infringement or misappropriation of or involving any Third Party Intellectual Property, nor are there, to the best knowledge of CODA, any valid grounds for any bona fide claim of ownership, infringement, misappropriation or potential infringement or misappropriation of or involving any Third Party Intellectual Property. To the best knowledge of CODA, CODA has the unrestricted, worldwide right to reproduce, manufacture, sell, license, sublicense, exploit and otherwise distribute all of its products and provide its services (such products and services being set forth in Schedule 5.12C) and the right to use all of its registered user lists, and CODA is not using any confidential information or trade secrets of any past or present employees.

          (d) Schedule 5.12D contains a correct and complete list of all of the computer software programs, applications or tools that are owned or used by or have been developed by CODA, including existing development or modification of such programs, application and tools, excluding third-party software applications licensed by CODA pursuant to customary commercial arrangements which are not material to CODA's business or financial condition ("CODA Software"), and a list of all source code escrow agreements pursuant to which CODA is a party or any CODA Intellectual Property is bound or subject. CODA owns full and unencumbered right and good, valid and marketable title to or has the valid right to use CODA Software free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances, charges or third-party rights of any kind except as described in Schedule 5.12D. The source code relating to CODA Software (i) has at all times been maintained in strict confidence, (ii) has been disclosed by CODA only to employees who have had a "need to know" the contents thereof in connection with the performance of their duties to CODA and who have executed appropriate nondisclosure agreements and (iii) has not been disclosed to any third party. Except with respect to demonstration or trial copies, no portion of any CODA Software contains any "back door," "time bomb," "Trojan horse," "worm," "drop dead device," "virus" or other software routines or hardware components intentionally designed to (i) permit unauthorized access; (ii) disable, corrupt or erase software, hardware, or data or to perform any other such actions, or (iii) otherwise interfere with or disrupt the operation or performance of, such CODA Software in a manner contrary to the associated documentation.

          (e) To the extent required for its particular use, CODA Software (i) has been designed, written and tested to ensure year 2000 compatibility, which shall include, but is not limited to, date data century recognition, and calculations that accommodate same century and multi-century formulas and date values; (ii) operates and will operate substantially in accordance with its specifications prior to, during and after the calendar year 2000 or any leap years; and (iii) as a result of processing data containing dates in the Year 2000 and any subsequent years, shall not end abnormally or provide invalid or incorrect results of date data, specifically including date data which represents or references different centuries or more than one century, except to

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

     the extent that any such error is attributable primarily to another software application with which CODA Software inter-operates.

          (f) All personnel, including employees, agents, consultants and contractors, who have contributed to or participated in the conception and development of the CODA Intellectual Property on behalf of CODA and all officers and technical employees of CODA have executed a confidential information and inventions agreement regarding the confidentiality of CODA proprietary information and either (i) have been a party to a "work-for-hire" arrangement or agreements with CODA in accordance with applicable United States federal law that has accorded CODA full, effective and exclusive ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of CODA as assignee that have conveyed to CODA effective and exclusive ownership of all tangible and intangible property thereby arising. CODA, after reasonable investigation, is not aware that any of CODA's employees, officers, contractors or consultants is in violation thereof or of any item that would result in a material adverse change to the business of CODA.

     5.13) Accounts Receivable. All accounts and notes receivable shown on the most recent financial statements of CODA filed with the SEC and all accounts and notes receivable created up to the Closing Date will be collected within 180 days after the Closing in the ordinary course of business (net of the allowance set forth or reflected in such financial statements for doubtful accounts). On the Closing Date such accounts and notes receivable, except to the extent already paid, will be valid and collectible obligations owing to CODA, not subject to any defenses or set-offs. All notes and accounts receivable due to CODA from any director, officer or shareholder shall be paid in full at or prior to the Closing.

     5.14) Inventories. All inventories of CODA consist of items of merchantable quality and quantity usable or salable in the ordinary course of CODA's business, and are salable at prevailing market prices not less than the book value amounts thereof. The quantities of all inventories, materials and supplies (net of the allowance set forth or reflected in the financial statements of CODA filed with the SEC for obsolete or excess inventory) are not obsolete, damaged, slow moving, defective or excessive, and are reasonable and balanced in the circumstances of CODA's business. Schedule 5.1A sets forth a complete list of the addresses of all warehouses or other facilities owned or leased by CODA and in which inventories are located.

     5.15) Licenses; Compliance with Laws, Regulations, Etc. CODA possesses all necessary permits, licenses and other approvals and authorizations which are necessary for the conduct of its business as presently conducted, and all of such licenses, permits and other approvals and authorizations are in good standing, full force and effect. All such licenses, permits, approvals or authorizations will continue to be in full force and effect immediately after the transactions contemplated herein and not be affected by the transactions contemplated herein. CODA and its actions, properties, products, practices and procedures, and any agreements to which CODA is a party or is bound, have complied, and are in compliance, with all applicable laws (including common law), statutes, ordinances, orders, decrees, rules, regulations, interpretations and requirements promulgated by governmental or other authorities. No statute, rule, regulation, order or interpretation has been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make consummation by CODA of the transactions contemplated by this Agreement illegal.

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

     5.16) Litigation. Except as specifically set forth in Schedule 5.16, there is no action, lawsuit, claim, proceeding, or investigation of any kind pending or, to the best of CODA's knowledge, threatened against, by or affecting CODA which if decided adversely against CODA would have a material adverse effect upon the business and operations of CODA. CODA is not in default with respect to any order, writ, injunction, or decree of any court or of any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting or relating to its business or assets. No suit, action or other proceeding is pending or, to the best of CODA's knowledge, threatened by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might eventuate in any such suit, action or other proceeding is pending or overtly threatened to the best of CODA's knowledge.

     5.17) Warranties, Leases, Contracts. All products manufactured or sold, and all services provided, by CODA have complied, and are in compliance, in all material respects with all contractual requirements, warranties or covenants, express or implied, applicable thereto, and with all applicable governmental, trade association or regulatory specifications therefor or applicable thereto. The terms of CODA's product and service warranties and product return, discount, demo sales and credit policies are specifically set forth in Schedule 5.17. CODA has performed all material obligations required to be performed by it and is not in default under any lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement or commitment to which CODA is a party or by which CODA is bound, and the same are in full force and effect on the date hereof and are valid and enforceable by CODA in accordance with their respective terms except as may be limited by laws affecting creditors' rights generally or by judicial limitations on the right to specific performance or other equitable remedies; there has not been any event of default (or any event or condition which with notice or the lapse of time, both or otherwise, would constitute an event of default) on the part of CODA or any party to any thereof; and performance of any such lease, contract, mortgage, promissory note, evidence of indebtedness or other agreement will not have a material adverse effect on the business or operations of CODA.

     5.18) Insurance Policies. All policies of insurance listed in Schedule 5.1H are in full force and effect, have been issued for the benefit of CODA by properly licensed reputable insurance carriers, and are adequate and customary for the assets, business and operations of CODA. CODA has promptly and properly notified its insurance carriers of any and all claims known to it with respect to its operations or products for which it is insured. CODA has maintained general liability insurance on an uninterrupted basis in such amounts and with such deductibles as are customary for the industry in which CODA operates.

     5.19) Labor Agreements. CODA is not a party to any collective bargaining agreement with any labor organization or to any other agreement or understanding containing any severance pay liabilities or obligations. CODA has not committed any unfair labor practice. There is not currently pending or threatened a demand for recognition from any labor union with respect to, and CODA has no knowledge of any attempt that has been made or is being made to organize, any of the persons employed by CODA. There has never been and there is not now any strike, slow-down, work stoppage or lockout, or any threat thereof, by or with respect to any of the employees of CODA or to the best knowledge of CODA any supplier of CODA.

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

     5.20) Employees.

          (a) Except as specifically set forth in Schedule 5.1J, CODA has no Employee Plans.

          (b) CODA is not and has never been (i) a party or contributor to, or incurred withdrawal liability with respect to any Multiemployer Plan, or
     (ii) a party or contributor to any plan maintained by more than one employer as described in Section 413(c) of the Code.

          (c) Except as specifically set forth in the financial statements of CODA filed with the SEC, CODA has no obligations and the transactions contemplated hereby shall give rise to no obligations to its directors, officers, employees, consultants, or agents other than obligations arising in the ordinary course of business since the date of the most recent financial statements of CODA filed with the SEC on account of wages, salaries and commissions for prior services performed or business produced.

          (d) There have been no lawsuits or claims brought by any employee or consultant or former employee or consultant of CODA against CODA.

          (e) Proper and accurate amounts have been withheld by CODA from the compensation of all of its employees for all periods in full and complete compliance with the tax withholding provisions of any applicable laws.

          (f) Proper and accurate returns have been filed by CODA for all periods for which returns were due with respect to employee income tax and social security withholding and unemployment taxes, and the amounts shown on such returns to be due and payable have been paid in full or adequate provisions for payment of such amounts have been included in the financial statements of CODA filed with the SEC.

          (g) Hours worked by, and payments made to, employees of CODA have not been in violation of any applicable laws dealing with such matters.

          (h) All payments due from CODA on account of employee health, welfare and workers compensation insurance have been accrued as a liability in the financial statements of CODA filed with the SEC.

          (i) There are no severance or early retirement payments which are or were due from CODA under the terms of any agreement, oral or written.

     5.21) No Finders. No act of CODA has given or will give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee or other like payment in connection with the transactions contemplated herein.

     5.22) Contracts with Related Parties. Except as specifically set forth in Schedules 5.1I or 5.22, to the best of CODA's knowledge, there are no agreements or contracts between CODA and any of its officers, directors, shareholders or any entity in which any officer, director or shareholder owns a more than five percent (5%) equity interest.

     5.23) Absence of Certain Business Practices. Neither CODA nor any officer, employee or agent of NET4MUSIC, nor any other person acting on its behalf, has directly or indirectly, since the date of NET4MUSIC's incorporation given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of CODA (or assist CODA in connection

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with any actual or proposed transaction) which (i) might subject CODA to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, might have had an adverse effect on the assets, business or operations of CODA as reflected in the financial statements of CODA filed with the SEC, or (iii) if not continued in the future, might adversely affect CODA's assets, business, operations or prospects or which might subject CODA to suit or penalty in any private or governmental litigation or proceeding.

     5.24) Corporate Records. The minute books of CODA are complete and correctly reflect in all material respects, all corporate actions taken by it at all meetings or through written action and correctly record all resolutions of CODA.

     5.25) Completeness of Schedules. Without limitation of the representations and warranties contained in this Article V, the Schedules to this Agreement completely and correctly present the information required by this Agreement to be set forth therein in all material respects.

     5.26) Disclosure. Without limitation of the representations and warranties contained in this Article V, no representation or warranty by CODA in this Agreement, and no information disclosed in the Schedules supplied by CODA, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                                   ARTICLE VI

                                   COVENANTS

     6.1) Approvals and Consents. NET4MUSIC and the Shareholders will, at NET4MUSIC's sole cost and expense, obtain all approvals and consents of all third parties necessary on the part of NET4MUSIC or the Shareholders to consummate the transaction contemplated herein. CODA agrees to cooperate with NET4MUSIC and the Shareholders in connection with obtaining such approvals and consents. CODA will, at its sole cost and expense, obtain all approvals and consents of all third parties necessary on the part of CODA to consummate the transactions contemplated herein. NET4MUSIC and the Shareholders agree to cooperate with CODA in connection with obtaining such approvals and consents. Attached as Schedule 6.1 are copies of the agreements obtained by CODA from Messrs. Gordon Stofer, Benson K. Whitney and John Paulson regarding their agreement to vote the shares of CODA common stock that they beneficially hold in favor of the transactions contemplated by this Agreement.

     6.2) Preserve Accuracy of Representations and Warranties. NET4MUSIC and the Shareholders shall refrain from taking any action, except with the prior written consent of CODA, that would render any representation, warranty or agreement of NET4MUSIC and the Shareholders in this Agreement inaccurate or breached as of the Closing in any material respect. NET4MUSIC covenants and agrees that the representations and warranties made by it set forth in Article III hereof, and each Shareholder covenants and agrees that the representations and warranties made by such Shareholder set forth in Article IV hereof, shall be true and correct at the Closing, as if such representations and warranties, and any Schedules referred to therein and attached hereto, were made as of the Closing Date, except as required by this Agreement or consented to in writing by CODA. CODA covenants and agrees that the representations and warranties set forth in
Article V hereof

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shall be true and correct at the Closing, as if such representations and warranties, and any Schedules referred to therein and attached hereto, were made as of the Closing Date, except as required by this Agreement or consented to in writing by NET4MUSIC and the Shareholders. At all times prior to the Closing, NET4MUSIC and the Shareholders will promptly inform CODA in writing, with respect to any matters hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Schedules pursuant to Articles III, IV or V, as applicable.

     6.3) Maintain NET4MUSIC and CODA. NET4MUSIC and the Shareholders shall maintain NET4MUSIC's business operations intact in accordance with past practices and sound business judgment, continue to meet the contractual obligations incurred by NET4MUSIC in the ordinary course of business (and in compliance with this Agreement), pay obligations as they mature in the ordinary course of business, use their best efforts to keep available the services of the present employees, preserve the good relations of the suppliers, customers and others with whom NET4MUSIC has business relations, and not materially adversely change the character of NET4MUSIC's business. NET4MUSIC shall promptly notify CODA in writing of any change in NET4MUSIC's business, or prospects therefor, whether or not in the ordinary course of business. CODA shall maintain its business operations intact in accordance with past practices and sound business judgment, continue to meet the contractual obligations incurred by it in the ordinary course of business (and in compliance with this Agreement), pay obligations as they mature in the ordinary course of business, use its best efforts to keep available the services of the present employees, preserve the good relations of the suppliers, customers and others with whom it has business relations, and not materially adversely change the character of its business. CODA shall promptly notify NET4MUSIC in writing of any change in CODA's business, or prospects therefor, whether or not in the ordinary course of business.

     6.4) No Solicitation of Other Offers. Neither NET4MUSIC nor any of the Shareholders shall solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the sale, merger or other acquisition or licensing of the business or assets (or any material portion or items thereof) of NET4MUSIC or of any outstanding stock of NET4MUSIC by any third party other than CODA. CODA shall not solicit, entertain, discuss or consider any offer, inquiry or proposal with respect to the sale, merger or other acquisition or licensing of the business or assets (or any material portion or items thereof) of CODA or of any outstanding stock of CODA by any third party other than NET4MUSIC.

     6.5) Access to Information and Records Before Closing. Prior to the Closing, NET4MUSIC shall give CODA, its employees, attorneys, accountants and other representatives, full access from the date hereof to all of its properties, books, contracts, commitments, customers, records, employees, agents, attorneys and accountants, and furnish to CODA during such period all such information as CODA may reasonably request. Prior to the Closing, CODA shall give NET4MUSIC, its employees, attorneys, accountants and other representatives, full access from the date hereof to all of its properties, books, contracts, commitments, customers, records, employees, agents, attorneys and accountants, and furnish to NET4MUSIC during such period all such information as NET4MUSIC may reasonably request. Except as provided herein, CODA, NET4MUSIC and the Shareholders shall maintain the confidentiality of all Confidential Information, the public disclosure of which might adversely affect NET4MUSIC or CODA.

     6.6) Employee Agreements. Prior to the Closing, the parties shall cause John Paulson and Francois DULIEGE to enter into Employment Agreements in the form attached hereto as Exhibit A.

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     6.7) Approval of Coda Shareholders; Registration Statement.

          (a) CODA shall promptly take all action necessary in accordance with the Minnesota Business Corporations Act and its Articles of Incorporation and Bylaws to cause a special meeting of the its shareholders to be duly called and held as soon as reasonably practicable following the date of this Agreement for the purpose of obtaining the Required CODA Shareholder Vote. CODA shall prepare and file with the SEC, as soon as reasonably practicable, the Registration Statement (and related Proxy Statement/Prospectus) and shall use its best efforts to cause the Registration Statement to become effective as promptly as possible. NET4MUSIC and Shareholders shall furnish to CODA all information and shall take such other action and otherwise cooperate, as CODA may reasonably request in connection with any such action.

          (b) If at any time prior to obtaining the Required CODA Shareholder Vote, any event or circumstance occurs that may give rise to the filing of an amendment of, or supplement to, the Registration Statement, CODA, NET4MUSIC or Shareholders, as the case may be, shall, upon learning of such event, promptly notify the others and consult and cooperate with the others in connection with the determination of whether or not such an amendment or supplement is required and, if so, with the preparation and filing with the SEC of a mutually acceptable amendment or supplement. CODA shall promptly mail such amendment or supplement as soon as practicable. No amendment or supplement to the Registration Statement will be made without the approval of the NET4MUSIC and CODA (such approval not to be unreasonably withheld or delayed).

     6.8) Further Actions. Subject to the terms and conditions herein provided and without being required to waive any conditions herein (whether absolute, discretionary, or otherwise), each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement, or their proper officers and directors, shall take all such necessary action.

     6.9) Regulatory Approvals. Although the parties do not anticipate any legislative, administrative or judicial objection to the consummation of any of the transactions contemplated by this Agreement, each of the parties to this Agreement agrees to use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (an "Order") that is in effect and that restricts, prevents or prohibits the consummation of any of the other transactions contemplated by this Agreement, including, without limitation, by vigorously pursuing available avenues of administrative and judicial appeal.

     6.10) Certain Notifications. Each party to this Agreement shall notify the other parties in writing of the occurrence of any event that will or could reasonably be expected to result in the failure by such party or its Affiliates to satisfy any of the conditions specified in this Agreement.

     6.11) Nasdaq National Market Listing; Market Makers. NET4MUSIC and CODA shall use their best efforts to obtain the necessary authorizations for the quotation of CODA common stock on the Nasdaq National Market immediately following the Closing.

NET4MUSIC and CODA shall use their best efforts to locate additional market makers for CODA common stock following the Closing.

     6.12) Voting Agreements. The Shareholders agree to execute, effective upon the Closing, Voting Agreements, in the form attached hereto as Exhibit B, regarding the election of a sufficient number of directors designated by John Paulson, Benson Whitney and Timothy Bajarin (or their successors) such that these designees would constitute at least one-third of the Board of Directors of CODA following the Closing.

     6.13) Shareholder Put Agreements. Prior to Closing, NET4MUSIC and the Shareholders shall cause those shareholders of NET4MUSIC who are not parties to this Agreement, each of whom is listed on Schedule 6.13 to this Agreement, to execute and deliver to CODA a counterpart of the Put and Call Agreement.

     6.14) Lockup Agreement. Each Shareholder agrees, for the benefit of Coda, that the undersigned will not, for a period of 270 days from the date hereof in the case of those Shareholders who are employees of Net4Music and 180 days from the date hereof in the case of non-employee Shareholders ("Lockup Period") (i) sell, transfer or otherwise dispose of, or agree to sell, transfer or otherwise dispose of, any of the Coda Common Stock, or any option, right or warrant to purchase Coda Common Stock, that the Shareholder will beneficially own during the Lockup Period or (ii) sell or grant, or agree to sell or grant, options, rights or warrants with respect to any of the Coda Common Stock, or any option, right or warrant to purchase Coda Common Stock, that the Shareholder will beneficially own during the Lockup Period. The foregoing lockup does not prohibit, during the Lockup Period, gifts to donees or transfers by will or the laws of descent to heirs or beneficiaries provided that such donees, heirs or beneficiaries shall be bound by the obligations set forth in this Section 6.14.

                                  ARTICLE VII
                        CONDITIONS TO CODA'S OBLIGATIONS

     The obligations of CODA under this Agreement shall, at its option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

     7.1) Truth of Representations and Warranties. The representations and warranties of NET4MUSIC and the Shareholders herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. NET4MUSIC and the Shareholders shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. NET4MUSIC shall have delivered to CODA a certificate in form and substance satisfactory to CODA, in its reasonable judgment, dated as of the Closing Date and executed by the Shareholders' Representative and the President of NET4MUSIC to all such effects.

     7.2) Opinion of Counsel for Net4Music. Counsel for NET4MUSIC with respect to the transactions contemplated by this Agreement shall have delivered to CODA a written opinion, dated the Closing Date, in substantially the form of the attached Exhibit C.

     7.3) Required Consents. NET4MUSIC and the Shareholders shall have obtained the written consent or approval of each person whose consent or approval CODA reasonably believes is required in connection with this Agreement. The Required CODA Shareholder Vote shall have been obtained.

     7.4) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

     7.5) Legislation. No statute, rule, regulation, order, or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal.

     7.6) Review of Business. CODA shall have completed, to its satisfaction, an investigation of NET4MUSIC, its assets, accounts, practices, and operations and received the full cooperation of NET4MUSIC and the Shareholders in connection therewith.

     7.7) Employment Agreements. Francois DULIEGE and John Paulson shall have entered into the agreements described in Section 6.6.

     7.8) Shareholder Agreement. The existing shareholder agreement to which the Shareholders are a party shall be terminated effective upon the Closing.

     7.9) Fairness Opinion. CODA shall have received a fairness opinion from an investment banker acceptable to it, in its reasonable judgment, regarding the transaction contemplated by this Agreement.

     7.10) Voting Agreement. CODA shall have received the Voting Agreements described in Section 6.12.

     7.11) Put and Call Agreement. CODA and certain shareholders of Net4Music shall have entered into the Put Agreement described in Section 6.13.

                                  ARTICLE VIII
                  CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS

     The obligations of the Shareholders under this Agreement shall, at their option, be subject to the satisfaction, on or prior to the Closing Date, of all of the following conditions:

     8.1) Truth of Representations and Warranties. The representations and warranties of CODA herein shall be true in all material respects on the Closing Date with the same effect as though made at such time. CODA shall have performed all material obligations and complied with all material covenants and conditions prior to or as of the Closing Date. CODA shall have delivered to Net4Music and the Shareholders a certificate in form and substance satisfactory to Net4Music and the Shareholders in their reasonable judgment dated as of the Closing Date and executed by the Chief Executive Officer of CODA to all such effects.

     8.2) Opinion of Counsel for CODA. The Shareholders shall have received from Fredrikson & Byron, P.A., counsel for CODA, a written opinion dated the Closing Date, in substantially the form of the attached Exhibit D.

     8.3) Required Consents. CODA shall have obtained the written consent or approval of each person whose consent or approval Net4Music or the Shareholders reasonably believe is required in connection with this Agreement. The Required CODA Shareholder Vote shall have been obtained.

     8.4) Litigation Affecting Closing. No suit, action or other proceeding shall be pending or threatened by any third party or by or before any court or governmental agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement, and no investigation that might result in any such suit, action or other proceeding shall be pending or threatened.

     8.5) Legislation. No statute, rule, regulation or order or interpretation shall have been enacted, entered or deemed applicable by any domestic or foreign government or governmental or administrative agency or court which would make the transactions contemplated by this Agreement illegal.

     8.6) Review of Business. NET4MUSIC and the Shareholders shall have completed, to their satisfaction, an investigation of CODA, its assets, accounts, practices, and operations and received the full cooperation of CODA in connection therewith.

     8.7) Employment Agreements. Francois DULIEGE and John Paulson shall have entered into the agreements described in Section 6.6.

     8.8) Put Agreements. CODA and certain shareholders of NET4MUSIC shall have entered into the Put Agreement described in Section 6.13.

                                   ARTICLE IX
                                    CLOSING

     9.1) Closing Date. The consummation of the purchase and sale of the NET4MUSIC Stock and the assumption of all outstanding NET4MUSIC Purchase Rights provided for herein (the "Closing") shall take place at 10:00 a.m. (Central
Time) on such date as the Required CODA Shareholder Vote has been obtained or on such other date and/or at such other time as the parties hereto may agree upon (the "Closing Date"). The Closing shall take place at the offices of Fredrikson & Byron, P.A. or at such other place as the parties hereto may agree.

     9.2) Closing Deliveries of the Shareholders. In addition to, and without limiting any other provisions of this Agreement, each Shareholder shall, at the Closing, deliver to CODA the items referred to in subsection (a) below, and all of the Shareholders shall collectively deliver the items referred to in subsections (b) through (c) below, in form satisfactory to CODA and its counsel, in their reasonable judgment:

          (a) Transfer forms for all NET4MUSIC Stock legally or beneficially owned by such Shareholder, duly endorsed; and a check made payable to NET4MUSIC in the amount of all principal and accrued interest thereon owed to NET4MUSIC by such Shareholder pursuant to any promissory note or other obligation for the payment of money, if any. Necessary documentary transfer tax stamps, if any, shall be affixed to the transfer forms at the expense of the Shareholders or funds sufficient for the purchase thereof shall be delivered to CODA at the Closing.

          (b) Certified copies of NET4MUSIC's governing documents as listed in Exhibit E hereto, certified by Claude POLETTI and a Certificate of Claude POLETTI as of a date not more than five business days prior to the Closing Date, to the effect that NET4MUSIC is in good standing, has no known unpaid tax liability, and is entitled to transact business under the laws of the Republic of France.

          (c) All of the documents, certificates, instruments and opinions required to be delivered to CODA under Article VII of this Agreement.

     9.3) Closing Deliveries of CODA. In addition to, and without limiting any other provisions of this Agreement, CODA shall, at the Closing, deliver to the Shareholders or the Shareholders' Representative, in form satisfactory to the Shareholders and the Shareholders' Representative in their reasonable judgment, the following:

          (a) certificates representing the CODA common stock to which each Shareholder is entitled under this Agreement and as set forth in Schedule
     2.3 hereto;

          (b) the documents and opinion required to be delivered to the Shareholders under Article VIII of this Agreement; and

          (c) certified copies of CODA's Articles of Incorporation and Bylaws and a certificate to the effect that CODA has no known unpaid tax liability, certified by CODA's Chief Executive Officer and Chief Financial Officer, and a Certificate of Good Standing of CODA, issued by the Secretary of State of the State of Minnesota, and equivalent instruments for each state in which CODA is qualified to do business, in each case as of a date not more than five business days prior to the Closing.

     9.4) Proceedings. All proceedings taken and all documents executed and delivered by the parties hereto at the Closing shall be deemed to have been taken and executed simultaneously and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

                                   ARTICLE X
                                INDEMNIFICATION

     10.1) Indemnification of CODA.

          (a) NET4MUSIC shall indemnify, defend and hold harmless CODA and each of its Affiliates, officers, directors agents, counsel and stockholders (CODA and such other indemnitees referred to in this Article X as "CODA") from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) ("Indemnifiable Losses"), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of

     NET4MUSIC or the Shareholders contained in this Agreement or any agreement, certificate or document executed and delivered by NET4MUSIC or the Shareholders pursuant hereto or in connection with any of the transactions contemplated by this Agreement. The amount of the Indemnifiable Losses payable hereunder shall not exceed CODA's actual, cash out-of-pocket payments for which indemnity is sought.

     10.2) Indemnification of NET4MUSIC. CODA shall indemnify, defend and hold harmless NET4MUSIC and each of its Affiliates, officers, directors, agents, counsel and stockholders (NET4MUSIC and such other indemnitees referred to in this Article X as NET4MUSIC) from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of any breach of any representation, warranty, covenant or agreement of CODA contained in this Agreement or any agreement, certificate or document executed and delivered by CODA pursuant hereto or in connection with the transactions contemplated by this Agreement. The amount of the Indemnifiable Losses payable hereunder shall not exceed NET4MUSIC's actual, cash out-of-pocket payments for which indemnity is sought.

     10.3) Third Party Claims. If a claim by a third party is made against an indemnified party and if the indemnified party intends to seek indemnity with respect thereto under this Article X, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party's ability to defend such claim against a third party. The indemnified party shall not settle such claim without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed. If the indemnifying party acknowledges in writing its indemnity obligations for Indemnifiable Losses resulting therefrom, the indemnifying party may participate at its own cost and expense in the settlement or defense of any claim for which indemnification is sought; provided that, such settlement or defense shall be controlled by the indemnified party.

     10.4) Cooperation as to Indemnified Liability. Each party hereto shall cooperate fully with the other parties with respect to access to books, records, or other documentation within such party's control, if deemed reasonably necessary or appropriate by any party in the defense of any claim which may give rise to indemnification hereunder.

                                   ARTICLE XI

                                  TERMINATION

     11.1) Termination. The obligation of the parties hereto to consummate the trans-actions contemplated hereby may be terminated and abandoned at any time at or before the Closing only as follows:

          (a) by mutual written consent duly authorized by the NET4MUSIC Board, the CODA Board and the Shareholders;

          (b) by any party to this Agreement if the acquisition of the NET4MUSICStock as contemplated by this Agreement shall not have been consummated on or before December 31, 2000; provided, however, that the terminating party shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the proximate cause of, or resulted in, the failure to consummate the acquisition of the NET4MUSIC Stock as contemplated by this Agreement by such date;

          (c) by any party to this Agreement if a court of competent jurisdiction or an administrative, governmental, or regulatory authority has issued a final, nonappealable order, decree, or ruling, or taken any other action, having the effect of permanently restraining, enjoining, or otherwise prohibiting the acquisition of theNET4MUSIC Stock as contemplated by this Agreement;

          (d) by CODA if (i) CODA is not in material breach of its obligations under this Agreement and (ii) there has been a material breach by NET4MUSIC or the Shareholders of any of their representations, warranties, or obligations under this Agreement; provided, however, that, if such breach is curable by NET4MUSICor the Shareholders, as the case may be, through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the Required CODA Shareholder Vote, then for so long as NET4MUSIC or the Shareholders, as the case may be, continue to exercise reasonable best efforts, prior to the Required Coda Shareholder Vote, CODA may not terminate this Agreement under this Section 11.1(d); or

          (e) by NET4MUSIC if (i) NET4MUSIC and the Shareholders are not in material breach of their obligations under this Agreement and (ii) there has been a material breach by CODA of any of their representations, warranties, or obligations under this Agreement; provided, however, that, if such breach is curable by CODA through the exercise of reasonable best efforts and such cure is reasonably likely to be completed prior to the Required CODA Shareholder Vote, then for so long as CODA continues to exercise reasonable best efforts, prior to the Required Coda Shareholder Vote, NET4MUSIC and the Shareholders may not terminate this Agreement under this Section 11.1(e).

     11.2) Effect. Except in the event of termination pursuant to Section 11.1(c), termination of this Agreement by a party shall not relieve the other parties hereto of any liability for breach of representation, warranty, covenant or agreement by such other parties including liability for monetary damages and/or specific performance. In the event of any termination of this Agreement, that certain Confidentiality Agreement dated 5 May, 2000 between NET4MUSIC and CODA shall govern any confidential information about the other party obtained pursuant to this Agreement. If CODA terminates this Agreement under Section 11.1(d) or if NET4MUSIC and the Shareholders terminate this Agreement under
Section 11.1(e), the non-terminating party shall be responsible for reimbursing the terminating party for its reasonable expenses incurred in connection with the transactions contemplated by this Agreement and shall pay the terminating party a fee of $750,000, which expenses and fee shall be paid to NET4MUSIC in the event CODA is the non-terminating party.

                                  ARTICLE XII

                                OTHER PROVISIONS

     12.1) Further Assurances. At such time and from time to time on and after the Closing Date upon request by CODA, the Shareholders will execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances that may be required for the better conveying, transferring, assigning, delivering, assuring and confirming to CODA, or to its respective successors and assigns all of the NET4MUSIC Stock or to otherwise carry out the purposes of this Agreement.

     12.2) Complete Agreement. The Schedules and Exhibits to this Agreement shall be construed as an integral part of this Agreement to the same extent as if they had been set forth verbatim herein. This Agreement and the Schedules and Exhibits hereto, together with the Confidentiality Agreement dated 5 May, 2000, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.

     12.3) Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements contained in Articles III, IV and V of this Agreement shall not survive the Closing. Expiration of a representation, warranty, covenant or agreement pursuant to this Section shall not limit or otherwise affect the right of a party to indemnification under
Article X if notice was sent to the party from whom indemnification is sought of the basis for such claim to indemnification prior to such expiration. No independent investigation of NET4MUSIC by CODA, or by CODA of NET4MUSIC, their respective counsel, agents or employees shall in any way limit or restrict the scope of the representations and warranties made by NET4MUSIC, the Shareholders or CODA in this Agreement. No claim for indemnification under Article X pursuant to this Section 12.3: (i) may be made if the party who otherwise would have the right to claim such indemnification proceeds to Closing and (ii) shall in no event exceed the actual, cash out-of-pocket expenses of this transaction incurred by the party seeking indemnification.

     12.4) Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement, including the election of such party to proceed with the Closing despite a failure of any condition to such party's closing obligations to occur, shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. This Agreement may be amended by NET4MUSIC and CODA, by mutual action approved by their respective Boards of Directors or their respective officers authorized by such Board of Directors, and by the Shareholders acting through the Shareholders' Representative, at any time prior to the Closing Date. Any amendment to this Agreement shall be in writing and signed by NET4MUSIC, the Shareholders' Representative, and CODA.

     12.5) Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be deemed effectively given:
(i) upon personal delivery to the party to be notified, (ii) when sent by telefax, facsimile or electronic mail if sent during normal business hours of the recipient, if not then on the next business day, (iii) five days after deposit in the United States mail, in the case of CODA , or in the French poste in the case of NET4MUSIC and the Shareholders or (iv) two days after deposit with a internationally recognized overnight courier. All such notices and other communications shall be sent to the addresses listed below or at such other address as such party may designate with ten days' advance written notice to the other parties.

     if to CODA:

        CODA MUSIC TECHNOLOGY, INC.
        6210 Bury Drive
        Eden Prairie, Minnesota 55346
        Attention: John Paulson, President
        Telecopy Number: (952) 906-3617
        with a copy to:

        Fredrikson & Byron, P.A.
        1100 International Centre
        900 Second Avenue South
        Minneapolis, Minnesota 55402
        Attention: Melodie R. Rose
        Telecopy Number: (612) 347-7077

and if to the Shareholders to:

        Telecopy Number:

        Francois DULIEGE
        NET4MUSIC S.A.
        24, rue du President Wilson
        93200 CEVALLOIS-PERRET
        FRANCE
        Telecopy Number: 33 1 40 87 71 83
        with a copy to:
        Sokolow, Dunard, Mercadier & Carreras
        55 avenne Kleber
        75116 Paris
        FRANCE
        Attention: Jean-Francois CARRERAS
        Telecopy Number: 33 1 53 65 70 50

and if to NET4MUSIC prior to the Closing to:

          NET4MUSIC S.A.
          24, rue du President Wilson
          93200 LEVALLOIS-PERRET
          FRANCE

          Attention: Francois DULIEGE, President
          Telecopy Number: 33 1 40 87 71 83
        with a copy to:

          Sokolow, Dunaud, Mercadier & Carreras
          55 avenue Kleber
          75116 Paris
          FRANCE

          Attention: Jean-Francois CARRERAS
          Telecopy Number: 33 1 53 65 70 50

     12.6) Public Announcement. In the event any party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such party shall so advise the other parties hereto, and the parties shall thereafter use their best efforts to cause a mutually agreeable release or announcement to be issued. Except in connection with the Registration Statement, neither NET4MUSIC nor CODA will publicly or privately disclose or divulge, other than to their respective counsel and accountants, any provisions of this Agreement or the transactions contemplated hereby without the other's written consent. No Shareholder will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the written consent of NET4MUSIC and CODA. The foregoing shall not apply to any disclosure required by applicable law.

     12.7) Expenses. Except as provided in Section 11.2, each party to this Agreement shall pay its own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.

     12.8) Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, including all matters of construction, validity, performance and enforcement, without giving effect to principles of conflict of laws.

     12.9) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto.

     12.10) Titles and Headings; Construction. The Table of Contents, titles and headings to the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     12.11) Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     12.12) Taxes. The Shareholders will pay all sales, transfer and documentary taxes, if any, payable in connection with the sale and transfer of the NET4MUSIC Stock to CODA hereunder.

     12.13) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.

     12.14) Attorney-in-Fact for Shareholders. Each Shareholder appoints Francois DULIEGE as such Shareholder's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such Shareholder and in such Shareholder's name, place and stead to act on behalf of such Shareholder to resolve matters arising in connection with the transactions contemplated by this Agreement. In furtherance of the foregoing, each Shareholder grants to Francois DULIEGE full authority to amend this Agreement, waive any provision of this Agreement, settle or compromise any claim, authorize any payment, and take any action in connection with this Agreement. In the event of the death, resignation or incapacity of Francois DULIEGE, each Shareholder appoints Claude POLETTI to succeed Francois DULIEGE as the Shareholders' Representative hereunder with the full authority granted by this Section. Any further successors shall be selected by the written consent of holders of a majority in interest of the NET4MUSIC Stock. The Shareholders' Representative shall not be liable for any action taken or determination made in good faith in connection with the exercise of his authority pursuant to this Section.

     12.15) Arbitration. Any disputes regarding this Agreement, or the breach of it, shall be resolved by mutual agreement of the parties. In the event that the parties are unable to resolve disputes within 30 days after discussions, this dispute will be settled by binding arbitration (unless the parties otherwise agree). The arbitrator shall be a retired judge (unless otherwise agreed by the parties) mutually agreed upon by the parties. The arbitration proceeding shall occur New York, New York and shall be administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules (to the extent such rules are not inconsistent with the provisions of this Section). Judgment may be entered upon the final award of the arbitrator in any court having jurisdiction and notwithstanding anything to the contrary, such arbitration award shall be final and conclusive for all legal purposes consistent with the provisions of the Minnesota Arbitration Act. The party which does not substantially prevail shall pay the fees and expenses of the arbitrator and the American Arbitration Association. The arbitrator may, in his or her discretion, award attorneys' fees incurred by the party which substantially prevails in connection with the arbitration proceeding. This Section shall survive termination of this Agreement under any circumstances. As indicated in Section 12.8, the governing law shall be that of the State of New York.

     12.16) Disclosure. Each Shareholder acknowledges that such Shareholder has received and read a letter from the President of NET4MUSIC describing the transactions set forth in this Agreement and has had an opportunity to review such transactions with such Shareholder's tax, legal, or other advisors if so desired.

                              (signatures follow)

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in the manner appropriate for each, and to be dated as of the date first above written.

         CODA MUSIC TECHNOLOGY, INC.
           By /s/ JOHN W. PAULSON
 -------------------------------------------
         Its Chief Executive Officer
 -------------------------------------------
SHAREHOLDERS:
PLS VENTURES PARTNERS
By
-------------------------------------------
Its
-------------------------------------------
ERATO
By
-------------------------------------------
Its
-------------------------------------------
VIVENTURES FCPR
By
-------------------------------------------
Its
-------------------------------------------
AVENIR FINANCE PARTNERS
By
-------------------------------------------
Its
-------------------------------------------
FCPR ROBERTSAU INVESTISSEMENT
By
-------------------------------------------
Its
-------------------------------------------
NESTOR 99
By
-------------------------------------------
Its
-------------------------------------------
FCPI SOGE INNOVATION
By
-------------------------------------------
Its
-------------------------------------------
VIVENTURES
By
-------------------------------------------
Its
-------------------------------------------
               NET4MUSIC S.A.
           By /s/ FRANCOIS DULIEGE
 -------------------------------------------
         Its Chief Executive Officer
 -------------------------------------------
Sade
By
-------------------------------------------
Its
-------------------------------------------
NESTOR
By
-------------------------------------------
Its
-------------------------------------------
FCPI SGAM INNOVATION 1
By
-------------------------------------------
Its
-------------------------------------------
FGII
By
-------------------------------------------
Its
-------------------------------------------
SCHOTT MUSIK INTERNATIONAL
By
-------------------------------------------
Its
-------------------------------------------
NET DISCOVERY FCPR
By
-------------------------------------------
Its
-------------------------------------------
TURENNE FCPI JET INNOVATION 1
By
-------------------------------------------
Its
-------------------------------------------
MC ITE
By
-------------------------------------------
Its
-------------------------------------------

NET FUND EUROPE CVA
By
-------------------------------------------
Its
-------------------------------------------
EDB VENTURE PTE LTD
By
-------------------------------------------
Its
-------------------------------------------
TURENNE HOLDING
By
-------------------------------------------
Its
-------------------------------------------
CROISSANCE DISCOVERY FCPR
By
-------------------------------------------
Its
-------------------------------------------
BANCBOSTON INVESTMENTS INC.
By
-------------------------------------------
Its
-------------------------------------------
FCPI SOGE INNOVATION 2
By
-------------------------------------------
Its
-------------------------------------------
MITSUBISHI CORPORATION (UK) PLC
By
-------------------------------------------
Its
-------------------------------------------
GENEVEST CONSULTING S.A.
By
-------------------------------------------
Its
-------------------------------------------
STARTEC HOLDING
By
-------------------------------------------
Its
-------------------------------------------
SEQUOIA INVESTMENTS LTD
By
-------------------------------------------
Its
-------------------------------------------
EMI OVERSEAS HOLDINGS LTD
By
-------------------------------------------
Its
-------------------------------------------
---------------------------------------------
ERIC LILEY
---------------------------------------------
LAVIDA DOWDELL
---------------------------------------------
PETER MUSTALISH
---------------------------------------------
CRAIG BRUNENGRABER
---------------------------------------------
SERGE DORNY
---------------------------------------------
THOMAS DOLBY
---------------------------------------------
CAROLIN BIENSTOCK
---------------------------------------------
MARK MUNFORD
---------------------------------------------
MIKE FORSTER
---------------------------------------------
KEVIN GREENSTEIN
---------------------------------------------
TOD WARNER
---------------------------------------------
JOHN JACKSON
---------------------------------------------
TANYA JONHSON

---------------------------------------------
JORDI ROCH I BOCH
---------------------------------------------
PETER HANSER STRECKER
---------------------------------------------
DAVID SHULHOF
---------------------------------------------
MARTIN VELASCO

Special Committee of the Board of Directors
Coda Music Technology, Inc.
Page  1

                                                                      Appendix B

August 11, 2000

Special Committee of the Board of Directors
Coda Music Technology, Inc.
6210 Bury Drive
Eden Prairie, MN 55346-1718

Dear Directors:

     You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to Coda Music Technology, Inc. ("Coda" or the "Company") of the consideration to be paid in connection with Coda's proposed acquisition (the "Acquisition") of Net4Music S.A., a privately-held corporation organized under the laws of the Republic of France ("Net4Music"). The terms of the Acquisition are contained in a Stock Purchase Agreement to be dated on or about August 11, 2000 (the "Stock Purchase Agreement") between Coda, Net4Music, and certain shareholders of Net4Music. Pursuant to the Stock Purchase Agreement, Coda will issue approximately 11.4 million shares of the Company's common stock and assume options and warrants to purchase approximately 900,000 shares of the Company's common stock to purchase approximately 82% of the issued and outstanding equity securities of Net4Music. In addition, the remaining equity interests of Net4Music will be callable by the Company at the end of five years from the closing date for the Acquisition, if not put to the Company and converted into common stock of Coda before such date by the holders of such equity interests of Net4Music. The equity interests subject to the calls and puts will be converted into Coda's common stock on the same terms as the shares purchased under the Stock Purchase Agreement. As a result of the Acquisition, the shareholders of Coda will own approximately 33% of the fully diluted common shares and the equity holders of Net4Music will own (or have the right to own) approximately 67% of the fully diluted common shares of the Company after the Acquisition and Coda will own (or have the right to own) 100% of the stock of Net4Music. The transaction is subject to a vote by stockholders of Coda, as well as a number of other closing conditions.

     Miller, Johnson & Kuehn, Incorporated ("MJK"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate, and other purposes. MJK will receive a fixed fee for providing this opinion and will be indemnified against certain liabilities that may arise from activities related to this engagement.

     In connection with this opinion, we have, among other things, reviewed (i) a draft of the Stock Purchase Agreement, certain other agreements and drafts of the Form S-4 Proxy/Prospectus prepared for the Acquisition; (ii) certain historical financial information for Coda and Net4Music; (iii) certain projected financial information for Coda and Net4Music prepared for financial planning purposes in connection with the Acquisition and furnished by the management of Coda and Net4Music; and (iv) certain pro forma

Special Committee of the Board of Directors
Coda Music Technology, Inc.
Page  2

combined information for the two companies. We have made inquiries of the management of Coda and Net4Music regarding the past and current business operations, financial condition, and future prospects for the two companies. In addition, we visited Coda's facility, and have held discussions with the senior management of both companies to understand their reasons for completing the Acquisition.

     We have compared financial information on Coda and Net4Music to similar information for certain companies deemed comparable to Coda and Net4Music and have reviewed stock market information on such companies that have publicly traded securities. Also, we have reviewed, to the extent publicly available, the financial terms of certain acquisition transactions involving companies operating businesses deemed similar to that of Net4Music and analyzed the general economic outlook for companies in the Internet music distribution industry.

     In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy, completeness, and fairness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. It is understood that we were retained by the Special Committee of the Board of Directors of the Company, and that the Special Committee of the Board of Directors has not looked to us for independent verification with respect to the financial and other information provided to us or publicly available. We have further relied upon the assurances of the management of the Company that it is not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. With respect to the financial projections for Coda and Net4Music and pro forma projected information for the combined company, management of Coda and Net4Music have represented that such projections and pro forma combined projected information have been reasonably prepared on a basis reflecting management's best currently available estimates and judgment as to the future financial performance of Coda and Net4Music and the projected combined performance of the combined company.

     We did not make an independent appraisal of the assets or liabilities of Coda or Net4Music, and we do not express an opinion regarding the liquidation value or solvency of either company separately, or the combined company following the Acquisition. Furthermore, we do not express any opinion as to the prices at which shares of Coda's common stock may trade following the date of this opinion, at the closing date for the Acquisition, or at any later time in the future. Our opinion as expressed herein is limited to the fairness to Coda, from a financial point of view, of the consideration to be paid by the Company in connection with the Acquisition, and does not address the Company's underlying business decision to proceed with the Acquisition. Our opinion is based solely on information available to us on or before the date hereof and reflects general market, economic, financial, monetary, and other conditions as of the date hereof.

     This opinion is addressed to the Special Committee of the Board of Directors of the Company and is not a recommendation as to how any stockholder of Coda should vote at the meeting of stockholders to be held in connection with the Acquisition. This opinion may not be reproduced, quoted, published, or otherwise used or referred to in any manner, nor shall any public reference to MJK be made, without our prior written consent. In accordance with the rules and regulations of the Securities and Exchange Commission,

Special Committee of the Board of Directors
Coda Music Technology, Inc.
Page  3

MJK has consented to the reproduction and discussion of this opinion in the proxy statement to be mailed to the Company's shareholders.

     Based upon the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be paid by Coda Music Technology, Inc. in connection with the Acquisition is fair to the Company from a financial point of view.

Very truly yours,

MILLER, JOHNSON & KUEHN, INCORPORATED

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 302A.521, subd. 2, of the Minnesota Statutes requires Coda Music Technology, Inc. (the "Company") to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys' fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions if such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties or fines; (2) acted in good faith; (3) received no improper personal benefit and statutory procedure has been followed in the case of any conflict of interest by director; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) in the case of acts or omissions occurring in the person's official capacity as a director, officer, board committee member or employee, reasonably believed that the conduct was in the best interests of the Company, or, in the case of acts or omissions occurring in the person's official capacity as a director, officer or employee of the Company involving service as a director, officer, partner, trustee, employee or agent of another organization or employee benefit plan, reasonably believed that the conduct was not opposed to the best interests of the Company. In addition, Section 302A.521, subd. 3, requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances. A decision as to required indemnification is made by a disinterested majority of the board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the board, by special legal counsel, by the shareholders or by a court.

     The Company's Bylaws provide for indemnification to the full extent permitted by the laws of the state of Minnesota, pursuant to Minnesota Statutes
Section 302A.521, as now enacted or hereafter amended, against and with respect to threatened, pending or completed actions, suits or proceedings arising from, or alleged to arise from, a party's actions or omissions as a director, officer, employee or agent of the Company or any subsidiary of the Company or of any other corporation, partnership, joint venture, trust or other enterprise in which such person has served in such capacity at the request of the Company if such acts or omissions occurred or were or are alleged to have occurred, while said person was a director or officer of the Company. Generally, under Minnesota law, indemnification will only be available where an officer or director can establish that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


EXHIBIT                           DESCRIPTION
-------                           -----------
   2.1    Stock Purchase Agreement, dated August 11, 2000, by and
          among Coda Music Technology, Inc., Net4Music S.A. and
          certain shareholders of Net4Music S.A. (The Stock Purchase
          Agreement is furnished as Appendix A to the Proxy
          Statement/Prospectus forming a part of this Registration
          Statement.) Upon the request of the Commission, Coda agrees to furnish supplementally to the Commission a copy of any
          disclosure schedules and attachments to the Stock Purchase
          Agreement.
   2.2    Form of Put and Call Agreement to be entered into by Coda
          Music Technology, Inc. and certain shareholders and option and warrant holders of Net4Music S.A.
   2.3    Form of Shareholder Voting Agreement to be entered into by
          Coda Music Technology, Inc., certain shareholders of Coda, and the shareholders of Net4Music S.A.
   5*     Opinion and Consent of Fredrikson & Byron, P.A. regarding
          validity of shares.
  23.1    Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).
  23.2    Consent of McGladrey & Pullen LLP, independent accountants for Coda Music Technology, Inc.
  23.3    Consent of Ernst & Young Audit, independent accountants for
          Net4Music S.A.
  24*     Power of Attorney.
  99.1    Form of Proxy to be used by Coda Music Technology, Inc.
          shareholders.


------------------


* Previously filed.


ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (ii) The registrant undertakes that every prospectus [a] that is filed pursuant to paragraph (b)(i) immediately preceding, or [b] that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on September 18, 2000.

                                              CODA MUSIC TECHNOLOGY, INC.
                                              By     /s/ JOHN W. PAULSON
                                                --------------------------------
                                                        John W. Paulson,
                                                    Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on September 18, 2000 by the following persons in the capacities indicated.


           SIGNATURE                       TITLE
           ---------                       -----
                                 President and Director
------------------------------   (principal executive
        John W. Paulson          officer)

                                 Chief Financial Officer,
------------------------------   Treasurer and Secretary
       Barbara S. Remley         (principal financial and
                                 accounting officer)

                                 Director
------------------------------
       Benson K. Whitney
                                 Director
------------------------------
       Gordon F. Stofer

                                 Director
------------------------------
         Larry A. Pape

                                 Director
------------------------------
       Timothy M. Heaney

                                 Director
------------------------------
        Timothy Bajarin

*By
                               /s/ JOHN W. PAULSON
     --------------------------------
    John W. Paulson
    Attorney-in-Fact

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                 EXHIBIT INDEX
                                       TO
                        FORM S-4 REGISTRATION STATEMENT

                               ------------------

                          CODA MUSIC TECHNOLOGY, INC.


EXHIBIT                            DESCRIPTION
-------                            -----------
 2.1       Stock Purchase Agreement, dated August 11, 2000, by and
           among Coda Music Technology, Inc., Net4Music S.A. and
           certain shareholders of Net4Music S.A. (The Stock Purchase
           Agreement is furnished as Appendix A to the Proxy
           Statement/Prospectus forming a part of this Registration
           Statement.) Upon the request of the Commission, Coda agrees to furnish supplementally to the Commission a copy of any
           disclosure schedules and attachments to the Stock Purchase
           Agreement.

 2.2       Form of Put and Call Agreement to be entered into by Coda
           Music Technology, Inc. and certain shareholders and option and warrant holders of Net4Music S.A.

 2.3 Form of Shareholder Voting Agreement to be entered into by Coda Music Technology, Inc., certain shareholders of Coda, and the shareholders of Net4Music S.A.

 5* Opinion and Consent of Fredrikson & Byron, P.A. regarding validity of shares.

23.1       Consent of Fredrikson & Byron, P.A. (included in Exhibit 5).

23.2 Consent of McGladrey & Pullen LLP, independent accountants for Coda Music Technology, Inc.

23.3       Consent of Ernst & Young Audit, independent accountants for
           Net4Music S.A.

24*        Power of Attorney.

99.1       Form of Proxy to be used by Coda Music Technology, Inc.
           shareholders.


---------------


* Previously filed.